    As filed with the Securities and Exchange Commission on December 24, 1997
                                Registration Nos. 333-05955 and 333-____________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 2
                                   TO FORM S-1
                             REGISTRATION STATEMENT
                                       AND
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------


                          GRAND COURT LIFESTYLES, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                            8059                                              22-3423087
-------------------------------                    ----------------------------                               ----------------
(State or other jurisdiction of                    (Primary standard industrial                               (I.R.S. employer
incorporation or organization)                      classification code number)                            identification number)

                            ------------------------

                             2650 N. Military Trail
                                    Suite 350
                            Boca Raton, Florida 33431
                                 (561) 997-0323
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                            ------------------------

                 John W. Luciani, III, Executive Vice President
                          Grand Court Lifestyles, Inc.
                             2650 N. Military Trail
                                    Suite 350
                            Boca Raton, Florida 33431
                                 (561) 997-0323
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                            ------------------------

                                   Copies to:

     John T. Hood, Esq.                            Stephen A. Weiss, Esq.
      Reid & Priest LLP                           Greenberg Traurig Hoffman
     40 West 57th Street                           Lipoff Rosen & Quentel
  New York, New York  10019                         153 East 53rd Street
       (212) 603-2000                             New York, New York  10022
                                                       (212) 801-9200

     Approximate date of commencement of proposed distribution to the public: As promptly as practicable after the effective date of this registration statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_| _________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_| ____________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                           Proposed Maximum    Proposed Maximum       Amount of
               Title of Each Class                     Amount to Be       Offering Price Per  Aggregate Offering     Registration
          of Securities to Be Registered               Registered(1)           Share(2)            Price(2)              Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share                287,500 shares            $11.00           $ 3,162,500            932.94
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share               25,000 shares(3)           $13.20           $   330,000            97.35
====================================================================================================================================

(1) Excludes a total of 3,437,500 shares of Common Stock previously registered on Registration No. 333-05955 for which an aggregate registration fee of $32,374.71 has previously been paid.
(2) Estimated solely for the purpose of computing the registration fee.
(3) Represents shares of Common Stock issuable on exercise Warrants.
                             ----------------------
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.
================================================================================
Pursuant to Rule 429 under the Securities Act of 1933, the combined Prospectus filed herewith also relates to 3,437,500 shares of Common Stock registered pursuant to Registration No. 333-05955.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                       Subject to Completion, Dated , 1997

                        3,000,000 Shares of Common Stock

                          GRAND COURT LIFESTYLES, INC.

         This Prospectus relates to an offering (the "Offering") of 3,000,000 shares of Common Stock, $.01 par value per share ("Common Stock") of Grand Court Lifestyles, Inc. (the "Company"). Prior to this Offering, there has been no market for the Common Stock and there can be no assurance that such a market will develop after the completion of this Offering or, if developed, that it will be sustained. It is currently anticipated that the initial offering price of the Common Stock will be between $9.00 and $11.00 per share. For information regarding the factors considered in determining the initial public offering price of the Common Stock, see "Risk Factors" and "Underwriting." The Company intends to apply for the Common Stock to be listed on the American Stock Exchange.

        An investment in the Common Stock involves substantial risks. See
         "Risk Factors" beginning on page 10 for a discussion of certain matters that should be considered by prospective investors.

                            ------------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


================================================================================
                       Price to          Underwriting         Proceeds to
                        Public           Discounts(1)        Company(2)(3)
--------------------------------------------------------------------------------
Per Share              $                   $                    $
--------------------------------------------------------------------------------
Total                 $                   $                    $
================================================================================

                            ------------------------

(1) Does not include additional compensation payable to Royce Investment Group, Inc., the representative of the several Underwriters (the "Representative"), in the form of (i) a non-accountable expense allowance of 3% of the gross proceeds of the Offering, (ii) Warrants to purchase from the Company up to 300,000 shares of Common Stock at a price equal to 120% of the per share price to the public of the Common Stock ("Representative's Warrants"), exercisable over a period of four years commencing one year after the date of this Prospectus, and (iii) a consulting fee equal to 1% of the gross proceeds of the Offering. In addition, the Company and the principal stockholders of the Company (the "Principal Stockholders') have agreed to indemnify the Underwriters for certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company and the Principal Stockholders (which include, but are not limited to, the 3% non-accountable expense allowance and the 1% consulting fee payable to the Representative) estimated at approximately $4,570,000. All expenses of the Offering will be paid by the Company, except that the Principal Stockholders will pay underwriting discounts, the consulting fee and the non-accountable expense allowance with respect to shares to be sold by them if the Over-allotment Option (as defined below) is exercised. See "Underwriting."

(3) The Principal Stockholders have granted to the Underwriters an option exercisable within 45 days after the date of this Prospectus to purchase up to 450,000 additional shares of Common Stock, upon the same terms and conditions as set forth above, solely to cover over-allotments, if any (the "Over-allotment Option"). If such Over-allotment Option is exercised in full, proceeds to the Company will be unchanged and the total Price to Public, and Underwriting Discounts will be $ , $ , and $ , respectively.


         The Common Stock is being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the Common Stock will be made in New York, New York, on or about ______________, 1998.
                            ------------------------

                          ROYCE INVESTMENT GROUP, INC.
                The date of this Prospectus is           , 1997

         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING SYNDICATE COVERING TRANSACTIONS, PENALTY BIDS AND SHORT SALES. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, (i) all references herein to the "Company" include the Company, its subsidiaries and its predecessors taken as a whole, (ii) all references herein to a "fiscal" year refer to the fiscal year beginning on February 1 of that year (for example, "fiscal 1995" refers to the fiscal year beginning on February 1, 1995) and (iii) all information in this Prospectus assumes an initial offering price of $10 per share of Common Stock and no exercise of the Over-allotment Option. All share and per share data has been restated to give effect to a 1,626.19-for-1 stock split and reduction in par value per share of Common Stock from $.10 to $.01 which occurred after the beginning of the current fiscal year. This Prospectus contains certain forward-looking statements which involve certain risks and uncertainties. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of the factors set forth under "Risk Factors" and elsewhere in this Prospectus.

                                   THE COMPANY

General

         Grand Court Lifestyles, Inc. (the "Company"), a fully integrated provider of adult living accommodations and services, acquires, finances, develops and manages adult living communities. The Company's revenues have been, and are expected to continue to be, primarily derived from sales of partnership interests ("Syndications") of partnerships it organizes to finance the acquisition of existing adult living communities. The Company manages adult living communities which have been financed utilizing Syndications. According to a study conducted by the American Senior Housing Association based on the number of apartment units under management, as of October, 1997, the Company operates the seventh largest portfolio of adult living communities in the United States, operating communities offering both independent and assisted-living services. The Company currently operates 36 adult living communities containing 5,192 apartment units in 12 states in the Sun Belt and the Midwest. The Company also operates one nursing home and one residential apartment complex. To the extent that the development plan to construct new adult living communities, as described below, is successfully implemented, the Company anticipates that the percentage of its revenues derived from Syndications would decrease and the percentage of its revenues derived from newly constructed communities would increase and, the Company believes, over time, become the primary source of the Company's revenues. As a result of anticipated start-up losses from the Company's newly developed adult living communities and the Company's operating expenses, the Company anticipates that it will incur operating losses for fiscal 1998.

Business Development Strategy

         Senior management formed the first predecessor of the Company over 25 years ago and, in the aggregate, have over 80 years of experience in the acquisition, financing, development and management of residential property. Prior to 1986, the Company acquired, developed, arranged for the Syndication of, and in most cases managed, multi-family properties containing approximately 20,000 apartment units, primarily in the Sun Belt and the Midwest. The Company has not been engaged in the acquisition or Syndication of multi-family properties since 1986 and the Company does not presently intend to do so in the future. Beginning in 1986, the Company has focused primarily on adult living communities. The Company has become an experienced provider of both independent and assisted-living services. The Company operates 36 adult living communities containing 5,192 apartment units. The Company also operates one nursing home and one residential apartment complex. The Company believes that its experience in the acquisition, development and management of adult living communities positions it to take advantage of social and economic trends that are projected to increase demand for adult living services. The Company's operating objective is to provide high-quality, personalized living services to senior residents, primarily persons over the age of 75.

         The Company has financed the acquisition and development of the 36 adult living communities and other properties that it operates by utilizing mortgage financing and by arranging Syndications of 40 limited partnerships ("Investing Partnerships") formed to acquire interests in the 36 other partnerships that own adult living communities and other properties ("Owning Partnerships"). The Company plans to continue to acquire existing adult living communities, and currently plans to acquire between six and twelve existing communities over the next two years. The Company intends to continue to finance its future acquisitions of existing adult living communities by utilizing mortgage financing and Syndications. It is anticipated that the Company will be the managing general partner of the new Owning Partnerships that own adult living communities acquired in the future. In September and October, 1997, the Company acquired and Syndicated one adult living community in Albuquerque, New Mexico containing 140 apartment units and one adult living community in Garland, Texas containing 112 apartment units and has entered into a contract to acquire one adult living community in Adrian, Michigan containing 73 apartment units. In addition, the Company has acquired two adult living communities (the "Resyndicated Communities") from existing Owning Partnerships which it financed by utilizing mortgage financing and by again arranging for Syndications of interests in new Investing Partnerships (the "Resyndications"). The Company recently acquired a third property from an Owning Partnership and is in the process of arranging for a Resyndication of an interest in such adult living community. The Company may engage in other similar transactions in the future.

         The Company has instituted a development plan pursuant to which it has completed construction of one adult living community, is nearing completion of the construction of six additional communities and intends to commence construction on between 30 and 34 additional new adult living communities over the next two years. The Company expects to complete the construction of two of the six communities currently under construction by January 31, 1998 and expects to complete the construction of the remaining four communities currently under construction by the end of the first quarter of fiscal 1998. These six adult living communities, along with the one community already completed pursuant to the development plan, contain an aggregate of approximately 1,000 apartment units and the 30 to 34 additional new communities which the Company intends to commence construction on over the next two years will contain between 4,260 and 4,828 addtional apartment units. The Company plans to own or operate pursuant to long-term leases or similar arrangements the adult living communities that will be developed under the plan. The first new communities being constructed pursuant to the Company's development plan are in Texas. The Company has obtained development financing from Capstone Capital Corporation ("Capstone") pursuant to which Capstone is providing up to $39 million for development of four new adult living communities that will be operated by the Company pursuant to long-term leases with Capstone. The Company is nearing completion of construction on these four communities which are located in San Angelo, Wichita Falls, El Paso and Abilene, Texas, respectively. The Company has completed construction, with mortgage financing for up to $7 million, on an adult living community in Corpus Christi, Texas, and is nearing completion of construction with mortgage financing for up to $7.3 million, on an adult living community in Temple, Texas. The Company is also nearing completion of construction, with mortgage financing for up to $7.6 million, of an adult living community in Round Rock, Texas. The Company has acquired one additional site in Tyler, Texas and has obtained mortgage financing of $7.1 million to develop this site. When developed, the Corpus Christi, Temple, Round Rock and Tyler facilities will be owned directly by the Company. The Company also holds options to acquire three additional sites in Texas and is negotiating with several additional lenders to obtain financing to develop these sites. The Company generally plans to concentrate on developing projects in only a limited number of states at any given time. The Company believes that this focus will allow it to realize certain efficiencies in the development and management of communities. The effectuation of the development plan will expose the Company to additional risk. These risks include, but are not limited to, the Company's anticipation that the construction of each community will require approximately 12 months and that each newly constructed community will incur start-up losses for at least nine months after commencing operations. In addition, there can be no assurance that newly constructed communities will generate positive cash flow or that the Company will not suffer delays or cost overruns in instituting its development plan.

         The Company's development plan is based upon a "prototype" adult living community that it has designed. The prototype incorporates attributes of the various facilities managed by the Company and contains certain design features that the Company believes are innovative and will appeal to the elderly. The prototype contains 142 apartment units and will be located on sites of up to seven acres. The Company believes that its development prototype is larger than most assisted-living facilities, which typically range from 40 to 80 units. The Company believes that the greater number of units will allow the Company to achieve economies of scale in operations, resulting in lower operating costs per unit, without sacrificing quality of service. Each such community will offer residents a choice between independent-living and assisted-living services. As a result, the market for each facility will be broader than for facilities that offer only either independent-living or assisted-living services. Due to licensing requirements and the expense and difficulty of converting existing independent-living units to assisted-living units, independent-living and assisted-living units generally are not interchangeable. However, the Company's prototype is designed to allow, at any time, for conversion of units, at minimum expense, for use as either independent-living or assisted-living units. Each community therefore may adjust its mix of independent-living and assisted-living units as the market or existing residents demand. The Company believes that part of the appeal of this type of community is that residents will be able to "age in place" with the knowledge that they need not move to another facility if they require assistance with "activities of daily living." The Company believes that the ability to retain residents by offering them higher levels of services will result in stable occupancy with enhanced revenue streams. The Company believes that the common areas and amenities offered by its prototype represent the state of the art for independent-living facilities and are superior to those offered by smaller independent-living facilities or by most assisted-living facilities. The Company believes that this will make its prototype adult living communities attractive to both independent-living residents who foresee their future need for assisted-living services and residents who initially seek assisted-living services.

         The Company believes that management and marketing are critical to the success of an adult living community. In order to attain high occupancy rates at newly developed properties, the Company plans to continue its marketing program which has resulted in an average occupancy rate at November 21, 1997 of approximately 93.9%. In addition, the Company plans to use the common facility design of its prototype and its "The Grand Court"(R) trademarked name to promote recognition of its properties nationally. The Company focuses exclusively on "private-pay" residents who pay for housing or related services out of their own funds, rather than relying on the few states that have enacted legislation which enables assisted-living facilities to receive Medicare funding similar to funding generally provided to skilled nursing facilities. The Company believes this "private-pay" focus will allow the Company to increase rental revenues as demographic pressure increases demand for adult living facilities and to avoid potential financial difficulties it might encounter if it were primarily dependent on Medicare or other reimbursement programs that may be scaled back as a result of health care reform, budget deficit reduction or other pending or future state or Federal government initiatives.

Partnership Offerings

         The Company has derived, and it expects to continue to derive, a substantial portion of its revenues from Syndications of partnerships it organizes to finance the acquisition of existing adult living communities. The Company is the managing general partner of all but one of the Owning Partnerships and manages all of the adult living communities, the one nursing home and the one residential apartment complex in its portfolio. The Company is also the general partner of 30 of the 40 Investing Partnerships. As a result of its Syndications, the Company retains a participation in the cash flow, sale proceeds and refinancing proceeds of the properties after certain priority payments to the limited partners.

         The limited partners typically agree to pay their capital contributions over a five-year period. Past offerings have provided, and it is anticipated that future offerings will provide, that the limited partners will receive guaranteed distributions during each of the first five years of their investment equal to between 11% to 12% of their then paid-in scheduled capital contributions. Pursuant to the management contracts with the Owning Partnerships, for such five-year period, the Company is required to pay to the Owning Partnerships, amounts sufficient to fund (i) any operating cash deficiencies of such Owning Partnerships and (ii) any part of such guaranteed return not paid from cash flow from the related property (which the Owning Partnerships distribute to the Investing Partnerships for distribution to limited partners) (collectively, the "Management Contract Obligations"). During the fiscal year ended January 31, 1997 and the nine months ended October 31, 1997, the Company paid approximately $5.6 million and $5.2 million, respectively with respect to such Management Contract Obligations. The Company anticipates that for at least the next two years, the aggregate Management Contract Obligations with respect to existing and future Investing Partnerships will exceed the aggregate cash flow generated by the related properties, which will result in the need to utilize cash generated by the Company to meet its Management Contract Obligations. In general, the accrual of expenses arising from obligations of the Company, including Management Contract Obligations, reduces the amount of earnings that might otherwise be available for distribution to stockholders. The aggregate amount of such Management Contract Obligations relating solely to guaranteed return obligations for the remaining portion of fiscal 1997 and for each of the fiscal years 1998 through 2002 based on existing management contracts is $3.9 million, $15.4 million, $17.4 million, $16.4 million, $11.2 million and $2.4 million, respectively. Such amounts of Management Contract Obligations are calculated based upon paid-in capital contributions of limited partners as of October 31, 1997 with respect to fiscal 1997 and remaining scheduled capital contributions with respect to fiscal years 1998 through 2002. Actual amounts of Management Contract Obligations in respect of such contracts will vary based upon the timing and amount of such capital contributions. Furthermore, such amounts of Management Contract Obligations are calculated without regard to the cash flow the related properties will generate, which cash flow would reduce such obligations.

         In the past, limited partners have been allowed to prepay capital contributions. The percentage of the prepayments received upon the closings of the sales of limited partnership interests in Investing Partnerships averaged 71.7% in fiscal 1994, 60.9% in fiscal 1995, 65.7% in fiscal 1996 and 64.4% for the nine months ended October 31, 1997. Prepayments of capital contributions do not result in the prepayment of the related purchase notes held by the Company. Instead, such amounts are loaned to the Company by the Investing Partnership. As a result of such loans and crediting provisions of the related purchase agreements, the Company records the purchase notes net of such loans. Therefore, these prepayments act to reduce the recorded value of the Company's note receivables and reduce interest income received by the Company. Pursuant to the terms of the offerings, the Company has the option not to accept future prepayments by limited partners of capital contributions. The Company has not determined whether it will continue to accept prepayments by limited partners of capital contributions.

         The 36 Syndicated adult living communities and other properties managed by the Company are owned by the Owning Partnerships and not by the Company. Future revenues, if any, of the Company relating to such communities would primarily arise in the form of (i) deferred income earned on sales of interests in the Owning Partnership for such communities, (ii) management fees, (iii) amounts payable by the Investing Partnerships to the Company in the event of the subsequent sale or refinancing of such communities, and (iv) interest income on purchase notes receivable.

         At October 31, 1997, the Company had approximately $29.1 million principal amount of debt ("Investor Note Debt") secured by notes from investors in offerings of limited partnership interests, which debt has an average interest rate of 10.9% per annum. The average collection rate with respect to such investor notes in the last five years was in excess of 99% of the principal amount thereof that became due and such collections have been sufficient to pay interest and principal with respect to the Company's related Investor Note Debt. There can be no assurance that future collections will continue at such rate. In the event that future collections are not sufficient to pay interest and principal with respect to the Company's related Investor Note Debt, the Company would need to pay the shortfall from cash generated by its operations.

         Although the Company is no longer either a general or limited partner in the partnerships relating to multi-family properties, the Company holds promissory notes from Investing Partnerships which were formed to acquire interests in Owning Partnerships which own multi-family properties ("Multi-Family Owning Partnerships"). As of October 31, 1997, the recorded value, net of deferred income, of multi-family notes was $107.1 million. All but approximately $1.2 million of the $56.0 million of "Other Partnership Receivables" recorded on the Company's Consolidated Balance Sheet as of October 31, 1997 relate to multi-family notes. Certain of the Multi-Family Owning Partnerships are presently in default on their respective mortgages. Nine Multi-Family Owning Partnerships previously filed bankruptcy petitions seeking protection from foreclosure actions. One additional Multi-Family Owning Partnership surrendered its property pursuant to an uncontested foreclosure sale of such property (such Multi-Family Owning Partnership, together with the nine Multi-Family Owning Partnerships that filed bankruptcy petitions, are referred to herein as the "Protected Partnerships"). The Company neither owns nor manages these properties, nor is it the general partner of these Multi-Family Owning Partnerships, but rather merely holds the related multi-family notes as receivables. The Company, therefore, has no liability in connection with these mortgage defaults or bankruptcy proceedings.

         The Principal Stockholders and one of their affiliates assigned certain partnership interests in various partnerships that own multi-family properties (the "Assigned Interests") to the Investing Partnerships which own interests in the Protected Partnerships, which Assigned Interests were owned personally by the Principal Stockholders and their affiliate, and provided additional security for the multi-family notes issued to the Company by such Investing Partnerships. In that the Principal Stockholders transferred the Assigned Interests in July, 1996, the Company recorded a $21.3 million capital contribution in fiscal 1996. The bankruptcy petitions and risk of loss faced by the Protected Partnerships resulted in the Company recording a non-cash loss for the year ending January 31, 1997 in the amount of $18.4 million (representing the recorded value of these multi-family notes, net of deferred income and net of any previously established reserves) due to the deemed full impairment of these multi-family notes. As a result of the transfers by the Principal Stockholders and their affiliate of the Assigned Interests and the additional security provided thereby, the Company believes that the outcome of the bankruptcy proceedings will not affect its ability to collect on these multi-family notes.

         Seven of the multi-family bankruptcy proceedings resulted in the respective Protected Partnerships losing their properties through foreclosure or voluntary conveyances of their properties. Pursuant to an agreement between two of the Protected Partnerships and their mortgage holders, the Company anticipates that the remaining two bankruptcy proceedings will result in the respective Protected Partnerships paying off their mortgages at a discount with the proceeds of new mortgage financings, resulting in these properties having current, fully performing mortgages. These two Protected Partnerships have obtained commitments for such new mortgage financings and anticipate closing said financings in January, 1998. The two Investing Partnerships related to these Protected Partnerships have agreed to transfer the respective Assigned Interests back to the Principal Stockholders and their affiliate if the applicable Protected Partnership emerges from its bankruptcy proceeding with possession of its real property improvements which it owned at the time of its Chapter 11 Petition.

         Aside from the two Protected Partnerships that have an agreement to purchase their mortgages at a discount, there are 17 remaining Multi-Family Owning Partnerships which are in default of their mortgages. As of October 31, 1997, the recorded value, net of deferred income, of the multi-family notes and "Other Partnership Receivables" held by the Company relating to these 17 Multi-Family Owning Partnerships was $35.1 million. Two of such 17 Multi-Family Owning Partnerships have agreed with their mortgage lenders to pay off their mortgages, in one case at a discount and in the other case in full, with the proceeds of anticipated new mortgage financings, which would result in the related properties having current, fully performing mortgages. These two Multi-Family Owning Partnerships have obtained commitments for such new mortgage financings and also anticipate closing such financings in January, 1998. As of October 31, 1997, the recorded value, net of deferred income, of the multi-family notes and "Other Partnership Receivables" relating to these two MultiFamily Owning Partnerships was $3.2 million, and the recorded value, net of deferred income, of the multi-family notes and "Other Partnership Receivables" relating to the 15 remaining Multi-Family Owning Partnerships whose mortgages are in default was $31.9 million. The Company has established reserves of $10.1 million to address the possibility that these notes may not be collected in full. It is possible that other Multi-Family Owning Partnerships which are in default of their mortgages will file bankruptcy petitions or take similar actions seeking protection from their creditors.

         In addition, many of the multi-family properties are dependent to varying degrees on housing assistance payment contracts with the United States government, most of which will expire over the next few years. In view of the foregoing, there can be no assurance that other Multi-Family Owning Partnerships will not default on their mortgages, file bankruptcy petitions, and/or lose their properties through foreclosure. The Company neither owns nor manages these properties, nor is it the general partner of these Multi-Family Owning Partnerships, but, rather, holds the related multi-family notes as receivables. The Company, therefore, would have no liability in connection with any such mortgage defaults or possible bankruptcy proceedings. The Company, however, could be required to realize a loss if any such property is considered impaired under applicable accounting rules, which loss would be reduced by any deferred income recorded for the related note and any reserve for said note previously established by the Company. Such losses, if any, while non-cash in nature, could adversely affect the Company's business, operating results and financial condition.

         Grand Court Lifestyles, Inc. is a Delaware corporation formed in 1996 to consolidate substantially all of the assets of its predecessors, J&B Management Company, Leisure Centers, Inc., and their affiliates. Unless the context otherwise indicates, all references to the Company include Grand Court Lifestyles Inc., its subsidiaries and predecessors. The Company's principal executive offices are located at 2650 N. Military Trail, Suite 350, Boca Raton, Florida 33431 and its telephone number is (561) 997-0323.

         The following diagram illustrates the typical relationship among the Company, the Owning Partnerships and the Investing Partnerships.

         (Diagram illustrating the relationship among the Company, the Owning Partnerships and the investing Partnerships appears here. At the top of the diagram is a box containing the name "Grand Court Lifestyles, Inc." (the "Company box"). An arrow with the words "Manager of Adult Living Community" is drawn to the left of the diagram from the Company box to a box appearing at the bottom of the page entitled "Adult Living Community" (the "Adult Living Community box"). An arrow with the words "Sale of a General Partnership Interest in Owning Partnership" is drawn from the Company box to a box below it entitled "Investing Partnership" (the "Investing Partnership box"). In return, an arrow with the words "Cash, Purchase Note and Investor Notes as Consideration for Sale" is drawn from the Investing Partnership box to the Company box. An arrow with the words "Sale of Limited Partnership Interest" is drawn from the Investing Partnership box to a box appearing to its left entitled "Limited Partners" (the "Limited Partners box"). In return, an arrow with the words "Cash and Investor Notes as consideration for Sale" is drawn from the Limited Partners box to the Investing Partnership box. An arrow with the words "General Partner" is drawn from the Investing Partnership box to a box below entitled "Owning Partnership" (the "Owning Partnership box"). An arrow with the words "Owner of Adult Living Community" is drawn from the Owning Partnership box to the Adult Living Community box appearing directly below the Owning Partnership box. Arrows with the words "Directly or Through A Wholly-Owned Subsidiary - General Partner" is drawn to the right of the diagram from the Company box to the Investing Partnership box and the Owning Partnership box.)

                                  THE OFFERING


Common Stock to be sold by
  the Company(1)............................         3,000,000 shares

Common Stock outstanding before
  this Offering.............................         15,000,000 shares of Common Stock


Common Stock to be outstanding
  after this Offering(1)(2):                         18,000,000 shares of Common Stock



Use of proceeds.............................         The Company intends to use (i) approximately $3 million of its net proceeds from the Offering for working capital and general corporate purposes and (ii) the balance of approximately $20.6 million to finance development of new adult living communities.



-------------
(1) Excludes up to 450,000 additional shares of Common Stock to be sold by the Principal Stockholders upon exercise of the Over-allotment Option and up to 300,000 shares of Common Stock issuable upon exercise of the Representative's Warrants. See "Underwriting".

(2) Excludes 2,500,000 shares of Common Stock reserved for issuance pursuant to the Company's stock option plans. As of the date hereof, there were not any options granted under the Company's stock option plans. See "Management -- Stock Plans".

                       SUMMARY CONSOLIDATED FINANCIAL DATA
              (in thousands, except per share data and other data)

         The summary consolidated financial data have been taken or derived from, and should be read in conjunction with, the Company's consolidated financial statements and the related notes thereto, and the capitalization data included elsewhere in this Prospectus. The results of operations for an interim period have been prepared on the same basis as the year end financial statements and, in the opinion of management, contain all adjustments, consisting of only normally recurring adjustments, necessary for a fair presentation of the results for the full year. The results of operations for the nine months ended October 31, 1996 and 1997 may not give a true indication of results for the full year. All references herein to a "fiscal" year refer to the fiscal year beginning on February 1 of that year (for example, "fiscal 1995" refers to the fiscal year beginning on February 1, 1995). See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                                Nine-months-ended
                                                Years Ended January 31, (5)                      October 31, (5)
                                    ------------------------------------------------------    ---------------------
                                    1993         1994       1995         1996        1997      1996        1997
                                    ----         ----       ----         ----        ----      ----        ----
Statement of Operations Data:
Revenues:
  Sales........................       $ 18,170   $ 20,973   $ 22,532      $ 31,973  $ 36,021   $ 21,524    $ 31,401
  Syndication fee income.......          6,484      7,654      5,587         8,603     7,690      4,976       6,529
  Deferred income earned.......            792      7,502      4,399         9,971     5,037        708       4,246
  Interest income..............         13,209     13,315      9,503        12,689    13,773     11,043       8,081
  Property management fees from
     related parties ..........            560      3,854      4,351         4,057     2,093      1,604       3,250
  Equity in earnings from
     partnership...............            129        206        276           356       423        250         357

  Other income.................             --         --         --         1,013        --         --         751
                                      --------   --------   --------      --------  --------   --------    --------
Total Revenues                          39,344     53,504     46,648        68,662    65,037     40,105      54,615
                                       =======    =======    =======        ======    ======     ======      ======
Costs and expenses:
  Cost of sales................         14,411     26,876     21,743        27,688    34,019     19,468      25,947
  Selling......................          7,027      6,706      6,002         7,664     7,176      4,603       6,186
  Interest.....................         11,874     10,991     13,610        15,808    16,394     12,017      13,991
  General and administrative...          5,617      5,226      6,450         7,871     7,796      5,687       6,415
  Loss on impairment of notes
   and receivables.............             --         --         --            --    18,442     18,442          __
  Officers' compensation(1)....          1,200      1,200      1,200         1,200     1,200        900         900
  Depreciation and amortization            975      1,433      2,290         2,620     3,331      2,539       2,650
                                      --------   --------   --------      --------  --------   --------    --------
Total Cost and Expenses                 41,104     52,432     51,295        62,851    88,358     63,656      56,089
                                       =======    =======    =======        ======   =======     ======      ======
Income (loss) before provision
for  income taxes (benefit) ...         (1,760)     1,072     (4,647)        5,811   (23,321)   (23,551)     (1,474)
Provision for income taxes.....             --         --         --            --        --         --          --
                                      --------   --------   --------      --------  --------   --------    --------
Net income (loss)..............         (1,760)     1,072     (4,647)        5,811   (23,321)   (23,551)     (1,474)
Pro-forma income tax provision
  (benefit)(2).................           (704)       429     (1,859)        2,324       --          --          --
                                      --------   --------   --------      --------  --------   --------    --------
Pro-forma net income (loss)(2).       $ (1,056)  $    643   $ (2,788)     $  3,487  $(23,321)  $(23,551)   $ (1,474)
                                      ========   ========   ========      ========  ========   ========    ========
Pro-forma earnings (loss) per
  common share(2)..............       $  ( .07)  $    .04   $   (.19)     $    .23  $  (1.55)  $  (1.57)   $   (.10)
                                      ========   ========   ========      ========  ========   ========    ========
Pro-forma weighted average
  common shares used...........         15,000     15,000     15,000        15,000    15,000     15,000      15,000
                                      ========   ========   ========      ========  ========   ========    ========

Other Data:
  Adult living communities
    operated (end of period)...             14         18         24            28        31         29          36
                                      ========   ========   ========      ========  ========   ========    ========
  Number of units (end of
    period)....................          2,336      2,834      3,683         4,164     4,480      4,119       5,192
                                      ========   ========   ========      ========  ========   ======== ===========
  Average occupancy
    percentage (3).............           90.6%      90.4%      89.3%         94.7%     91.3%      93.4%       93.1%



                                             As of January 31,                   As of October 31, 1997
                               ----------------------------------------------    -------------------------
                               1993      1994       1995       1996      1997       Actual    Adjusted(4)
                               ----      ----       ----       ----      ----       ------    -----------
Balance Sheet Data:
  Cash and cash equivalents  $  6,455   $  9,335   $ 10,950  $ 17,961  $ 14,111       $ 9,679 $  33,279
  Notes and receivables-net   234,115    227,411    220,014   223,736   221,931       238,128   238,128
  Total assets...........     250,648    248,386    248,085   259,555   261,193       291,181   314,781
  Total liabilities......     203,990    211,647    217,879   225,238   229,658       261,120   261,120
  Stockholders' equity...      46,658     36,739     30,206    34,317    31,535        30,061    53,661


(1) John Luciani and Bernard M. Rodin, the Chairman of the Board and President, respectively, of the Company received dividends and distributions from the Company's predecessors but did not receive compensation. Officers' Compensation is based upon the aggregate compensation currently received by such officers, $600,000 a year for each such officer. Amounts received by such officers in excess of such amount are treated as dividends for purposes of the Company's financial statements. In fiscal 1992 through fiscal 1996, such officers also received $360,000; $5,496,000; $943,000;
     $850,000; and $397,000 each as a dividend. See "Management."

(2) The Company's predecessors were Sub-chapter S corporations and a partnership. The pro forma statement of operations data reflects provisions for federal and state income taxes as if the Company had been subject to federal and state income taxation as a C corporation during the years ended January 31, 1993 through January 31, 1996.

(3) Average occupancy percentages were determined by adding all of the occupancy percentages of the individual communities and dividing that number by the total number of communities. The average occupancy percentage for each particular community was determined by dividing the number of occupied apartment units in the particular community on the given date by the total number of apartment units in the particular community.

(4) "Adjusted" amounts give effect to the application by the Company of its net proceeds of this Offering (based upon an assumed initial public offering price of $10 per share of Common Stock, after deducting underwriting discounts and other offering expenses payable by the Company). See "Capitalization."

(5) Reclassification - Certain amounts in prior years have been reclassified to conform with current period presentation.

                                  RISK FACTORS

         Prospective purchasers of the Common Stock offered hereby should consider carefully the factors set forth below, as well as other information contained in this Prospectus, before making a decision to purchase the Common Stock offered hereby.

Recent Net Losses and Anticipated Operating Losses

         The Company incurred net losses of approximately $1.8 million, $4.6 million, $23.3 million and $1.5 million for the fiscal years ended January 31, 1993, 1995 and 1997, and the nine months ended October 31, 1997, respectively. As a result of start-up losses anticipated to result from the implementation of the Company's development plan for the construction of new adult living communities and the Company's operating expenses, the Company anticipates that it will incur operating losses for fiscal 1998.

         The Company began construction of the first of its new adult living communities in November, 1996. The Company anticipates that the construction of each community will take approximately 12 months and expects each newly constructed community to incur start-up losses for at least nine months after commencing operations. During the past ten years the Company's revenues have been derived principally from Syndications to finance the acquisition of existing adult living communities. Factors that have impacted earnings related to existing adult living communities during a particular period have included
(i) the amount of partnership interests sold, (ii) the terms of the Syndications and (iii) the amount of deferred income recognized. Competition to acquire existing adult living communities has intensified, and the Company anticipates that, for at least the next year, it will not be able to arrange for the acquisition of such communities on terms favorable enough to offset both the anticipated start-up losses associated with newly developed communities and the costs and cash requirements arising from the Company's existing and expected additional overhead and debt and Management Contract Obligations. As a result the Company expects to incur operating losses until its newly constructed communities are completed, leased up and begin generating positive cash flow. There can be no assurance that the Company will be able to complete its development plan as expected. In addition, there can be no assurance that such newly constructed communities will generate positive cash flow at any time, and the resulting operating losses could have a material adverse effect on the Company's business, operating results and financial condition. See "-- Need for Additional Financing", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and "--Liquidity and Capital Resources" and "Business -- Partnership Offerings" and "-- Strategy."

Substantial Debt Obligations of the Company

         At October 31, 1997 the Company had approximately $156.2 million principal amount of debt, excluding accrued interest of $900,000 ("Total Debt"), at an average interest rate of 12.2% per annum. Of the principal amount of Total Debt, $2.9 million becomes due in the fiscal year ending January 31, 1998; $35.5 million becomes due in the fiscal year ending January 31, 1999; $35.3 million becomes due in the fiscal year ending January 31, 2000; $23.7 million becomes due in the fiscal year ending January 31, 2001; $28.9 becomes due in the fiscal year ending January 31, 2002, and the balance of $29.9 million becomes due thereafter.

         Of the Total Debt, $72.4 million principal amount were debentures ("Debenture Debt") issued in twelve separate series, secured by notes (the "Multi-Family Notes") owed to the Company by partnerships, investor notes and limited partnership interests arising from Syndications to finance acquisitions of multi-family housing (the "Purchase Note Collateral"). The Debenture Debt has an average interest rate of 12.05% per annum and has maturities ranging from 1997 through 2004. During the fiscal year ended January 31, 1997 and the nine months ended October 31, 1997, total interest expense with respect to Debenture Debt was approximately $9.2 million and $6.2 million, respectively. The Purchase Note Collateral produced approximately $2.3 million and $1.5 million of interest and related payments to the Company, which was approximately $6.9 million and $4.7 million less than the amount required to pay interest on the Debenture Debt. The Company paid the shortfall from cash generated by its operations. Debenture Debt in the aggregate principal amount of approximately $1.3 million, $12.4 million, $17.1 million, $15.1 million and $17.8 million will mature in the respective fiscal years 1997 through 2001. There can be no assurance that amounts received with respect to the Purchase Note Collateral will be sufficient to pay the Company's future debt service obligations with respect to the Debenture Debt. Fifty-one of the 169 Multi-Family Notes have reached their final maturity dates and, due to the inability, in view of the current cash flows of the properties, to maximize the value of the underlying property at such maturity dates, either through a sale or refinancing, these final maturity dates have been extended by the Company. The underlying property relating to one extended MultiFamily Note was refinanced in Fiscal 1996 and such refinancing generated an approximate $800,000 payment to the Company under such Multi-Family Note. In addition, the Company anticipates that two more multi-family properties relating to two other extended Multi-Family Notes will be refinanced in the remaining portion of Fiscal 1997. There can be no assurance that such refinancings will actually close. During the period such notes are extended, the Company will continue to receive the cash flow and sale or refinancing proceeds, if any, generated by the underlying properties. The Company expects to extend maturities of other Multi-Family Notes.

         Of the Company's Total Debt, an additional $49.7 million principal amount was unsecured, having an average interest rate of 13.3% per annum ("Unsecured Debt") and an additional $5.0 million of such debt is mortgage debt ("Mortgage Debt") with an average interest rate of 12% per annum. The Company incurred the Mortgage Debt, which is secured by an adult living community, in order to facilitate the acquisition financing for such community. At October 31, 1997, the Company had approximately $29.1 million principal amount of debt ("Investor Note Debt") secured by promissory notes from investors in offerings of limited partnership interests, which debt has an average interest rate of 10.9% per annum. The average collection rate with respect to such investor notes in the last 5 years was in excess of 99% of the principal amount thereof that became due and such collections have been sufficient to pay interest and principal with respect to the Company's related Investor Note Debt. There can be no assurance that future collections will continue at such rate. In the event that future collections are not sufficient to pay interest and principal with respect to the Company's related Investor Note Debt, the Company would need to pay the shortfall from cash generated by its operations and, as a result, the Company's business, operating results and financial condition could be adversely affected. The Company intends to continue to incur Investor Note Debt, utilizing as collateral investor notes generated by future Syndications of existing adult living communities. The Company is in the process of issuing up to $6 million of Unsecured Debt and up to $8 million of Debenture Debt both of which will be used in part to retire existing Unsecured Debt and Debenture Debt. The Company intends to incur additional Debenture Debt or Unsecured Debt as a means of refinancing existing debt, and may incur additional debt to finance a portion of costs associated with the Company's development plan for new adult living communities or for working capital purposes; provided, however, that any such issuances will be subject to market conditions and the availability of funds generated by the Company's operations. Neither the Company nor the Owning Partnerships have policies limiting the amount or proportion of indebtedness incurred.

         The Company's debt obligations contain various covenants and default provisions, including provisions relating to, in some obligations, certain Investing Partnerships, Owning Partnerships or affiliates of the Company. Certain obligations contain provisions requiring the Company to maintain a net worth of, in the most restrictive case, $30,000,000, except that, under the Capstone agreements the Company will be required to maintain a net worth in an amount no less than 75% of the net worth of the Company immediately after the closing of this Offering. On a pro forma basis, after giving effect to this Offering, the Company would have had a net worth of $53.7 million at October 31, 1997. Therefore, the Company would be required, pursuant to the Capstone Agreement to maintain a net worth of no less than $40.3 million. Certain obligations of the Company contain covenants requiring the Company to maintain a debt for borrowed money to consolidated net worth ratio of, in the most restrictive case, no more than 6 to 1. At January 31, 1997 and at October 31, 1997 the Company's debt for borrowed money to consolidated net worth ratio was
4.6 to 1 and 5.2 to 1, respectively and would have been 2.9 to 1 on a pro forma basis at October 31, 1997, after giving effect to this Offering. In addition, certain obligations of the Company provide that an event of default will arise upon the occurrence of a material adverse change in the financial condition of the Company or upon a default in other obligations of the Company.

Management Contract Obligations and Prepayment Rights of Limited Partners

         The Company has financed the acquisition of existing adult living communities it operates through Syndications of Investing Partnerships and intends to continue this practice for future acquisitions of existing adult living communities. The limited partners typically agree to pay their capital contributions over a five-year period. Past Syndications have provided, and it is anticipated that future Syndications will provide, that the limited partners will receive guaranteed distributions during each of the first five years of their investment equal to between 11% to 12% of their then paid-in scheduled capital contributions. Pursuant to the management contracts with the Owning Partnerships, for such five-year period, the Company is required to pay to the Owning Partnerships, amounts sufficient to fund the Management Contract Obligations. During the fiscal year ended January 31, 1997 and the nine months ended October 31, 1997, the Company paid approximately $5.6 million and $5.2 million,respectively with respect to Management Contract Obligations. The amount the Company paid with respect to Management Contract Obligations for fiscal 1996 and the nine months ended October 31, 1997 was attributable to the increase in the amount of capital contributions from limited partners which were subject to Management Contract Obligations along with (i) operating expenses (including maintenance and repair costs) increasing at a greater rate than historically, as partially offset by increases in rental revenues, (ii) a decrease in the average occupancy of the Company's portfolio of adult living communities, (iii) the increased debt service on various adult living communities due to the refinancing of such adult living communities (which include the initial mortgage financing of certain adult living communities that had been previously acquired without a mortgage), which reduced the cash flow generated by such adult living communities to a greater extent than the resulting reduction of the Company's Management Contract Obligations, (iv) difficulties encountered by the Company in attempting to convert two multi-family properties to adult living communities, and (v) the establishment of capital improvement reserves pursuant to the terms of the refinanced mortgages. The refinancings resulted in the return of over $43 million to limited partners, which reduced the amount of capital upon which the Company is obligated to make payments in respect of Management Contract Obligations. The aggregate amount which the Company will be required to pay with respect to such Management Contract Obligations will depend upon a number of factors, including, among others, the expiration of such obligations for certain partnerships, the cash flow generated by the properties the Company currently operates, the terms of future Syndications and the cash flow to be generated by the related properties. Based upon its estimates of these factors, which estimates may vary materially from actual results, the Company anticipates that for at least the next two years, the aggregate Management Contract Obligations with respect to existing and future Investing Partnerships will exceed the aggregate cash flow generated by the related properties, which will result in the need to utilize cash generated by the Company to meet such obligations. The aggregate amount of Management Contract Obligations relating solely to guaranteed return obligations for the remaining portion of fiscal 1997 and for each of the fiscal years 1998 through 2002 based on existing management contracts is $3.9 million, $15.4 million, $17.4 million, $16.4 million, $11.2 million and $2.4 million, respectively. Such amounts of Management Contract Obligations are calculated based upon paid-in capital contributions of limited partners as of October 31, 1997 with respect to the remaining portion of fiscal 1997 and remaining scheduled capital contributions with respect to fiscal years 1998 through 2002. Actual amounts of Management Contract Obligations in respect of such contracts will vary based upon the timing and amount of such capital contributions. Furthermore, such amounts of Management Contract Obligations are calculated without regard to the cash flow the related properties will generate, which cash flow would reduce such obligations, and are calculated without regard to the Management Contract Obligations relating to future syndications.

         To the extent that the Company must expend funds to meet its Management Contract Obligations, the Company will have fewer funds available to utilize for other business purposes, including funds for application to its new development plan, and to meet other liquidity and capital resource commitments. The Company will attempt to structure future Syndications to minimize the likelihood that it will be required to utilize the cash it generates to pay the Management Contract Obligations, but there can be no assurance that this will be the case.

         In the past, limited partners have been allowed to prepay capital contributions. The percentage of these prepayments received upon the closings of the Syndications averaged 71.7% in fiscal 1994, 60.9% in fiscal 1995 and 65.7% in fiscal 1996 and 64.4% for the nine months ended October 31, 1997. Prepayments of capital contributions do not result in the prepayment of the related purchase notes. Instead, such amounts are loaned to the Company by the Investing Partnership. As a result of such loans and crediting provisions of the related purchase agreements, the Company records the notes receivable corresponding to the purchase notes net of such loans. Therefore, these prepayments act to reduce the recorded value of the Company's notes receivable and reduce interest income received by the Company. Pursuant to the terms of the typical Syndication, the Company, as the general partner of the Investing Partnership, has the option not to accept future prepayments by limited partners of capital contributions. The Company has not determined whether it will continue to accept prepayments by limited partners of capital contributions. In addition, by financing the acquisition of existing adult living communities through, and acting as the general partner of, partnerships, the potential exists for claims by limited partners for violations of the terms of the partnership agreements or management contracts and of applicable federal and state securities and blue sky laws and regulations.

         The Company's Management Contract Obligations are contractual obligations of the Company to make payments under the management contracts to the Owning Partnerships. In general, the accrual of expenses arising from obligations of the Company, including Management Contract Obligations, reduces the amount of earnings that might otherwise be available for distribution to stockholders. Payments in respect of Management Contract Obligations are recorded as a cost of sales expense in the period such amounts are paid. As described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Deferred Income Earned", the Company has deferred income on sales of interests in Owning Partnerships in respect of such Management Contract Obligations. As a result of such deferrals, the revenues relating to sales are reduced and actual payments of such Management Contract Obligations will generally not result in the recognition of expense unless the underlying property's cash flows are less than anticipated and, as a result thereof, the amount paid by the Company in respect of the Management Contract Obligations is greater than the amount assumed in establishing the amount of such deferred income. If the underlying property's cash flow is greater than the amount utilized in determining deferred income, the Company's earnings will be enhanced by the recognition of deferred income earned and, to the extent cash flow exceeds the Management Contract Obligations, incentive management fees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Revenues," "-- Liquidity and Capital Resources" and "Business -- Partnership Offerings."

Need for Additional Financing

         The Company has instituted a development plan pursuant to which it has completed construction of one adult living community, is nearing completion of the construction of six additional communities and intends to commence construction of between 30 and 34 additional new adult living communities over the next two years. The Company expects to complete the construction of two of the six communities currently under construction by January 31, 1998 and expects to complete the constructioin of the remaining four communities currently under construction by the end of the first quarter of fiscal 1998. These six adult living communities, along with the one community already completed pursuant to the development plan, contain an aggregate of approximately 1,000 apartment units and the 30 to 34 additional new communities which the Company intends to commence construction on over the next two years will contain between 4,260 and 4,828 apartment units. The Company intends to use approximately $20.6 million of its net proceeds of this Offering to fund a portion of development costs not provided by mortgage loans, which is currently anticipated to be sufficient to permit the development of approximately 11 new adult living communities, if such proceeds funded approximately 20% of the development costs. The Company will also utilize funds generated from its business operations to fund development costs not provided by construction financing for the development of additional communities. The Company anticipates that these funding sources will provide the Company with sufficient equity capital to pursue its development plan for at least 12 months at the projected rate of development. There can be no assurance that the Company will generate sufficient funds from its business operations to satisfy its projected equity investment requirements for this period. The Company will use the proceeds of anticipated refinancings of construction financing on, and/or sale-leasebacks of, stabilized, newly constructed communities at higher principal amounts than the original construction financing, may complete additional equity or debt offerings, and/or utilize long term leases or similar forms of financing which require the investment of little or no capital on the part of the Company, to proceed with its development plan past this 12 month period at the projected rate of development. There can be no assurance that the Company will be able to successfully complete such future refinancings, offerings or obtain such long term lease or similar financing. The Company currently has a commitment for construction financing for only one of the additional 30 to 34 adult living communities it intends to construct over the next two years. In addition, the Company intends to repay from cash from its business operations and/or refinance the approximately $2.9 million and $35.5 million in principal amount of indebtedness that becomes due in the remainder fiscal 1997 and fiscal 1998, respectively. There can be no assurance that the Company will be able to refinance such obligations in a timely manner or on acceptable terms. In addition, there are a number of circumstances beyond the Company's control and which the Company cannot predict that may result in the Company's financial resources being inadequate to meet its needs. The Company may need to seek additional funding through public or private financing, including equity financing, to satisfy these obligations. If additional funds are raised by issuing equity securities, the Company's shareholders may experience dilution. There can be no assurance, however, that adequate financing will be available as needed or on terms acceptable to the Company. A lack of available funds may require the Company to delay, scale back or eliminate development of some of the adult living communities that are currently contemplated in its development plan. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Development Delays and Cost Overruns

         The Company has instituted a development plan pursuant to which it has completed construction of one adult living community, is nearing completion of the construction of six additional communities and intends to commence construction of between 30 and 34 additional new adult living communities over the next two years. The Company expects to complete the construction of two of the six communities currently under construction by January 31, 1998 and expects to complete the construction of the remaining four communities currently under construction by the end of the first quarter of fiscal 1998. These six adult living communities, along with the one community already completed pursuant to the development plan, contain an aggregate of approximately 1,000 apartment units and the 30 to 34 additional new communities which the Company intends to commence construction on over the next two years will contain betwen 4,260 and 4,828 apartment units. Although the seven adult living communities already completed or currently under construction are being completed according to their respective construction schedules, there can be no assurance that the Company will not suffer future delays in its development program, which could adversely affect the Company's growth. Development of adult living communities can be delayed or precluded by various zoning, healthcare licensing and other applicable governmental regulations and restrictions. Real estate development projects generally are subject to various risks, including permitting, licensing and construction delays, that may result in construction cost overruns and longer periods of operating losses. The Company intends to rely on third-party general contractors to construct new communities. There can be no assurance that the Company will not experience difficulties in working with general contractors and subcontractors, any of which difficulties also could result in increased construction costs and delays. Furthermore, project development is subject to a number of contingencies over which the Company will have little control and that may adversely affect project cost and completion time, including inability to obtain financing, shortages of or the inability to obtain labor or materials, the inability of the general contractors or subcontractors to perform under their contracts, strikes, adverse weather conditions, delays in property lease-ups and changes in applicable laws or regulations or in the method of applying such laws and regulations. If the Company's development schedule is delayed or scaled back, the Company's business, operating results and financial condition could be adversely affected. See " -- Need for Additional Financing", "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources," "Business -- Strategy" and "-- Operations."

Property Encumbered with Mortgage Financing

         The adult living communities currently operated by the Company are generally encumbered with mortgage financing. While these mortgage loans are obligations of the Owning Partnerships rather than direct obligations of the Company, the Company typically provides a guaranty of certain obligations under the mortgages including, for example, any costs incurred for the correction of hazardous environmental conditions. To date, the Company has incurred no material costs or expenses relating to the correction of hazardous environmental conditions. As of October 31, 1997, the aggregate principal amount of the mortgage debt of the Owning Partnerships was approximately $192.8 million and the aggregate annual debt service obligations, excluding any balloon amounts payable at maturity, was approximately $18.0 million. Most of this debt contains provisions which limit the ability of the respective Owning Partnerships to further encumber the property. Through January 31, 2002, approximately $178.7 million of balloon payments under the mortgages will become due and payable. The Company anticipates that the Owning Partnerships will make these balloon payments by refinancing the mortgages on their respective properties. The debt service payments on such mortgage debt reduces the cash flow available for distribution by partnerships to limited partners who are typically guaranteed an annual distribution of between 11% and 12% of their paid-in capital during the first five years of any partnership, to the extent not paid from cash flow from the related property. The Company anticipates that it will continue to finance its future acquisitions of existing adult living communities through mortgage financing and Syndications.

         The Company intends to finance its future development of new adult living communities primarily through mortgage financing and other types of financing, including long-term operating leases arising through sale/leaseback transactions and may issue additional debt or equity securities, to the extent necessary. The financing of Company-developed communities will be direct obligations of the Company and, accordingly, the amount of mortgage indebtedness is expected to increase and the Company expects to have substantial debt service, and may have substantial annual lease payment, requirements in the future as the Company pursues its growth strategy. As a result, a substantial portion of the Company's revenues is expected to be devoted to debt service payments and may be devoted to fixed lease payments. There can be no assurance that the Company will generate sufficient revenues to pay its interest and principal obligations on its mortgage debt or to make any potential lease payments. In addition, the Company arranged for the sale of limited partnership interests in two partnerships organized to make second mortgage loans to the Company to fund approximately 20% of the costs of developing three new adult living communities.

Existing Defaults and Bankruptcies of Owning Partnerships Owning Multi-Family Properties

         The Company holds promissory notes ("Adult Living Notes", and, together with the Multi-Family Notes, "Purchase Notes") from Investing Partnerships which were formed to acquire controlling interests in Owning Partnerships which own adult living communities and Multi-Family Notes from Investing Partnerships which were formed to acquire controlling interests in Multi-Family Owning Partnerships which own multi-family properties ("Multi-Family Properties"). As of October 31, 1997, the recorded value, net of deferred income, of Multi-Family Notes was $107.1 million. All but approximately $1.2 million of the $56.0 million of "Other Partnership Receivables" recorded on the Company's Consolidated Balance Sheet as of October 31, 1997 relate to Multi-Family Notes. (See Note 4 of Notes to the Company's Consolidated Financial Statements.) The Company holds 169 Multi-Family Notes which are secured by controlling interests in 126 Multi-Family Properties. As a result of the Company not being the sole payee with regard to 28 of the 169 Multi-Family Notes, the values reflected on the Company's Consolidated Financial Statements relate to only the Company's proportionate interests in these 28 Multi-Family Notes, which is typically a 50% interest. Due to the interests of third parties in these 28 Multi-Family Notes, the Company will not have sole discretion as to certain actions taken with regard to said notes, as it would if it were the only payee on the notes. The Company is not a partner in any of the Owning Partnerships which own Multi-Family Properties or in any of the corresponding Investing Partnerships.

        Certain Multi-Family Owning Partnerships are presently in default on
their     respective mortgages. These MultiFamily Owning Partnerships have been negotiating with the respective mortgage lenders and, in some cases, have obtained workout agreements pursuant to which the lenders generally agree during the term of the agreement not to take any action regarding the mortgage default and to accept reduced debt service payments for a period of time, with the goal of increasing property cash flow to enable the property to fully service its mortgage. Nine Multi-Family Owning Partnerships previously filed petitions seeking protection from foreclosure actions under Chapter 11 of the U.S. Bankruptcy Code ("Chapter 11 Petitions") and one additional Multi-Family Owning Partnership has surrendered its property pursuant to an uncontested foreclosure sale of such property (said ten Multi-Family Owning Partnerships are, collectively, the "Protected Partnerships"). The Company neither owns nor manages, nor is the general partner of these Multi-Family Owning Partnerships, but, rather, holds the related Multi-Family Notes as receivables. The Company, therefore, has no liability in connection with these mortgage defaults or bankruptcy proceedings.

         The Principal Stockholders and one of their affiliates assigned certain partnership interests in various partnerships that own Multi-Family Properties (the "Assigned Interests") to the Investing Partnerships that own interests in the Protected Partnerships, which Assigned Interests were owned personally by the Principal Stockholders and their affiliate, and provided additional assets at the Investing Partnership level and, as a result, additional security for the related Multi-Family Notes. In that the Principal Stockholders transferred the Assigned Interests in July 1996, the Company recorded a $21.3 million capital contribution in fiscal 1996. The bankruptcy petitions and risk of loss faced by the Protected Partnerships resulted in the Company recording a non-cash loss for the year ended January 31, 1997 in the amount of $18.4 million (representing the recorded value of those Multi-Family Notes, net of deferred income and net of any previously established reserves) due to the deemed full impairment of these Multi-Family Notes. As a result of the transfers by the Principal Stockholders and their affiliates of the Assigned Interest and the addtional security provided thereby, the Company believes that the outcome of the bankruptcy proceedings will not affect its ability to collect on these Multi-Family Notes.

         Seven of the multi-family bankruptcy proceedings resulted in the respective Protected Partnerships losing their properties through foreclosure or voluntary conveyance of their properties. Pursuant to an agreement between two of the Protected Partnerships and their mortgage holders, the Company anticipates that the two remaining bankruptcy proceedings will result in the respective Protected Partnerships paying off their mortgages at a discount with the proceeds of new mortgage financing, resulting in these properties having current, fully performing mortgages. These two Protected Partnerships have obtained commitments for such new mortgage financings and anticipate closing such financings in January, 1998. The two Investing Partnerships related to these Protected Partnerships have agreed to transfer the specific Assigned Interest back to the Principal Stockholders and their affiliate if the applicable Protected Partnership emerges from its bankruptcy proceeding with possession of the real property and improvements which it owned at the time of its Chapter 11 Petition.

         Aside from the two Protected Partnerships that have agreed to purchase their mortgages at a discount, there are 17 remaining Multi-Family Owning Partnerships which are in default of their mortgages. As of October 31, 1997, the recorded value, net of deferred income of the Multi-Family Notes and "Other Partnership Receivables" held by the Company relating to these 17 Multi-Family Owning Partnerships was $35.1 million. Two of such 17 Multi-Family Owning Partnerships have agreed with their mortgage lenders to pay off their mortgages, in one case at a discount and in the other case in full, with the proceeds of anticipated new mortgage financing, which would result in the related properties having current, fully performing mortgages. These two Multi-Family Owning Partnerships have obtained commitments for such new mortgage financing and also anticipate closing such financing in January, 1998. As of October 31, 1997, the recorded value, net of deferred income, of the Multi-Family Notes and "Other Partnership Receivables" relating to these two Owning Partnerships was $3.2 million, and the recorded value, net of deferred income, of the Multi-Family Notes and "Other Partnership Receivables" relating to the 15 remaining Multi-Family Owning Partnerships whose mortgages are in default was $31.9 million. The Company has established reserves of $10.1 million to address the possibility that these notes may not be collected in full. It is possible that other Multi-Family Owning Partnerships that are in default of their mortgages will file bankruptcy petitions or take similar actions seeking protection from their creditors. The Company neither owns nor manages these properties, nor is it the general partner of these Multi-Family Owning Partnerships, but, rather, holds the related Multi-Family Notes as receivables. The Company, therefore, would have no liability in connection with any such mortgage defaults or possible bankruptcy proceedings.

         The Multi-Family Properties were typically built or acquired with the assistance of programs administered by the United States Department of Housing and Urban Development ("HUD") that provide mortgage insurance, favorable financing terms and/or rental assistance payments to the owners. As a condition to the receipt of assistance under these and other HUD programs, the properties must comply with various HUD requirements, including limiting rents on these properties to amounts approved by HUD. Most of the rental assistance payment contracts relating to the Multi-Family Properties will expire over the next few years. HUD has introduced various initiatives to restructure its housing subsidy programs by increasing reliance on prevailing market rents, and by reducing spending on future rental assistance payment contracts by, among other things, not renewing expiring contracts and by restructuring mortgage debt on those properties where a decline in rental revenues is anticipated. Due to uncertainty regarding the final policies that will result from these initiatives and numerous other factors that affect each property which can change over time (including the local real estate market, the provisions of the mortgage debt encumbering the property, prevailing interest rates and the general state of the economy) it is impossible for the Company to determine whether these initiatives will have an impact on the Multi-Family Properties and, if there is an impact, whether the impact will be positive or negative.

         Certain of the Multi-Family Owning Partnerships intend to take advantage of the new HUD initiatives and/or improving market conditions to either refinance their HUD-insured mortgages with conventional mortgage financing or restructure their HUD-insured mortgage debt. In some cases, the Multi-Family Owning Partnerships may not renew rental assistance contracts as part of a strategy to reposition those Multi-Family Properties as market-rate, non-subsidized properties. Four of such Multi-Family Owning Partnerships have received commitments for conventional mortgage financing and a number of other Multi-Family Owning Partnerships have applications for such commitments pending. To the extent that any of these Multi-Family Owning Partnerships complete such actions, the Company believes this will enhance and accelerate the ability of the Multi-Family Owning Partnerships to make payments to the Company on their respective Multi-Family Notes. However, there can be no assurance that the Multi-Family Owning Partnerships will be able to refinance additional mortgages or will be able to successfully reposition any of the Multi-Family Properties.

         In view of the foregoing, there can be no assurance that other Owning Partnerships that own Multi-Family Properties will not default on their mortgages, file Chapter 11 Petitions, and/or lose their properties through foreclosure. Although the Company would have no liability in connection therewith, any such future mortgage defaults could, and, any such future filings of Chapter 11 petitions or losses of any such property through foreclosure would, cause the Company to realize a non-cash loss equal to the recorded value of the applicable Multi-Family Note plus any related advances, net of any deferred income recorded for such Multi-Family Note and any reserves for such note previously established by the Company, which would reduce such loss. In addition, the Company could be required to realize such a non-cash loss even in the absence of mortgage defaults, Chapter 11 Petitions or the loss of any such property through foreclosure if, at any time in which the Company's financial statements are issued, such property is considered impaired. Such impairment would be measured under applicable accounting rules. Such losses could result in a default by the Company in its covenants under various debt obligations to maintain a specified net worth or debt-to-net worth ratio and could adversely affect the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources".

         Fifty-one of the 169 Multi-Family Notes have reached their final maturity dates, and, due to the inability, in view of the current cash flows of the properties, to maximize the value of the underlying property at such maturity dates, either through a sale or refinancing, these final maturity dates have been extended by the Company. The Multi-Family Property relating to one extended Multi-Family Note was refinanced in Fiscal 1996 and such refinancing generated an approximate $800,000 payment to the Company under such Multi-Family Note. In addition, the Company anticipates that two more Multi-Family Properties relating to two other extended Multi-Family Notes will be refinanced in the remaining portion of Fiscal 1997. There can be no assurance that such refinancings will actually close. During the period such notes are extended, the Company will continue to receive the cash flow and sale or refinancing proceeds, if any, generated by the underlying properties. The Company expects to extend maturities of other Multi-Family Notes.

Liabilities Arising From General Partner Status

         The Company is a general partner of all but one of the Adult Living Owning Partnerships and the general partner of 30 of 40 adult living Investing Partnerships. The mortgage financing of the Syndicated adult living communities and other Syndicated properties are generally without recourse to the general credit or assets of the Company except with respect to certain specified obligations, including, for example, costs incurred for the correction of hazardous environmental conditions. However, except for such non-recourse obligations, as a general partner, the Company is fully liable for all partnership obligations, including those presently unknown or unobserved, and unknown or future environmental liabilities. The cost of any such obligations or claims, if partially or wholly borne by the Company, could adversely affect the Company's business, operating results and financial condition.

Difficulties of Managing Rapid Expansion

         The Company will pursue an aggressive expansion program, and it expects that its rate of growth will increase as it implements its development program for new adult living communities. The Company's success will depend in large part on identifying suitable development opportunities, and its ability to pursue such opportunities, complete development, and lease up and effectively operate its adult-living communities. The Company's growth has placed a significant burden on the Company's management and operating personnel. The Company's ability to manage its growth effectively will require it to continue to attract, train, motivate, manage and retain key employees. If the Company is unable to manage its growth effectively, its business, operating results and financial condition could be adversely affected. See "Business -- Strategy" and "Management -- Directors and Executive Officers."

Potential Increases in Debt Service Obligations Relating to Variable Rate Debt

         The Investor Note Debt, which totaled $29.1 million in aggregate principal amount at October 31, 1997, bears interest at variable rates determined by reference to the prime rate of the lending banks. Each 1% increase or decrease of the interest rate on such debt would result in an increase or decrease in the annual debt service obligation of the Company of approximately $291,000. Therefore, increases in interest rates could adversely affect the operating results and financial condition of the Company.

Right of Partnerships to Terminate Management Contracts

         All of the adult living communities, the nursing home and the residential apartment complex currently operated by the Company are managed by the Company pursuant to written management contracts, which generally have a five year term coterminous with the Company's Management Contract Obligations under such contracts The five-year Management Contract Obligations period has terminated for seven of the 40 Investing Partnerships. The five year Management Contract Obligations period will terminate on December 31, 1997 for an additional seven Investing Partnerships. After the initial five year term, the Management Contract Obligations terminate and the management contracts are automatically renewed each year, but are cancelable on 30 to 60 days notice at the election of either the Company or the Owning Partnership. In general, under the terms of the Investing Partnership's partnership agreement, limited partners have only limited rights to take part in the conduct or operation of the partnership. The Company is the general partner of 35 of the 36 Owning Partnerships that own the adult living communities, the nursing home and the residential apartment complex operated by the Company. The Company is also the general partner of 30 of the 40 Investing Partnerships formed to acquire equity interests in said Owning Partnerships. The termination of any management contracts would result in the loss of fee income, if any, under those contracts. However, the new adult living communities being developed by the Company will be owned and operated directly by the Company or operated pursuant to long-term leases and, therefore, will not be subject to such management contracts. See "-- Conflicts of Interest" and "Business -- Partnership Offerings."

Right to Remove General Partner

         The partnership agreements for the 30 adult living Investing Partnerships where the Company is the general partner provide that a majority in ownership interests of the limited partners can remove the Company as the general partner at any time. It is anticipated that all future Investing Partnership agreements will contain the same right to remove the Company as the general partner. The Investing Partnerships, acting through their general partners, have various rights relating to matters affecting the business and affairs of the Owning Partnerships. In addition, the partnership agreements for two Owning Partnerships which are limited partnerships and for which the Company is the managing general partner provide that a majority in interest of the limited partners of the Investing Partnership and the general partner of the Investing Partnership can remove the Company as the managing general partner of the Owning Partnership. The removal of the Company as the general partner of an Investing Partnership or as the managing general partner of such an Owning Partnership could have adverse effects on the business, operating results and financial condition of the Company, especially if such removal occurs during the five-year Management Contract Obligations period for the respective Investing Partnership. Such period has expired with respect to the Investing Partnerships related to such two Owning Partnerships and such period has not expired with respect to any of the 30 Investing Partnerships for which the Company is the general partner.

Conflicts of Interest

         Messrs. Luciani and Rodin, the Chairman of the Board and President of the Company, respectively, and entities controlled by them serve as general partners of certain partnerships directly and indirectly owning Multi-Family Properties. As a result of their general partner status, such persons have personal liability for recourse partnership obligations and own small equity ownership interests in such partnerships. The Company held (i) notes, aggregating $107.1 million, net of deferred income, at October 31, 1997 that were secured by the limited partnership interests in such partnerships and (ii) other partnership receivables of $54.8 million from such partnerships at October 31, 1997. These individuals have provided personal guarantees in certain circumstances to obtain mortgage financing for certain adult living communities operated by the Company and for certain of the Company's Investor Note Debt, and the obligations thereunder may continue. In addition, Messrs. Luciani and Rodin and certain employees will devote a limited portion of their time to overseeing the third-party managers of Multi-Family Properties and one adult living community in which the Company has financial interests in that it holds the related Multi-Family Notes, but in which Messrs. Luciani and Rodin have equity interests and the Company does not. Mr. Luciani devotes approximately 20% of his time to such activities and Mr. Rodin devotes approximately 5% of his time to such activities, although these amounts can vary from year to year. These activities, ownership interests and general partner interests create actual or potential conflicts of interest on the part of these officers. See "Certain Transactions" and Note 11 of Notes to the Company's Consolidated Financial Statements.

         The Company is the managing general partner for 35 of the 36 Owning Partnerships which own the 36 Syndicated adult living communities, one nursing home and the one residential apartment complex which the Company operates. The general partner of the remaining partnership is Terrace Lion Corp., a Missouri corporation whose sole officer, director and shareholder is Maurice Barksdale, a consultant to the Company. The Company also is the general partner for 30 of the 40 adult living Investing Partnerships that own equity interests in these 36 Owning Partnerships. In addition, the Company is the managing agent for the 36 Syndicated adult living communities, one nursing home and one residential apartment complex that the Company operates. The Company has financed the acquisition of adult living communities through mortgage financings and Syndications. By serving in all of these capacities, the Company may have conflicts of interest in that it has both a duty to act in the best interests of partners of various partnerships, including the limited partners of the Investing Partnerships, and the desire to maximize earnings for the Company's stockholders in the operation of such adult living communities and other properties. See "Business -- Partnership Offerings" and Note 11 of Notes to the Company's Consolidated Financial Statements.

         The Company has acquired two adult living communities (the "Resyndicated Communities") from existing Owning Partnerships and financed the acquisitions using mortgage financing and Resyndications. The Company has acquired a third adult living community from an existing Owning Partnership, and is in the process of arranging for a Resyndication of an interest in such community. The Company has obtained the consent to these transactions of the limited partners in the Investing Partnerships that owned interests in the Owning Partnerships from which the communities were acquired. The Company may engage in similar transactions in the future. Potential conflicts of interest regarding Resyndications may exist because of the Company's roles as general partner of each of the selling and acquiring Owning Partnerships and of each of the acquiring Investing Partnerships and, in some cases, the selling Investing Partnerships.

         The Company also may have a conflict of interest in that certain of the adult living communities operated by the Company may face direct competition from other communities operated by the Company. Decisions made by the Company to benefit one such community may not be beneficial to the other, thus exposing the Company to a claim of a breach of fiduciary duty. See "Business -- Communities."

Dependence on Senior Management and Skilled Personnel

         The Company depends, and will continue to depend, on the services of its principal executive officers. The loss of the services of one or more of them could have a material adverse effect on the Company's operating results and financial condition. Certain of the Company's officers or entities controlled by them are general partners of partnerships that own or invest in real property and they may be required to devote time to such partnerships. The Company also depends on its ability to attract and retain management personnel who will be responsible for the day-to-day operations of each of its adult living communities. If the Company is unable to hire qualified management personnel to operate such communities, the Company's business, operating results and financial condition could be adversely affected. See "-- Conflicts of Interest" and "Management."

Competition

         The long-term care industry is highly competitive, and the Company believes that the assisted-living segment, in particular, will become even more competitive in the future. The Company will be competing with numerous other companies providing similar long-term care alternatives such as home healthcare agencies, community-based service programs, adult living communities and convalescent centers. The Company expects that, as the provision of assisted-living services receives increased attention and the number of states providing reimbursement for assisted-living rises, competition will intensify as a result of new market entrants. The Company also faces potential competition from skilled-nursing facilities that provide long-term care services. Moreover, in implementing its growth strategy, the Company expects to face competition in its efforts to develop and acquire adult living communities. Some of the Company's present and potential competitors are significantly larger and have, or may obtain, greater financial resources than those of the Company. Consequently, there can be no assurance that the Company will not encounter increased competition in the future that could limit its ability to attract residents or expand its business and therefore have a material adverse effect on its business, operating results and financial condition. Moreover, if the development of new adult living communities outpaces demand for those facilities in certain markets, such markets may become saturated. Such an oversupply of such communities could cause the Company to experience decreased occupancy and depressed cash flows and operating results. See "Business -- Competition."

Staffing and Labor Costs

         The Company competes with other providers of independent- and assisted-living services with respect to attracting and retaining qualified personnel. The Company also is dependent upon the available labor pool of employees. A shortage of trained or other personnel may require the Company to enhance its wage and benefits package in order to compete. No assurance can be given that the Company's labor costs will not increase, or that if they do increase, they can be matched by corresponding increases in rental or management revenue. Any significant failure by the Company to attract and retain qualified employees, to control its labor costs or to match increases in its labor expenses with corresponding increases in revenues could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Employees."

Dependence on Attracting Seniors With Sufficient Resources to Pay

         The Company currently, and for the foreseeable future, expects to rely primarily on its residents' ability to pay the Company's fees from their own or familial financial resources. Inflation or other circumstances that adversely affect the ability of seniors to pay for the Company's services could have an adverse effect on the Company. If the Company encounters difficulty in attracting seniors with adequate resources to pay for its services, its business, operating results and financial condition could be adversely affected. See "Business -- Operations."

Government Regulation

         Healthcare is heavily regulated at the Federal, state and local levels and represents an area of extensive and frequent regulatory change. Currently no federal rules explicitly define or regulate independent- or assisted-living communities. A number of legislative and regulatory initiatives relating to long-term care are proposed or under study at both the federal and state levels that, if enacted or adopted, could have an adverse effect on the Company's business and operating results. The Company cannot predict whether and to what extent any such legislative or regulatory initiative will be enacted or adopted, and therefore cannot assess what effect any current or future initiative would have on the Company's business and operating results. Changes in applicable laws and new interpretations of existing laws can significantly affect the Company's operations, as well as its revenues and expenses. The Company's adult living communities are subject to varying degrees of regulation and licensing by local and state health and social service agencies and other regulatory authorities specific to their location. While regulations and licensing requirements often vary significantly from state to state, they typically relate to fire safety, sanitation, staff training, staffing levels and living accommodations such as room size, number of bathrooms and ventilation, as well as regulatory requirements relating specifically to certain of the Company's health-related services. The Company's success will depend in part on its ability to satisfy such regulations and requirements and to acquire and maintain any required licenses. Federal, state and local governments occasionally conduct unannounced investigations, audits and reviews to determine whether violations of applicable rules and regulations exist. Devoting management and staff time and legal resources to such investigations, as well as any material violation by the Company that is discovered in any such investigation, audit or review, could have a material adverse effect on the Company's business and operating results. See "Business -- Strategy" and "--Governmental Regulation."

Control by Certain Stockholders

         Each share of Common Stock is entitled to one vote on all matters submitted to a vote of the holders of the Common Stock. After giving effect to this Offering, the Principal Stockholders, John Luciani and Bernard M. Rodin, will collectively beneficially own shares of Common Stock representing approximately 83.34% of the Company's Common Stock, excluding any shares of Common Stock sold pursuant to the Over-allotment Option. If the Over-allotment Option is exercised in full, the Principal Stockholders will beneficially own shares representing 80.83% of the Company's Common Stock. As a result, they will maintain control over the election of a majority of the Company's Board of Directors ("Board of Directors") and, thus, over the operations and business of the Company as a whole. In addition, such stockholders will have the ability to prevent certain types of material transactions, including a change of control of the Company. The control by John Luciani and Bernard M. Rodin over a substantial majority of the Company's Common Stock may make the Company a less attractive target for a takeover than it otherwise might be, or render more difficult or discourage a merger proposal or a tender offer. See "Principal and Selling Stockholders."

Possible Environmental Liabilities

         Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials, that could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knows of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations, and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or any entity who arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site may also be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. To date, the Company has not incurred any material costs of removal or remediation of such hazardous or toxic substances. However, the presence, with or without the Company's knowledge, of hazardous or toxic substances at any property held or operated by the Company could have an adverse effect on the Company's business, operating results and financial condition. See "Business -- Government Regulation."

General Real Estate Risks

         The performance of the Company's adult living communities is influenced by factors affecting real estate investments, including the general economic climate and local conditions, such as an oversupply of, or a reduction in demand for, adult living communities. Other factors include the attractiveness of properties to tenants, zoning, rent control, environmental quality regulations or other regulatory restrictions, competition from other forms of housing and the ability of the Company to provide adequate maintenance and insurance and to control operating costs, including maintenance, insurance premiums and real estate taxes. Real estate investments also are affected by such factors as applicable laws, including tax laws, interest rates and the availability of financing. The performance of the Company's adult living communities also may be adversely affected by energy shortages and the costs attributable thereto, strikes and other work stoppages by employees of the adult living communities, damage to or destruction of the adult living communities, various catastrophic or other uninsurable losses and defaults by a substantial number of tenants under their leases. The potential for operating losses and the risk of development delays and cost overruns have been previously described. In addition, real estate investments are relatively illiquid and, therefore, limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

Restrictions Imposed by Laws Benefiting Disabled Persons

         Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional Federal, state and local laws exist which also may require modifications to existing and planned properties to create access to the properties by disabled persons. While the Company believes that its existing properties and its prototype for new development are substantially in compliance with present requirements or are exempt therefrom, if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by the Company. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial. See "Business -- Government Regulation."

Liability and Insurance Risk

         The Company's business entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal claims, many of which seek large amounts and result in significant legal costs. The Company expects that from time to time it may be subject to such suits as a result of the nature of its business. The Company currently maintains insurance policies in amounts and with such coverage and deductibles as it deems appropriate, based on the nature and risks of its business, historical experience and industry standards. There can be no assurance, however, that claims in excess of the Company's insurance coverage or claims not covered by the Company's insurance coverage will not arise. A successful claim against the Company not covered by, or in excess of, the Company's insurance could have a material adverse effect on the Company's operating results and financial condition. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's ability to attract residents or expand its business and would require management to devote time to matters unrelated to the operation of the Company's business. In addition, the Company's insurance policies must be renewed annually, and there can be no assurance that the Company will be able to obtain liability insurance coverage in the future or, if available, that such coverage will be on acceptable terms. See "Business -- Legal Proceedings."

Absence of Public Market; Possible Volatility of Market Price of Securities

         Prior to the Offering, there have been no public markets for the Common Stock and there can be no assurance that active trading markets will develop or, if developed, be sustained after the Offering. The Company intends to apply for the Common Stock to be listed on the American Stock Exchange. After completion of the Offering, the market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the markets for the shares of Common Stock, market sales of shares of Common Stock, variations in the Company's operating results, new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the healthcare industry in general or the independent or assisted-living industry in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market price of the shares of Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."

Negotiated Offering Price

         The initial public offering price of the Common Stock was determined based upon negotiations between the Company and the Representative and do not necessarily bear any relationship to the Company's assets, book value, results of operations or any other generally accepted criteria. The factors considered in determining the price included, but were not limited to, the history of, and the prospects for, the Company and the industry in which it competes, its past and present operations, its past and present earnings and the trend of such earnings, the present state of the Company's development, the general condition of the securities markets at the time of this offering and the recent market prices of publicly traded securities of comparable companies. There can be no assurance that the Common Stock can be resold at the initial offering price, if at all. Purchasers of the Common Stock will be exposed to a substantial risk of a decline in the market price of the Common Stock after the Offering, if a market develops. See "Underwriting."

Policy Not to Pay Dividends on Common Stock and Potential Limitations on Ability to Pay Dividends

         The Company does not anticipate paying future dividends on its Common Stock. It is the present policy of the Board of Directors to finance the expansion of the Company's business. The payment of dividends on its Common Stock in the future will depend on the results of operations, financial condition, capital expenditure plans and other cash obligations of the Company and will be at the sole discretion of the Board of Directors. In addition, certain provisions of future indebtedness of the Company may prohibit or limit the Company's ability to pay dividends. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Discretionary Use of Proceeds

         The Company intends to use all of its net proceeds from the Offering to finance the development of new adult living communities except for approximately $3 million which the Company intends to use for working capital and general corporate purposes. However, delays or difficulties in obtaining financing or in project development could cause the Company to use such net proceeds to acquire existing adult living communities and for general corporate purposes. The Company's management will, therefore, retain broad discretion in allocating all of the net proceeds of the Offering. See "Use of Proceeds."

Anti-takeover Considerations

         The Company's Board of Directors has the authority to issue up to 15,000,000 additional shares of Preferred Stock, par value $.0001 per share and to fix the rights and preferences of such shares. Such issuance could occur without action by the holders of the Common Stock. Such preferred stock could have voting and conversion rights that adversely affect the voting power of the holders of Common Stock, or could result in one or more classes of outstanding securities that would have dividend, liquidation or other rights superior to those of the Common Stock. Issuance of such preferred stock may have an adverse effect on the then prevailing market price of the Common Stock. This authority, together with certain provisions in the Company's Restated Certificate of Incorporation (the "Certificate") and By-Laws (including provisions that limit stockholder ability to call a stockholders meeting or to remove directors and require a two-thirds vote of stockholders for amendment of certain provisions of the Certificate or approval of certain business combinations), may delay, deter or prevent a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock. Additionally, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Section 203 could have the effect of delaying or preventing a change of control of the Company. See "Description of Capital Stock."

Immediate and Substantial Dilution

         Purchasers of Common Stock in the Offering will experience immediate and substantial dilution, which, assuming an initial public offering price of $10.00 per share, will be $7.66 per share. Additional dilution may occur if the Company issues additional equity securities in the future. See "Dilution."

Shares Eligible for Future Sale

         Sales of substantial amounts of shares of Common Stock in the public market after the Offering or the perception that such sales could occur could adversely affect the market price of the Common Stock and the Company's ability to raise equity. Upon completion of the Offering, the Company will have 18,000,000 shares of Common Stock outstanding (excluding the exercise of the Representative's Warrants). Of the shares of Common Stock outstanding after this Offering, all shares sold in the Offering will be freely tradable without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by "affiliates" of the Company, as such term is defined in

Rule 144 promulgated under the Securities Act. The remaining shares of Common Stock are "restricted securities" within the meaning of Rule 144. Such restricted securities may be sold subject to the limitations of Rule 144. Furthermore, the Company intends to register approximately 2,500,000 shares of Common Stock reserved for issuance pursuant to the Company's stock option plan. The Company, the Principal Stockholders and the Company's officers and directors have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares of Common Stock or securities convertible into Common Stock, whether or not owned, or dispose of any interest therein under Rule 144 or otherwise for a period of 13 months following the date of this Prospectus, and may not do so for an additional six month period without the prior written consent of the Representative (the "Transfer Restrictions"). However, the issuances of shares of Common Stock, whether directly or upon the exercise or conversion of exchangeable or convertible securities (including options granted under the Company's stock option plan), and the transfers of shares of Common Stock by the Principal Stockholders to effectuate estate planning, are exempted from the Transfer Restrictions to the extent that the recipients of shares of Common Stock in any such transactions agree to be bound by the Transfer Restrictions. Notwithstanding the foregoing, the Transfer Restrictions do not apply to the issuance of the Company's securities in connection with mergers or acquisitions, the sale of Common Stock in connection with the exercise of the Over-allotment Option or shares of Common Stock, or securities convertible or exchangeable for shares of Common Stock, which are publically offered by the Company. In addition, the Underwriters hold Representative's Warrants which entitle them to purchase an aggregate of up to 300,000 shares of the Company's Common Stock at a price equal to 120% of the per share price to the public of the Common Stock. The Representative's Warrants are exercisable for a period of four years, commencing one year after their issuance. The Company has agreed that, under certain circumstances, it will use its best efforts to register the Representative's Warrants and/or the underlying Common Stock for sale in the public market. See "Shares Eligible for Future Sale" and "Underwriting."

                                 USE OF PROCEEDS

         The net proceeds to the Company from the Offering (excluding the exercise of the Representative's Warrants), after deducting estimated underwriting discounts and offering expenses payable by the Company, are estimated to be approximately $23.6 million. The Company intends to use (i) approximately $3 million of such proceeds for working capital and general corporate purposes and (ii) the balance of approximately $20.6 million to finance the development of new adult living communities. However, delays or difficulties in project development could cause the Company to use the portion of such net proceeds intended for development to acquire additional existing adult living communities and for general corporate purposes. The Company anticipates that most of the construction loans it obtains to finance the development and lease-up costs of the new adult living communities will fund approximately 80% of such costs, requiring the Company to contribute approximately 20% of such costs. The Company estimates that the cost of developing each new adult living community utilizing construction financing (including reserves necessary to carry the community through its lease-up period) will be approximately $9.5 million. The Company will use approximately $20.6 million of its net proceeds of this Offering to fund the portion of development costs not provided by construction financing, which is currently anticipated to be sufficient to permit the development of approximately 11 of the 30 to 34 new adult living communities on which the Company plans to commence construction over the next two years if such proceeds funded approximately 20% of the development costs. The Company anticipates that the proceeds of this Offering and funds generated by its business operations will be sufficient to fund approximately 20% of these development costs for a period of at least 12 months at the anticipated rate of development. In order to maintain its development program at its projected level beyond this 12-month period, the Company will utilize the proceeds of anticipated refinancings of construction financing on, and/or sale-leasebacks of, stabilized, newly constructed communities at higher principal amounts than the original construction financing, or raise additional funds through the issuance of additional debt or equity securities to fund the development costs not provided by construction financing and/or utilize long term leases or similar forms of financings which require the investment of little or no capital on the part of the Company. The Company has a commitment for construction financing for only one of the 30 to 34 new adult living communities on which the Company plans to commence construction over the next two years. There can be no assurance that the Company will be able to obtain the financing and/or sale-leasebacks, or complete any additional debt or equity offerings, necessary to complete its development plan. See "Risk Factors -- Need for Additional Financing," "-- Discretionary Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Strategy".

         Pending the uses outlined above, funds will be placed into short term investments such as governmental obligations, bank certificates of deposit, banker's acceptances, repurchase agreements, short term debt obligations, money market funds, and interest bearing accounts.


                                 DIVIDEND POLICY

         The Company does not anticipate paying future dividends on its Common Stock. It is the present policy of the Board of Directors to retain earnings, if any, to finance the expansion of the Company's business. The payment of dividends on its Common Stock in the future will depend on the results of operations, financial condition, capital expenditure plans and other cash obligations of the Company and will be at the sole discretion of the Board of Directors. In addition, certain provisions of future indebtedness of the Company may prohibit or limit the Company's ability to pay dividends. During fiscal 1995 and fiscal 1996, the Company and its predecessors paid dividends and other distributions of $1,700,000, and $794,000, respectively, exclusive of amounts reflected as officers' compensation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Transactions."

                                 CAPITALIZATION

         The following table sets forth the actual consolidated capitalization of the Company at October 31, 1997, and as adjusted to reflect (i) the sale of the Common Stock by the Company in this Offering and (ii) the application of the estimated net proceeds thereof. The table should be read in conjunction with the Company's Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                     As of October 31, 1997
                                                                   Actual              As Adjusted
                                                                   ------              -----------
                                                                          (in thousands)
Bank Debt................................................              $ 40,123             $  40,123
Other debt, principally debentures.......................               117,017               117,017
Construction Loan Payable ...............................                16,755                16,755
Stockholders' equity:
  Preferred Stock, $.0001 par value; 15,000,000
    shares authorized; none issued and outstanding.......                    --                    --
  Common Stock, $.01 par value;
    40,000,000  shares  authorized;  15,000,000
    shares issued and  outstanding;
    18,000,000 shares issued
    and outstanding as adjusted(1).......................                   150                   180
  Additional paid-in capital (1).........................                53,853                77,423

  Accumulated deficit....................................               (23,942)              (23,942)
                                                                       --------

      Total stockholders' equity.........................                30,061                53,661
                                                                       --------              --------
        Total capitalization.............................              $203,956              $227,556
                                                                       ========              ========

(1) Does not include 2,500,000 shares reserved for issuance under the Company's stock option plan and 300,000 shares issuable upon exercise of the Representative's Warrants.

                                    DILUTION

         The net tangible book value of the Company's Common Stock at October 31, 1997 was approximately $18,449,000, or $1.23 per share of Common Stock. Net tangible book value per share of Common Stock is determined by dividing the number of outstanding shares of Common Stock into the net tangible book value of the Company (total net assets of $30,061,000 less intangible assets of $11,612,000). After giving effect to the sale of the Common Stock offered hereby (based upon an assumed initial public offering price of $10 per share of Common Stock, and after deduction of underwriting discounts and estimated offering expenses payable by the Company), pro forma net tangible book value of the Common Stock as of October 31, 1997 would have been $42,079,000 or $2.34 per share, representing an immediate increase in pro forma net tangible book value of $1.11 per share to existing shareholders and an immediate dilution of $7.66 per share to new investors purchasing Common Stock. The following table illustrates the immediate per share dilution:


Assumed initial public offering price per share...............         $10.00
  Net tangible book value per share as of
    October 31, 1997..........................................           1.23
  Increase per share attributable to new investors............           1.11
                                                                       ------
Pro forma net tangible book value per share
  after offering..............................................           2.34
                                                                       ------
Net tangible book value dilution per share to new investors...         $ 7.66
                                                                       ======



         The following tables summarize, on a pro forma basis at October 31, 1997, the difference between the number of shares purchased from the Company, total consideration paid and the average price paid per share by existing stockholders (based upon Total Stockholders' Equity at October 31, 1997) and new investors after giving effect to the Offering:


                                               Shares Purchased          Total Consideration Paid
                                               ----------------          ------------------------
                                                                                                      Average Price
                                              Number         Percent         Amount         Percent     Per Share
                                              ------         -------         ------         -------     ---------
Principal Stockholders(1)...............    15,000,000         83.34%       30,061,000       50.05%           2.00
New investors(1) .......................     3,000,000         16.66%       30,000,000       49.95%          10.00
                                            ----------        -----         ----------      -----
         Total..........................    18,000,000        100.0%        60,061,000      100.0%
                                            ==========        =====         ==========      =====

(1) Upon completion of the Offering (excluding the Over-allotment Option), the Principal Stockholders will own 15,000,000 shares of Common Stock, and the new investors will own 3,000,000 shares of Common Stock, representing 100% of the outstanding shares of Common Stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA
              (in thousands, except per share data and other data)

    The following selected consolidated financial data, except as noted herein, have been taken or derived from the Company's consolidated financial statements and should be read in conjunction with the consolidated financial statements and the related notes thereto included herein. The results of operations for the nine months ended October 31, 1996 and 1997 have been prepared on the same basis as the year end financial statements and, in the opinion of management, contain all adjustments, consisting of only normally recurring adjustments, necessary for a fair presentation of the results for the full year. The results of operations for an interim period may not give a true indication of results for the full year. All references herein to a "fiscal" year refer to the fiscal year beginning on February 1 of that year (for example, "fiscal 1995" refers to the fiscal year beginning on February 1, 1995). See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                                   Nine months ended
                                                     Years Ended January 31, (4)                    October 31, (4)
                                      ---------------------------------------------------------   ---------------------
                                            1993        1994         1995         1996        1997        1996        1997
                                            ----        ----         ----         ----        ----        ----        ----
Statement of Operations Data:
Revenues:
  Sales...........................       $ 18,170     $ 20,973    $ 22,532      $ 31,973   $ 36,021    $ 21,524    $ 31,401
  Syndication fee income..........          6,484        7,654       5,587         8,603      7,690       4,976       6,529
  Deferred income earned..........            792        7,502       4,399         9,971      5,037         708       4,246
  Interest income.................         13,209       13,315       9,503        12,689     13,773      11,043       8,081
  Property management fees from
     related parties .............            560        3,854       4,351         4,057      2,093       1,604       3,250
  Equity in earnings from
     partnership..................            129          206         276           356        423         250         357
  Other income....................             --           --          --         1,013         --          --         751
                                         --------     --------    --------      --------   --------    --------    --------
Total Revenues                             39,344       53,504      46,648        68,662     65,037      40,105      54,615
                                          =======      =======     =======        ======     ======      ======      ======
Costs and expenses:
  Cost of sales...................         14,411       26,876      21,743        27,688     34,019      19,468      25,947
  Selling.........................          7,027        6,706       6,002         7,664      7,176       4,603       6,186
  Interest........................         11,874       10,991      13,610        15,808     16,394      12,017      13,991
  General and administrative......          5,617        5,226       6,450         7,871      7,796       5,687       6,415
  Loss on impairment of notes
   and receivables................             --           --          --            --     18,442      18,442          --
  Officers' compensation(1).......          1,200        1,200       1,200         1,200      1,200         900         900
  Depreciation and amortization...            975        1,433       2,290         2,620      3,331       2,539       2,650
                                         --------     --------    --------      --------   --------    --------    --------
Total Costs and Expense                    41,104       52,432      51,295        62,851     88,358      63,656      56,089
                                           ======       ======      ======        ======     ======      ======      ======
Income (loss) before provision for
  income taxes....................         (1,760)       1,072      (4,647)        5,811    (23,321)    (23,551)     (1,474)
Provision for income taxes........             --            --         --             --        --          --          --
                                         --------     --------    --------      --------   --------    --------    --------
Net income (loss).................         (1,760)       1,072      (4,647)        5,811    (23,321)    (23,551)     (1,474)
Pro-forma income tax provision
  (benefit)(2)....................           (704)         429      (1,859)        2,324        --          --          --
                                         --------     --------    --------      --------   --------    --------    --------
Pro-forma net income (loss)(2)....       $ (1,056)    $    643    $ (2,788)     $  3,487   $(23,321)   $(23,551)   $ (1,474)
                                         ========     ========    ========      ========   ========    ========    ========
Pro-forma earnings (loss) per
  common share(2).................       $   (.07)    $    .04    $   (.19)     $    .23   $  (1.55)  $   (1.57)   $   (.10)
                                         ========     ========    ========      ========   ========   =========    ========
Pro-forma weighted average
  common shares used..............         15,000       15,000      15,000        15,000     15,000      15,000      15,000
                                         ========     ========    ========      ========   ========   =========    ========
Other Data:
  Adult living communities
    operated (end of period)......             14           18          24            28         31          29          36
                                         ========     ========    ========      ========   ========    ========    ========
  Number of units (end of
    period).......................          2,336        2,834       3,683         4,164      4,480       4,119       5,192
                                         ========     ========    ========      ========   ========    ========    ========
  Average occupancy
    percentage (3)................           90.6%        90.4%       89.3%         94.7%      91.3%       93.4%       93.1%
                                         ========     ========    ========      ========   ========    ========    ========


                                                                                     As of
                                               As of January 31,                   October 31,
                               -------------------------------------------------   -----------
                                1993      1994       1995       1996      1997        1997
                                ----      ----       ----       ----      ----        ----
Balance Sheet Data:
  Cash and cash equivalents   $  6,455   $  9,335   $ 10,950  $ 17,961  $ 14,111       $ 9,679
  Notes and receivables-net    234,115    227,411    220,014   223,736   221,931       238,128
  Total assets...........      250,648    248,386    248,085   259,555   261,193       291,181
  Total liabilities......      203,990    211,647    217,879   225,238   229,658       261,120
  Stockholders' equity...       46,658     36,739     30,206    34,317    31,535        30,061

(1) John Luciani and Bernard M. Rodin, the Chairman of the Board and President, respectively, of the Company received dividends and distributions from the Company's predecessors but did not receive compensation. Officers' Compensation is based upon the aggregate compensation currently received by such officers, $600,000 a year for each such officer. Amounts received by such officers in excess of such amounts are treated as dividends for purposes of the Company's financial statements. In fiscal 1992 through fiscal 1996, such officers also received $360,000; $5,496,000; $943,000;
     $850,000 and $397,000 each as a dividend. See "Management."

(2) The Company's predecessors were Sub-chapter S corporations and a partnership. The pro forma statement of operations data reflects provisions for federal and state income taxes as if the Company had been subject to federal and state income taxation as a C corporation during the years ended January 31, 1993 through January 31, 1996.

(3) Average occupancy percentages were determined by adding all of the occupancy percentages of the individual communities and dividing that number by the total number of communities. The average occupancy percentage for each particular community was determined by dividing the number of occupied apartment units in the particular community on the given date by the total number of apartment units in the particular community.

(4) Reclassification - Certain amounts in prior years have been reclassified to conform with current period presentation.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         The Company is a fully integrated provider of adult living accommodations and services which acquires, finances, develops and manages adult living communities. The Company's revenues have been, and pending substantial completion of its development plan as described below, are expected to continue to be, primarily derived from Syndications of partnerships it organizes to finance the acquisition of existing adult living communities. The Company manages adult living communities which have been financed utilizing Syndications and, is one of the largest operators of adult living communities in the United States, operating communities offering both independent and assisted living services. The Company currently operates 36 adult living communities, containing 5,192 apartment units in 12 states in the Sun Belt and the Mid-West. The Company also operates one 57-bed skilled nursing facility and one 237-unit residential apartment complex. To the extent that the development plan described below is successfully implemented, the Company anticipates that the percentage of its revenues derived from Syndications would decrease and that the percentage of revenues derived from newly constructed communities would increase and, the Company believes, over time, become the primary source of the Company's revenues.

         The Company was formed pursuant to the merger of various Sub-Chapter S corporations which were wholly owned by the Principal Stockholders and the transfer of certain assets by and assumption of certain liabilities of (i) a partnership that was wholly owned by the Principal Stockholders and (ii) the Principal Stockholders individually. In exchange for the transfer of such stock and assets, the Principal Stockholders received shares of the Company's Common Stock. These transactions are collectively called the "reorganization". All of the assets and liabilities of the reorganization were transferred at historical cost. The reorganization was effective as of April 1, 1996. Prior to the reorganization, the various Sub-chapter S corporations and the partnership, which were wholly-owned by the Principal Stockholders, were historically reported on a combined basis.

         Historically, the Company has financed the acquisition and development of adult living and Multi-family communities by utilizing mortgage financing and Syndications. The Company is the general partner of all but one of the partnerships that own the Syndicated adult living communities in the Company's portfolio and the Company manages all of the adult living communities in its portfolio. The Company has a participation in the cash flow, sale proceeds and refinancing proceeds of the properties after certain priority payments to the limited partners. The Syndicated adult living communities managed by the Company are not owned by the Company. Future revenues, if any, of the Company relating to such communities would primarily arise in the form of (i) deferred income earned on sales of interests in the Owning Partnerships for such communities,
(ii) management fees, (iii) amounts payable by the Investing Partnerships to the Company in the event of the subsequent sale or refinancing of such communities and (iv) interest income on Adult Living Notes. The Company intends to continue to finance its future acquisitions of existing adult living communities by utilizing mortgage financing and Syndications, and anticipates acquiring between six and twelve communities during the next two years. In September and October, 1997, respectively, the Company acquired and Syndicated one adult living community in Albuquerque, New Mexico containing 140 apartment units and one adult living community in Garland, Texas containing 112 apartment units. The Company has entered into a contract to acquire one adult living community in Adrian, Michigan containing 73 apartment units. In addition, the Company has acquired two adult living communities from existing Owning Partnerships, which were financed by utilizing mortgage financing and Resyndications. The Company has acquired another adult living community from an existing Owning Partnership and is in the process of Resyndicating such community. The Company may engage in similar transactions in the future.

         The Company has adopted a development plan pursuant to which it has completed construction of one adult living community, is nearing the completion of the construction of six additional communities and intends to commence construction of between 30 and 34 additional new adult living communities during the next two years. The Company expects to complete the construction of two of the six communities currently under construction by January 31, 1998 and expects to complete the construction of the remaining four communities currently under construction by the end of the first quarter of fiscal 1998. These six adult living communities, along with the one community already completed pursuant to the development plan, contain an aggregate of approximately 1,000 apartment units and the 30 to 34 additional new communities which the Company intends to commence construction on during the next two years will contain between 4,260 and 4,828 apartment units. The Company plans to own and operate or operate pursuant to long-term leases all of the adult living communities that will be developed under the plan. The Company will use a substantial portion of the proceeds of this Offering, funds generated by its business operations, mortgage construction financing, the proceeds of anticipated refinancings of construction financing on, and/or sale-leasebacks of, stabilized, newly constructed communities, and may complete additional issuances of debt or equity securities to finance the development, construction and initial operating costs of additional new adult living communities. Four of the adult living communities currently under construction are being financed, and will be operated, by the Company pursuant to long-term leases. The Company may use additional long-term leases or similar arrangements which require the investment of little or no capital on the part of the Company, to the extent necessary to proceed with this development plan.

         The Company derives its revenues from sales of general partnership interests in Owning Partnerships to Investing Partnerships, recognition of deferred income with respect to such sales of general partnerships interests, interest on notes received by the Company from such Investing Partnerships as part of the purchase price for the sale of such general partnership interests, and property management fees received by the Company:

o Sales. Income from sales of general partnership interests in Owning Partnerships is recognized when the profit on the transaction is determinable, that is, the collectibility of the sales price is reasonably assured and the earnings process is virtually complete. The Company determines the collectibility of the sales price by evidence supporting the buyers' substantial initial and continuing investment in the adult living communities as well as other factors such as age, location and cash flow of the underlying property.

o Syndication Fee Income. The Company earns syndication fee income equal to the expenses of the syndication which include commissions.

o Deferred Income Earned. The Company has deferred income on sales to Investing Partnerships of interests in Owning Partnerships. The Company has arranged for the Syndications of Investing Partnerships which were formed to acquire controlling interests in Owning Partnerships which own adult living properties ("Adult Living Owning Partnerships"). In a typical Syndication, the Company enters into a management contract with the Adult Living Owning Partnership, pursuant to which the Company is required to pay, for a five-year period, any Management Contract Obligations not paid from cash flow from the related property. The amount of deferred income for each property is calculated in a multi-step process. First, based on the property's cash flow in the previous fiscal year, the probable cash flow for the property for the current fiscal year is determined and that amount is initially assumed to be constant for each remaining year of the Management Contract Obligations period (the "Initial Cash Flow"). The Initial Cash Flow is then compared to the Management Contract Obligations for the property for each remaining year of the five-year period. If the Initial Cash Flow exceeds the Management Contract Obligations for any fiscal year, the excess Initial Cash Flow is added to the assumed Initial Cash Flow for the following fiscal year and this adjusted Initial Cash Flow is then compared to the Management Contract Obligations for said following fiscal year. If the Initial Cash Flow is less than the Managment Contract Obligations for any fiscal year, a deferred income liability is created in an amount equal to such shortfall and no adjustment is made to the Initial Cash Flow for the following year. As this process is performed for each property on a quarterly basis, changes in a property's actual cash flow will result in changes to the assumed Initial Cash Flow utilized in this process and will result in increases or decreases to the deferred income liability for the property. Any deferred income liability created in the year the interest in the Owning Partnership is sold increases the cost of sales for that period. The payment of the Management Contract Obligations, however, will generally not result in the recognition of expense unless the property's actual cash flow for the year is less than the Initial Cash Flow for the year, as adjusted, and as a result thereof, the amount paid by the Company in respect of the Management Contract Obligations is greater than the amount assumed in establishing the deferred income liability (such excess amount is included as a component of cost of sales). If, however, the property's actual cash flow is greater than the Initial Cash Flow for the year, as adjusted, the Company's earnings will be enhanced by the recognition of deferred income earned and, to the extent cash flow exceeds Management Contract Obligations, incentive management fees. The Company recognized such incentive management fees in the amount of $3.9 million, $3.3 million, $1.2 million and $2.6 million for the years ended January 31, 1995, 1996 and 1997 and the nine months ended October 31, 1997, respectively. The Company accounts for the Syndication of Investing Partnerships which were formed to acquire controlling interests in Owning Partnerships which own Multi-Family Properties ("Multi-Family Owning Partnerships") under the installment method. Under the installment method the gross profit is determined at the time of sale. The revenue recorded in any given year would equal the cash collections multiplied by the gross profit percentage. At the time of the sale, the Company deferred all future income to be recognized on each of these transactions. Losses on these properties are recognized immediately upon sale. Syndications relating to Multi-Family Owning Partnerships account for 87% of the Company's deferred income.

o Interest Income. The Company has notes receivable with respect to Adult Living Notes. Such Adult Living Notes have stated interest rates ranging from 11% to 13.875% per annum and are due in installments over five years from the date the Investing Partnership acquired its interest in the Adult Living Owning Partnership. Each Adult Living Note represents senior indebtedness of the related Investing Partnership and is collateralized by the Investing Partnership's interest in the Adult Living Owning Partnership that owns the related adult living community. These properties generally are encumbered by mortgages. The mortgages generally bear interest at rates ranging from 8% to 9.5% per annum. The mortgages generally are collateralized by a mortgage lien on the related adult living communities. Principal and interest payments on each Adult Living Note also are collateralized by the investor notes payable to the Investing Partnership to which the limited partners are admitted.

         The Company also has notes receivable with respect to the Multi-Family Notes. Such Multi-Family Notes have maturity dates ranging from ten to fifteen years from the date the partnership interests were sold. Fifty-one of the 169 MultiFamily Notes have reached their final maturity dates and, due to the inability, in view of the current cash flows of the properties, to maximize the value of the underlying property at such maturity dates, either through a sale or refinancing, these final maturity dates have been extended by the Company. The underlying property relating to one extended Multi-Family Note was refinanced in Fiscal 1996 and such refinancing generated an approximate $800,000 payment to the Company under such Multi-Family Note. In addition, the Company anticipates that two more Multi-Family properties relating to two other extended Multi-Family Notes will be refinanced in the remaining portion of Fiscal 1997. There can be no assurance that such refinancings will actually close. During the period such notes are extended, the Company will continue to receive the cash flow and sale or refinancing proceeds, if any, generated by the underlying properties. The Company expects that it may need to extend maturities of other Multi-Family Notes. The notes represent senior indebtedness of the related Investing Partnership and typically are collateralized by a 99% partnership interest in the Multi-Family Owning Partnership that owns the related Multi-Family Property. These properties are encumbered by mortgages, which generally bear interest at rates ranging from 7% to 12% per annum. The mortgages are typically collateralized by a mortgage lien on the related Multi-Family Property. Interest payments on each Multi-Family Note also are collateralized by the related investor notes.

o Property Management Fees. Property management fees earned for services provided to related parties are recognized as revenue when related services have been performed.

o Equity in Earnings from Partnerships. The Company accounts for its interest in limited partnerships under the equity method of accounting. Under this method the Company records its share of income and loss of the entity based upon its general partnership interest.

o Existing Defaults and Bankruptcies of Owning Partnerships. As described in "Liquidity and Capital Resources", nineteen of the Multi-Family Owning Partnerships are currently in default on their mortgages. Seven other Multi-Family Owning Partnerships, as well as two of the nineteen Multi-Family Owning Partnerships which are currently in default previously filed petitions seeking protection from foreclosure under Chapter 11 of the U.S. Bankruptcy Code. In addition, one Multi-Family Owning Partnership surrendered its property pursuant to an uncontested foreclosure sale of such property. It is possible that the other Multi-Family Owning Partnerships are in default on their mortgages will also file Chapter 11 Petitions. In addition, there can be no assurance that other Multi-Family Owning Partnerships will not default on their mortgages, file Chapter 11 Petitions, and/or lose their properties through foreclosure. The Company neither owns, nor manages these properties, nor is it the general partner of these Multi-Family Owning Partnerships. Rather, the Company holds the related Multi-Family Notes as receivables. The Company, therefore, would have no liability in connection with any such mortgage defaults or bankruptcy proceedings. Any such future mortgage defaults, however, could, and any such future filings of Chapter 11 Petitions or the loss of any such property through foreclosure would, cause the Company to realize a non-cash loss of up to the recorded value for such Multi-Family Note plus any related advances, net of any deferred income recorded for such Multi-Family Note and any reserve for said note previously established by the Company (which would reduce such loss).

Results of Operation

o Revenues

         Total revenues for the three months ended October 31, 1997 were $21.3 million compared to $12.7 million for the three months ended October 31, 1996, representing an increase of $8.6 million or 67.7%. Total revenues for the nine months ended October 31, 1997 were $54.6 million compared to $40.1 million for the nine months ended October 31, 1996, representing an increase of $14.5 million or 36.2%. Total revenues for the year ended January 31, 1997 ("Fiscal 1996") were $65.0 million compared to $68.7 million for the year ending January 31, 1996 ("Fiscal 1995"), representing a decrease of 3.7 million or 5.4%. Total revenues for Fiscal 1995 were $68.7 million compared to $46.6 million for year ended January 31, 1995, ("Fiscal 1994"), representing an increase of $22.1 million or 47.4%.

         Sales (income from the sale of partnership interests) for the three months ended October 31, 1997 were $10.5 million compared to $6.9 million for the three months ended October 31, 1996, representing an increase of $3.6 million or 52.2%. Sales for the nine months ended October 31, 1997 were $31.4 million compared to $21.5 million for the nine months ended October 31, 1996, representing an increase of $9.9 million or 46.0%. Sales for Fiscal 1996 were $36.0 million compared to $32.0 million for Fiscal 1995, representing an increase of $4.0 million or 12.5%. The increases in sales were attributable to
(i) more favorable Syndication terms (in view of the relationship between the initial cash flow generated by such communities and the purchase price paid by the purchasers of the partnership interests) as compared to the Syndications completed in the prior periods, and (ii) the acquisition and Syndication of larger properites with greater initial cash flows as compared to the property acquisitions and Syndications in the prior periods. Sales for Fiscal 1995 were $32.0 million compared to $22.5 million for Fiscal 1994, representing an increase of $9.5 million or 42.2%. The increase is attributable to greater aggregate sales prices obtained from six Syndications in Fiscal 1995 compared to four Syndications in Fiscal 1994 and the more favorable Syndication terms obtained (in view of the relationship between the initial cash flow generated by such communities and the prices paid by the purchasers of the partnership interests) in Fiscal 1995 as compared to Fiscal 1994.

         Syndication fee income for the three months ended October 31, 1997 was $1.9 million compared to $1.5 million for the three months ended October 31, 1996, representing an increase of $400,000 or 26.7%. Syndication fee income for the nine months ended October 31, 1997 was $6.5 million compared to $5.0 million for the nine months ended October 31, 1996, representing an increase of $1.5 million or 30%. The increases are attributable to higher total professional fees and commissions paid relating to the greater sales revenues generated in the three and nine months ended October 31, 1997 as compared to the three and nine months ended October 31, 1996. Syndication fee income for Fiscal 1996 was $7.7 million compared to $8.6 million for Fiscal 1995, a decrease of $900,000 or 10.5%. The decrease is attributable to a slightly lower commission rate for the Syndication of six Investing Partnerships during Fiscal 1996 as compared to the commission rate for the Syndication of six Investing Partnerships during Fiscal 1995. Syndication fee income for Fiscal 1995 was $8.6 million as compared to $5.6 million for Fiscal 1994, an increase of $3.0 million or 53.6%. The increase is attributable to higher total commissions paid for the Syndication of six Investing Partnerships in Fiscal 1995 as compared to the total commissions paid for the Syndication of four Investing Partnerships in Fiscal 1994.

         Deferred income earned for the three months ended October 31, 1997 was $3.8 million as compared to $200,000 for the three months ended October 31, 1996, representing an increase of $3.6 million or 1,800%. Deferred income earned for the nine months ended October 31, 1997 was $4.2 million as compared to $700,000 for the nine months ended October 31, 1996, representing an increase of $3.5 million or 500%. The increases are attributable to the cash flows generated by adult living communities in the three and nine months ended October 31, 1997 exceeding the estimates used to establish deferred income liabilities in the three and nine months ended October 31, 1997 to a greater degree than such cash flow exceeded estimates in the three and nine months ended October 31, 1996. Deferred income realized for Fiscal 1996 was $5.0 million as compared to $10.0 million for the Fiscal 1995, representing a decrease of $5.0 million or 50.0%. The decrease is attributable to (i) the cash flows generated by adult living communities in Fiscal 1995 exceeding the estimates used to establish deferred income liabilities for Fiscal 1995 to a greater degree than such cash flow in Fiscal 1996 exceeded estimates used to establish deferred income liabilities for Fiscal 1996; and (ii) the refinancing of a number of adult living communities during March 1996 which resulted in additional deferred income being earned in Fiscal 1995. In March 1996, the Company arranged for the refinancing of existing mortgages on seven adult living communities and initial mortgage financing on four adult living communities which had previously been acquired on an all cash basis, which resulted in the return of over $43.0 million of capital to limited partners and which reduced the Company's Management Contract Obligations with respect to such limited partners. Because the refinancings were committed to in Fiscal 1995 and closed before the completion of the Company's financial statements for Fiscal 1995, the Company recognized the effect on deferred income with respect to such refinanced properties in Fiscal 1995 rather than Fiscal 1996. Deferred income earned increased to $10.0 million in Fiscal 1995 from $4.4 million in Fiscal 1994, representing an increase of $5.6 million or 127.3%. The increase in the recognition of deferred income earned is primarily as a result of increased cash flows from adult living communities and the refinancing of a number of adult living communities in March 1996, as described above.

         Interest income for the three months ended October 31, 1997 was $2.5 million as compared to $3.2 million for the three months ended October 31, 1996, representing a decrease of $700,000 or 21.9%. The decrease is primarily attributable to an interest payment realized on a mortgage debt restructuring for a Multi-Family Property in the three months ended October 31, 1996. Interest income for the nine months ended October 31, 1997 was $8.1 million as compared to $11.0 million for the nine months ended October 31, 1996, representing a decrease of $2.9 million or 26.4%. The decrease is primarily attributable to (i) the accelerated receipt of interest payments in the three months ended April 30, 1996 due to the refinancing of a number of adult living communities (which includes the initial mortgage financing of certain adult living communities that had been previously acquired without a mortgage) in March 1996 which reduced interest payments that otherwise would have been received in the three months ended April 30, 1997, (ii) an interest payment realized on a mortgage debt restructuring for a Multi-Family Property in the nine months ended October 31, 1996, and (iii) a reduction of interest income due to the refinancings of the adult living communities which resulted in the prepayment of mortgages which were assets of the Company. Interest income for Fiscal 1996 was $13.8 million compared to $12.7 million for Fiscal 1995, an increase of $1.1 million or 8.7%. The refinancing of a number of adult living communities in March 1996 resulted in the return of over $43.0 million of capital to limited partners, thereby accelerating the receipt of scheduled interest payments received by the Company in the three months ending April 30, 1996. This accelerated receipt of scheduled interest payments in the three months ended April 30, 1996 caused interest income for Fiscal 1996 to be greater than interest income for Fiscal 1995, but was partially offset by (a) a reduction of the scheduled interest payments and
(b) a reduction of interest income due to the prepayment of mortgages held by the Company, which resulted from the adult living refinancings. In addition, this increase in interest income was partially offset by a decrease in Fiscal 1996 of the cash flow generated by various Multi-Family Properties, which the Company receives as interest income, as compared to such cash flows generated in Fiscal 1995. Interest income for Fiscal 1995 was $12.7 million compared to $9.5 million for Fiscal 1994, representing an increase of $3.2 million or 33.7%. Such increase reflects the increased aggregate interest received on notes from limited partnerships as a result of an increase in the aggregate principal amount of such notes. The increase in aggregate principal amount reflects an increase in the number of Syndicated adult living communities operated by the Company and in the six Syndications completed in Fiscal 1995, compared to the four Syndications completed in Fiscal 1994. The increase in interest income in Fiscal 1995 also reflects an interest payment realized in connection with a mortgage debt restructuring for a Multi-Family Property. The revenues of the Company in the periods covered in the Consolidated Financial Statements reflect little or no cash flow throughout such periods (which the Company would receive as interest income on Multi-Family Notes) from those Multi-Family Properties with respect to which there are existing mortgage defaults.

         Property management fees from related parties for the three months ended October 31, 1997 was $2.1 million compared to $800,000 for the three months ended October 31, 1996, representing an increase of $1.3 million or 162.5%. The increase is primarily attributable to increased incentive management fees generated by the adult living communities during the three months ended October 31, 1997 as compared to the incentive management fees generated by the adult living communities during the three months ended October 31, 1996. Property management fees from related parties for the nine months ended October 31, 1997 was $3.3 million compared to $1.6 million for the nine months ended October 31, 1996, representing an increase of $1.7 million or 106.3%. The increase is primarily attributable to increased incentive management fees generated by the adult living communities during the nine months ended October 31, 1997 as compared to the incentive management fees generated by the adult living communities during the nine months ended October 31, 1996. Property management fees from related parties was $2.1 million in Fiscal 1996 as compared to $4.1 million in Fiscal 1995, representing a decrease of $2.0 million or 48.8%. This decrease is attributable to (i) operating expenses (including maintenance and repair expenses) increasing at a rate greater than historically, as partially offset by increases in rental revenues, (ii) a decrease in the average occupancy of the Company's portfolio of adult living communities, (iii) the increased debt service on various adult living communities due to the refinancing of such properties (which include the initial mortgage financing of certain properties that had been previously acquired without mortgage financing) in March 1996, which reduced the cash flow produced by such properties and the incentive management fees these properties generate to a greater extent than the resulting reduction of the Company's Management Contract Obligations in Fiscal 1996 due to said refinancing, and (iv) the establishment of capital improvement reserves pursuant to the terms of the newly refinanced loans, which reserves reduce the cash flow and incentive management fees these properties generate. Property management fees from related parties was $4.1 million in Fiscal 1995 as compared to $4.4 million in Fiscal 1994, representing a decrease of $300,000 or 6.8%. The decrease is attributable to a decrease in incentive management fees generated by the adult living communities during Fiscal 1995.

         Equity in earnings from partnerships was $100,000 for the three months ended October 31, 1997 as compared to $100,000 for the three months ended October 31, 1996, representing no change. Equity in earnings from partnerships was $400,000 for the nine months ended October 31, 1997 as compared to $300,000 for the nine months ended October 31, 1996, representing an increase of $100,000 or 33.3%. The increase is attributable to the Syndication of additional properties in which the Company retains a general partnership interest. Equity in earnings from partnerships was $400,000 for Fiscal 1996 and Fiscal 1995, representing no change. Equity in earnings from partnerships was $400,000 in Fiscal 1995 as compared to $300,000 in Fiscal 1994, representing an increase of $100,000 or 33.3%. The increase is attributable to the Syndication of additional properties in which the Company retains a general partnership interest.

         The Company realized other income for the three months ended October 31, 1997 of approximately $500,000 due to the recognition of an asset relating to the Company's mortgage payable. The Company realized other income of approximately $800,000 in the nine months ended October 31, 1997 due to the recognition of an asset relating to the Company's mortgage payable and the write-off of a liability. There was no other income earned for the three months and the nine months ended October 31, 1996. The Company recognized other income for Fiscal 1995 of $1.0 million which resulted from the restructuring and reduction of a development fee obligation of the Company. There was no other income in either Fiscal 1996 or Fiscal 1994.

o Cost of Sales

         Cost of sales (which includes (i) the cash portion of the purchase price for properties plus related transaction costs and expenses and (ii) any payments by the Company in respect of Management Contract Obligations) for the three months ended October 31, 1997 was $10.9 million compared to $8.7 million for the three months ended October 31, 1996, representing an increase of $2.2 million or 25.3%. The increase is attributable to (i) increased funding due to Management Contract Obligations and (ii) greater aggregate purchase prices of the adult living communities in the three months ended October 31, 1997 as compared to the three months ended October 31, 1996. Cost of sales as a percentage of sales and syndication fee income was 88.0% in the three months ended October 31, 1997 as compared to 103.5% in the three months ended October 31, 1996. The decrease is attributable to the ability to obtain more favorable mortgage financings for the acquisitions as partially offset by (i) less favorable terms when acquiring adult living communities (in view of the relationship between the initial cash flow generated by the properties and their purchase prices), and (ii) increased funding due to the Management Contract Obligations in three months ended October 31, 1997 as compared to the three months ended October 31, 1996. Cost of sales for the nine months ended October 31, 1997 was $25.9 million compared to $19.5 million for the nine months ended October 31, 1996, representing an increase of $6.4 million or 32.8%. The increase is attributable to (i) greater purchase prices of the adult living communities, and (ii) increased funding due to Management Contract Obligations in the nine months ended October 31, 1997 as compared to the nine months ended October 31, 1996. Cost of sales as a percentage of sales and syndication fee income was 68.4% in the nine months ended October 31, 1997 as compared to 73.5% in the nine months ended October 31, 1996. The decrease is attributable to the ability to obtain more favorable mortgage financings for the acquisitions as partially offset by (i) less favorable terms when acquiring adult living communities (in view of the relationship between the initial cash flow generated by the properties and their purchase prices), and (ii) increased funding due to Management Contract Obligations in the nine months ended October 31, 1997 as compared to the nine months ended October 31, 1996. Cost of sales for Fiscal 1996 was $34.0 million as compared to $27.7 million for Fiscal 1995, representing an increase of $6.3 million or 22.7%. The increase is attributable to increased funding due to Management Contract Obligations in Fiscal 1996 as compared to Fiscal 1995. Cost of sales as a percentage of sales and syndication fee income was 77.8% in Fiscal 1996 as compared to 68.2% in Fiscal 1995. The increase is attributable to increased funding due to Management Contract Obligations, as partially offset by the Company's ability to acquire properties on more favorable terms and to obtain more favorable mortgage financings for its acquisitions (i.e.-higher-loan-to-value ratios which reduces the cash portion of the purchase prices and preferred interest rates) in Fiscal 1996 as compared to Fiscal 1995. Cost of sales for Fiscal 1995 was $27.7 million compared to $21.7 million in Fiscal 1994, representing an increase of $6.0 million or 27.6%. The increase can be primarily attributed to the acquisition by the Company of six properties in Fiscal 1995 with combined purchase prices of $35.0 million as compared to the acquisition of four properties in Fiscal 1994 with combined purchase prices of $22.3 million. The increase in the aggregate purchase price of properties acquired was partially offset by an increased use of mortgage financing for acquisitions in Fiscal 1995 from levels of mortgage financing for Fiscal 1994, which reduced the cash expenditures by the Company for such acquisitions. Cost of sales as a percentage of sales and syndication fee income decreased from 77.3% in Fiscal 1994 to 68.2% in Fiscal 1995. The decrease can be attributed principally to the Company's ability to obtain more favorable mortgage financing for its acquisitions (i.e. higher loan-to-value ratios and preferred interest rates), which has contributed to the decrease in the cost of sales, and has enabled the Company also to obtain more favorable terms for Syndications which has contributed to the increase in sales, thus creating larger gross margins.

         Several factors, including the decline of the real estate market in the late 1980's and early 1990's, which resulted in a number of distressed property sales and limited competition from other prospective purchasers, allowed the Company to acquire existing adult living communities at such time on relatively favorable terms. Mortgage financing, however, was generally either not available or available only on relatively unattractive terms during this period, which made acquisitions more difficult because they either required large outlays of cash or the use of mortgage financing on relatively unfavorable terms. During the last several years, several factors have contributed towards a trend to less favorable terms for acquisitions of adult living communities, including a recovery in the market for adult living communities and increased competition from other prospective purchasers of adult living communities. The Company, however, has been able to obtain mortgage financing on increasingly favorable terms (i.e. the Company has obtained mortgages for a greater percentage of the purchase price and at preferred interest rates). These factors, combined with an overall reduction of interest rates, have partially offset the factors that have led to more unfavorable acquisition terms. A significant change in these or other factors (including, in particular, a significant rise in interest rates) could prevent the Company from acquiring communities on terms favorable enough to offset the start-up losses of newly-developed communities as well as the Company's debt service obligations, Management Contract Obligations and the Company's selling, and general and administrative expenses.

o Selling Expenses

         Selling expenses for the three months ended October 31, 1997 was $1.8 million as compared to $1.1 million in the three months ended October 31, 1996, representing an increase of $700,000 or 63.6%. Selling expenses for the nine months ended October 31, 1997 was $6.2 million as compared to $4.6 million for the nine months ended October 31, 1996, representing an increase of $1.6 million or 34.8%. The increases are attributable to higher commissions paid on a greater sales volume for Syndications completed in the three and nine months ended October 31, 1997 as compared to the commissions paid on a lower sales volume for Syndications completed in the three and nine months ended October 31, 1996. Selling expenses for Fiscal 1996 was $7.2 million as compared to $7.7 million for Fiscal 1995, representing a decrease of $500,000 or 6.5%. The decrease is attributable to a lower commission rate paid on a higher sales volume for Syndications completed in Fiscal 1996 as compared to the commission rate and sales volume for Syndications completed in Fiscal 1995.
 Selling expenses for Fiscal 1995 were $7.7 million compared to $6.0 million in Fiscal 1994, representing an increase of $1.7 million or 28.3%. The increase was attributable to higher commissions paid on greater sales volume for Syndications completed in Fiscal 1995 as compared to commissions paid for Syndications completed in Fiscal 1994.

o Interest Expense

         Interest expense for the three months ended October 31, 1997 was $5.2 million as compared to $4.2 million for the three months ended October 31, 1996, representing an increase of $1.0 million or 23.8%. Interest expense for the nine months ended October 31, 1997 was $14.0 million as compared to $12.0 million for the nine months ended October 31, 1996, representing an increase of $2.0 million or 16.7%. The increases are attributable to increases in the principal amount of debt and an increase in interest rates for such debt during the three and nine months ended October 31, 1997 as compared to the three and nine months ended October 31, 1996, as partially offset by the elimination of certain of the Company's mortgage debt due to the refinancing of two adult living communities in March 1996 and the refinancing of a third adult living community in July 1996. Interest expense for Fiscal 1996 was $16.4 million as compared to $15.8 million in Fiscal 1995, representing an increase of $600,000 or 3.8%. The increase can be primarily attributed to increases in debt and related interest rates on such debt during the period as partially offset by decreases in debt due to the refinancing of two adult living communities in March 1996. Until the refinancings, the mortgages on the two communities were direct obligations of the Company and the corresponding interest payments were included in the Company's interest expense. These mortgages are now direct obligations of the Owning Partnerships that own these properties and the corresponding interest payments are no longer included in the Company's interest expense. Interest Expense included interest payments on Debenture Debt which had an average interest rate of 12.05% per annum in Fiscal 1996 and the nine months ended October 31, 1997 and was secured by the Purchase Note Collateral. During Fiscal 1996 and the nine months ended October 31, 1997, total interest expense with respect to Debenture Debt was approximately $9.2 million and $6.2 million respectively and the Purchase Note Collateral produced approximately $2.3 million and $1.5 million respectively of interest and related payments to the Company, which was $6.9 million and $4.7 million respectively less than the amount required to pay interest on the Debenture Debt. Interest expense for Fiscal 1995 was $15.8 million compared to $13.6 million for Fiscal 1994, representing an increase of $2.2 million or 16.2%. Interest expense included interest payments on Debenture Debt which had an average interest rate of 11.95% per annum in Fiscal 1995 and was secured by the Purchase Note Collateral. During Fiscal 1995, total interest expense with respect to Debenture Debt was approximately $8.7 million and the Purchase Note Collateral produced approximately $2.0 million of interest and related payments to the Company, which was $6.7 million less than the amount required to pay interest on the Debenture Debt.

o General and Administrative Expenses

         General and administrative expenses for the three months ended October 31, 1997 was $2.4 million as compared to $2.0 million in the three months ended October 31, 1996 representing an increase of $400,000 or 20%. General and administrative expenses for the nine months ended October 31, 1997 was $6.4 million as compared to $5.7 million for the nine months ended October 31, 1996, representing as increase of $700,000 or 12.3%. The increases are attributable to increases in professional fees, salary costs and other office expenses in managing and financing the Comany's portfolio of adult living communities which increased by five adult living communities during the nine months ended October 31, 1997, as partially offset by the capitalization of expenses relating to the implementation of the Company's development program. General and administrative expenses for Fiscal 1996 was $7.8 million as compared to $7.9 million in Fiscal 1995, representing a decrease of $100,000 or 1.3%. The decrease is attributable to the capitalization of expenses relating to the implementation of the Company's development program, which became significant during the year, as partially offset by increases in salary costs and other office expenses in implementing the Company's development program and in managing and financing the Company's adult living communities portfolio which increased by four adult living communities in Fiscal 1996. General and administrative expenses were $7.9 million in Fiscal 1995 compared to $6.5 million in Fiscal 1994, representing an increase of $1.4 million or 21.5%. The increase primarily reflects additional salary costs incurred in instituting the Company's new development program and in managing and financing the Company's portfolio of adult living communities, which increased by six adult living communities in Fiscal 1995, and also reflects increases in various office expenses.

o Loss on Impairment of Notes and Receivables

         The Company realized no loss on impairment of notes and receivables for the three months ended October 31, 1997 as compared to a non-cash loss of $1.6 million for the three months ended October 31, 1996, representing a decrease of $1.6 million or 100%. The Company recognized no loss on impairment of notes and receivables for the nine months ended October 31, 1997 as compared to a $18.4 million non-cash loss for the nine months ended October 31, 1996, representing a decrease of $18.4 million or 100%. The Company realized a non-cash loss on impairment of notes and receivables of $18.4 million in Fiscal 1996 as compared to no such loss for Fiscal 1995 or Fiscal 1994. These losses equal the recorded value, net of deferred income and reserves, of Multi-Family Notes and the related "Other Partnership Receivables" relating to nine Multi-Family Owning Partnerships which filed petitions under Chapter 11 of the U.S. Bankruptcy Code seeking protection from foreclosure actions and one Multi-Family Owning Partnership that surrendered its property pursuant to an uncontested foreclosure sale of such property. As a result of the related transfers by the Principal Stockholders and one of their affiliates of additional assets to the Investing Partnerships which issued such Multi-Family Notes, the Company recorded a contribution to capital of $21.3 million. See --"Liquidity and Capital Resources."

o Officers' Compensation

         Officers' Compensation was $300,000 for the three months ended October 31, 1997 and October 31, 1996, respectively and $900,000 for the nine months ended October 31, 1997 and October 31, 1996, respectively. Officers' compensation was $1.2 million for Fiscal 1996, Fiscal 1995 and Fiscal 1994.

o Depreciation and Amortization

         Depreciation and amortization consists of amortization of deferred debt expense incurred in connection with debt issuance. Depreciation and amortization for the three months ended October 31, 1997 was $1.1 million as compared to $800,000 for the three months ended October 31, 1996, representing an increase of $300,000 or 37.5%. Depreciation and amortization for the nine months ended October 31, 1997 was $2.7 million as compared to $2.5 million for the nine months ended October 31, 1996, representing an increase of $200,000 or 8.0%. The increases are attributable to the increased amortization of deferred loan costs due to the issuance of additional debenture debt and unsecured debt during the three and nine months ended October 31, 1997 as compared to the three and nine months ended October 31, 1996. Depreciation and amortization was $3.3 million in Fiscal 1996 as compared to $2.6 million in Fiscal 1995, representing an increase of $700,000 or 26.9%. The increase is attributable primarily to the prepayment of debt which resulted in the acceleration of the unamortized portion of the related costs and also to the issuance of additional Debenture Debt and Unsecured Debt in Fiscal 1995 which had its full amortization impact in Fiscal 1996. Depreciation and amortization for Fiscal 1995 was $2.6 million compared to $2.3 million for Fiscal 1994, representing an increase of $300,000 or 13.0%. The increase is attributable to the issuance of additional Debenture Debt in Fiscal 1994, which had its full amortization impact in Fiscal 1995.

Liquidity and Capital Resources

         The Company historically has financed operations through cash flow generated by operations, Syndications and borrowings consisting of Investor Note Debt, Unsecured Debt, Mortgage Debt and Debenture Debt. The Company's principal liquidity requirements are for payment of operating expenses, costs associated with development of new adult living communities, debt service obligations, and Management Contract Obligations.

         Cash flows used by operating activities for the nine months ended October 31, 1997 were $13.9 million and were comprised of (i) net loss of $1.5 million less (ii) adjustments for non-cash items of $1.5 million less (iii) the net change in operating assets and liabilities of $10.9 million. The adjustments for non-cash items is comprised of depreciation and amortization of $2.7 million offset by deferred income earned of $4.2 million. Cash flows used by operating activities for the nine months ended October 31, 1996 were $200,000 and were comprised of (i) net loss of $23.6 million plus (ii) adjustments for non-cash items of $20.3 million plus (iii) the net change in operating assets and liabilities of $3.1 million. The adjustments for non-cash items is comprised of depreciation and amortization of $2.6 million and loss on impairment of receivables of $18.4 million offsest by deferred income earned of $700,000. Cash flows provided by operating activities for Fiscal 1996 were $2.5 million and were comprised of: (i) net loss of $23.3 million plus (ii) adjustments for non-cash items of $16.7 million plus (iii) the net change in operating assets and liabilities of $9.1 million. The adjustments for non-cash items is comprised of depreciation and amortization of $3.3 million and loss on impairment of receivables of $18.4 million less deferred income earned of $5.0 million. Cash flows provided by operating activities for Fiscal 1995 were $1.0 million and were comprised of: (i) net income of $5.8 million less (ii) adjustments for non-cash items of $7.4 million plus (iii) the net change in operating assets and liabilities of $2.6 million. The adjustments for non-cash items is comprised of depreciation and amortization of $2.6 million offset by deferred income earned of $10.0 million. Cash flows provided by operating activities for Fiscal 1994 were $1.1 million and were comprised of: (i) net loss of $4.6 million less (ii) adjustments for non-cash items of $2.1 million plus (iii) the net change in operating assets and liabilities of $7.8 million. The adjustments for non-cash items is comprised of depreciation and amortization of $2.3 million offset by deferred income earned of $4.4 million.

         Net cash used by investing activities for the nine months ended October 31, 1997 of $13.8 million was comprised of the increase in the investment in the adult living communities the Company is currently constructing and the increase in investments in general partner interests in Syndicated adult living communities. Net cash used by investing activities for the nine months ended October 31, 1996 of $5.7 million was comprised of the increase in the investment in the adult living communities the Company is currently constructing and the increase in investments in general partner interests in adult living communities as offset by the distribution of refinancing proceeds due to the Company's portion of general partner interests in adult living communities. Net cash used by investing activities for Fiscal 1996 of $7.2 million was comprised of the increase in the investment in the adult living communities the Company is currently constructing and the increase in investments and general partner interests in Syndicated adult living communities for the period offset by a decrease in investments due to the distribution of refinancing proceeds due to the Company's portion of general partner interests in adult living communities. Net cash used by investing activities for Fiscal 1995 of $567,000 was comprised of the increase in investments in general partner interests in adult living communities. Net cash used by investing activities for Fiscal 1994 of $591,000 was comprised of the increase in investments in general partner interests in adult living communities.

         Net cash provided by financing activities for the nine months ended October 31, 1997 of $23.3 million was comprised of (i) proceeds from the issuance of new debt of $36.3 million less debt repayments of $21.8 million plus
(ii) proceeds from construction mortgage financing of $14.0 million less (iii) payments of notes payable of $100,000 plus (iv) increase in notes payable of 2.0 million less (v) the increase in other assets of $7.1 million. Net cash used by financing activities for the nine months ended October 31, 1996 of $3.2 million was comprised of (i) proceeds from the issuance of new debt of $38.2 million less debt repayments of $39.4 million less (ii) payments of notes payable of $100,000 less (iii) an increase in other assets of $1.1 million less (iv) dividends paid of $800,000. Net cash used by financing activities for Fiscal 1996 of $900,000 was comprised of: (i) proceeds from the issuance of new debt of $57.8 million less debt repayments of $55.3 million plus (ii) proceeds from construction mortgage financing of $2.8 million less (iii) payments of notes payable of $200,000 less (iv) dividends paid of $800,000 and less (v) the increase in other assets of $3.4 million due to the capitalization of costs relating to the development and construction of new properties and the issuance of new debt offset by the amortization of loan costs primarily in connection with Debenture Debt. Net cash provided by financing activities for Fiscal 1995 of $6.6 million was comprised of: (i) proceeds from the issuance of new debt of $52.0 million less debt repayments of $39.3 million less (ii) payments of notes payable of $1.6 million less (iii) dividends paid of $1.7 million and less (iv) the increase in other assets of $2.8 million due to the capitalization of loan costs primarily in connection with Debenture Debt. Net cash provided by financing activities for Fiscal 1994 of $1.1 million was comprised of: (i) debt repayments of $31.3 million less proceeds from the issuance of new debt of $44.0 million less (ii) payments of notes payable of $2.6 million less (iii) dividends paid of $1.9 million less (iv) the increase in other assets of $7.1 million due to the capitalization of loan costs primarily in connection with Debenture Debt.

         At January 31, 1997, the Company had total indebtedness, excluding accrued interest, of $141.8 million, consisting of $69.9 million of Debenture Debt, $46.1 million of Unsecured Debt, $5.0 million of Mortgage Debt and $20.8 million of Investor Note Debt. As of October 31, 1997, the Company has increased Investor Note Debt from $20.8 million to $29.1 million, increased Unsecured Debt from $46.1 million to $49.7 million and increased Debenture Debt from $69.9 million to $72.4 million. As a result, total indebtedness increased from $141.8 million to $156.2 million and the Company had cash and cash equivalents at October 31, 1997 of $9.7 million.

         Of the principal amount of total indebtedness at January 31, 1997, $21.4 million becomes due in the fiscal year ending January 31, 1998; $33.6 million becomes due in the fiscal year ending January 31, 1999; $20.9 million becomes due in the fiscal year ending January 31, 2000; $21.1 million becomes due in the fiscal year ending January 31, 2001; $25.6 million becomes due in the fiscal year ending January 31, 2002, and the balance of $19.2 million becomes due thereafter. Of the amount maturing in the fiscal year ending January 31, 1998, $900,000 is Investor Note Debt which the Company repaid as of October 31, 1997 through the collection of investor notes. The balance, approximately $20.5 million, includes $2.7 million of Debenture Debt, and $17.8 million of Unsecured Debt. During the nine months ended October 31, 1997, the Company extended approximately $300,000 of Debenture Debt and repaid approximately $1.1 million of Debenture Debt and approximately $16.2 million of Unsecured Debt. The Company anticipates that the balance of $1.6 million of Unsecured Debt and $1.3 million of Debenture Debt that matures during the current fiscal year, together with interest on outstanding debt, will be repaid from a portion of the proceeds of the $6.0 million of new Unsecured Debt and $ 8.0 million of new Debenture Debt which the Company is in the process of issuing, the issuance of additional debt securities and funds generated by the Company's operations.

         The Company's debt obligations contain various covenants and default provisions, including provisions relating to, in some obligations, certain Investing Partnerships, Owning Partnerships or affiliates of the Company. Certain obligations contain provisions requiring the Company to maintain a net worth of, in the most restrictive case, $30,000,000, except that, under the Capstone agreements the Company will be required to maintain a net worth in an amount no less than 75% of the net worth of the Company immediately after the closing of this Offering. The Company has experienced fluctuations in its net worth over the last several years. At January 31, 1995, the Company had a net worth of $30.2 million, at January 31, 1996, the Company had a net worth of $34.3 million, at January 31, 1997, the Company had a net worth of $31.5 million, and at October 31, 1997, the Company had a net worth of $30.1 million. On a pro forma basis, after giving effect to this Offering, the Company would have had a net worth of $53.7 million at October 31, 1997. Pursuant to the Capstone Agreement, the Company would be required to maintain a net worth of no less than $40.3 million. Certain obligations of the Company contain covenants requiring the Company to maintain a debt for borrowed money to net worth ratio of, in the most restrictive case, no more than 6 to 1. At January 31, 1997 and October 31, 1997, the Company's debt for borrowed money to consolidated net worth ratio was 4.6 to 1 and 5.2 to 1, respectively and would have been 2.9 to 1 on October 31, 1997 on a pro forma basis, after giving effect to this Offering. In addition, certain obligations of the Company provide that an event of default will arise upon the occurrence of a material adverse change in the financial condition of the Company or upon a default in other obligations of the Company.

         The Company has utilized Syndications to finance the acquisitions of the adult living communities it operates and intends to continue this practice for future acquisitions of existing adult living communities. The Company does not intend to Syndicate its newly developed communities. Past Syndications have provided, and it is anticipated that future Syndications will provide, that the limited partners will receive guaranteed distributions during each of the first five years of their investment equal to 11% to 12% of their then paid-in scheduled capital contributions. Pursuant to the management contracts with the Owning Partnerships, for such five-year period, the Company has Management Contract Obligations. During Fiscal 1996 and the nine months ended October 31, 1997, the properties with respect to which the Company had such Management Contract Obligations distributed to the Company, after payment of all operating expenses and debt service, $9.7 million and $7.9 million, respectively, for application to the Company's Management Contract Obligations. During such periods, the Company funded $5.6 million and $5.2 million, respectively, to cover Managment Contract Obligations. The funding was attributable to (i) the increase in the amount of capital contributions from limited partners which were subject to such Management Contract Obligations, as partially offset by the expiration of Management Contract Obligations relating to two Owning Partnerships, (ii) operating expenses (including maintenance and repair costs) increasing at a greater rate than historically, as partially offset by increases in rental revenues, (iii) a decrease in the average occupancy of the Company's portfolio of adult living communities for a portion of these periods, (iv) the increased debt service on various adult living communities due to the refinancing of such adult living communities (which include the initial mortgage financing of certain adult living communities that had been previously acquired without a mortgage), which reduced the cash flow generated by such adult living communities to a greater extent than the resulting reduction of the Company's Management Contract Obligations during these periods, (v) difficulties encountered by the Company in attempting to convert two multi-family properties to adult living communities, and (vi) the establishment of capital improvement reserves pursuant to the terms of the newly refinanced mortgages. The aggregate amount of Management Contract Obligations relating solely to guaranteed return obligations based on existing management contracts is $3.9 million for the remaining portion of Fiscal year 1997, $15.4 million for Fiscal 1998, which will increase to $17.4 in Fiscal 1999, and decrease to $16.4 million in Fiscal 2000, decrease to $11.2 million in Fiscal 2001 and decrease to $2.4 million in Fiscal 2002. Such amounts of Management Contract Obligations are calculated based upon paid-in contributions of limited partners as of October 31, 1997 with respect to Fiscal 1997 and remaining scheduled capital contributions with respect to fiscal years 1998 through 2002. Actual amounts of Management Contract Obligations in respect of such contracts will vary based upon the timing and amount of such capital contributions. Furthermore, these amounts are calculated without regard to the cash flow the related properties will generate, which would reduce such obligations, and are calculated without regard to the Management Contract Obligations relating to future Syndications.

         The refinancings of a number of adult living communities in Fiscal 1996 resulted in over $43 million being returned to limited partners, which reduced the amount of capital upon which the Company is obligated to make payments in respect of the Management Contract Obligations. The amount paid by the Company with respect to its Management Contract Obligations for Fiscal 1996 was partially offset by an increase in interest income received by the Company for Fiscal 1996, which was also the result of the refinancings. While the refinancings increased the Company's funding of Management Contract Obligations in the short term, the long term effect will be a reduction of the Company's Management Contract Obligations relating to the refinanced properties. The capital that was returned to the limited partners (which causes the reduction in the Company's Management Contract Obligations) was applied first to the later years in which their capital contributions are due and then to the earlier years. The refinancings, therefore, reduce the Company's Management Contract

Obligations more in future years than in the current year and the following year. The aggregate amount of the Company's Management Contract Obligations will depend upon a number of factors, including, among others, the expiration of such obligations for certain partnerships, the cash flow generated by the properties and the terms of future Syndications. The Company anticipates that for at least two years the Management Contract Obligations with respect to existing and future Investing Partnerships will exceed the cash flow generated by the related properties, which will result in the need to utilize funds generated by the Company's operations to make Management Contract Obligations payments. The Company intends to structure future Syndications to minimize the likelihood that it will be required to utilize the cash it generates to pay amounts utilized to pay Management Contract Obligations, but there can be no assurance that this will be the case.

         In the past, limited partners have been allowed to prepay capital contributions. The percentage of these prepayments received upon the closings of the Syndications averaged 71.7% in Fiscal 1994, 60.9% in Fiscal 1995, 65.7% in Fiscal 1996 and 64.4% for the nine months ended October 31, 1997. Prepayments of capital contributions do not result in the prepayment of the related purchase notes. Instead, such amounts are loaned to the Company by the Investing Partnership. As a result of such loans and crediting provisions of the related purchase agreements, the Company records the notes receivable corresponding to the purchase notes net of such loans. Therefore, these prepayments act to reduce the recorded value of the Company's notes receivable and reduce interest income received by the Company. Pursuant to the terms of the typical Syndication, the Company, as the general partner of the Investing Partnership, has the option not to accept future prepayments by limited partners of capital contributions. The Company has not determined whether it will continue to accept prepayments by limited partners of capital contributions.

         As of October 31, 1997, the recorded value, net of deferred income, of Multi-Family Notes was $107.1 million. All but approximately $1.2 million of the $56.0 million of "Other Partnership Receivables" recorded on the Company's Consolidated Financial Statements as of October 31, 1997 relate to Multi-Family Notes. (See Note 4 of Notes to the Company's Consolidated Financial Statements.) The Company holds 169 Multi-Family Notes which are secured by controlling interests in 126 Multi-Family Properties.

         Certain Multi-Family Owning Partnerships are presently in default on their respective mortgages. The Multi-Family Notes relating to the Protected Partnerships were first deemed impaired when the mortgages on their respective properties went into default, which defaults occurred between August 1989 and June 1994. Once in default, the holders of these mortgages assigned them to the United States Department of Housing and Urban Development ("HUD"). The Protected Partnerships then attempted to negotiate, and in some cases obtained, workout agreements with HUD. Although it could temporarily lower or suspend debt service payments during the term of a workout agreement, HUD, unlike a conventional lender, did not have the legal authority to restructure the defaulted mortgages it holds by permanently lowering interest rates or reducing the principal amount of such mortgages. HUD then sold the mortgages (subject to those workout agreements which were in place) at auctions in September 1995 and June 1996. Since the new mortgage holders did not have HUD's legal constraints as to the restructuring of mortgages they hold, the Protected Partnerships began negotiations with the new holders to restructure their mortgages or purchase them at a discount. The Protected Partnerships could not reach agreement with the new mortgage holders and such new mortgage holders began to threaten and institute foreclosure proceedings. In July 1996, the Principal Stockholders and one of their affiliates assigned partnership interests in 12 partnerships that own 12 multi-family properties located in various towns and cities in Georgia and South Carolina (the "Assigned Interests") to the Investing Partnerships that own interests in the Protected Partnerships, which Assigned Interests were owned personally by the Principal Stockholders and their affiliate and provided additional assets at the Investing Partnership level and, as a result, additional security for the related Multi-Family Notes. Seven of the Protected Partnerships filed Chapter 11 Petitions in August 1996, two of the Protected Partnerships filed Chapter 11 Petitions in February 1997, and one of the Protected Partnerships did not file a Chapter 11 Petition and allowed the holder of the mortgage to foreclose on its property due to the unlikelihood of confirming a plan of reorganization. The Company neither owns nor manages these properties, nor is it the general partner of these Multi-Family Owning Partnerships, but, rather, holds the related Multi-Family Notes as receivables. The Company, therefore, has no liability in connection with these mortgage defaults or bankruptcy proceedings.

         The Company established appropriate reserves during these time periods to reflect the varying extent of impairment of the applicable Multi-Family Notes in view of the state of facts at such time. In that the Principal Stockholders transferred the Assigned Interests in July 1996, the Company recorded a $21.3 million capital contribution in Fiscal 1996. The bankruptcy petitions and risk of loss faced by the Protected Partnerships resulted in the Company recording a non-cash loss for fiscal 1996 in the amount of $18.4 million (representing the recorded value of these Multi-Family Notes, net of deferred income and net of any previously established reserves) due to the deemed full impairment of these Multi-Family Notes. Due to the additional collateral provided by the Assigned Interests, the Company anticipates that the outcome of the bankruptcy proceedings will not affect its ability to collect on those Multi-Family Notes. Seven of the bankruptcy proceedings resulted in the respective Protected Partnerships losing their properties through foreclosure or voluntary conveyance of their properties. Pursuant to an agreement between two of the Protected Partnerships and their mortgage holders, the Company anticipates that two of the bankruptcy proceedings will result in the respective Protected Partnerships paying off their mortgages at a discount with the proceeds of new mortgage financing, resulting in these properties having current, fully performing mortgages. These two Protected Partnerships have obtained commitments for such new mortgage financings and anticipate closing such financings in January, 1998. The two Investing Partnerships related to these two Protected Partnerships have agreed to transfer the respective Assigned Interests back to the Principal Stockholders and their affiliate if the applicable Protected Partnership emerges from its bankruptcy proceeding with possession of the real property and improvements which it owned at the time of its Chapter 11 Petition.

         Aside from the two Protected Partnerships that have agreements to purchase their mortgages at a discount, there are 17 remaining Multi-Family Owning Partnerships which are in default of their mortgages. As of October 31, 1997, the recorded value, net of deferred income, of the Multi-Family Notes and "Other Partnership Receivables" relating to these 17 Owning Partnerships was $35.1 million. Two of such 17 Multi-Family Owning Partnerships have agreed with their mortgage lenders to pay off their mortgages, in one case at a discount and in the other case in full, with the proceeds of anticipated new mortgage financings, which would result in the related properties having current, fully performing mortgages. These two Multi-Family Owning Partnerships have obtained commitments for such new mortgage financings and also anticipate closing such financings in January, 1998. As of October 31, 1997, the recorded value, net of deferred income, of the Multi-Family Notes and "Other Partnership Receivables" relating to these two Multi-Family Owning Partnerships was $3.2 million, and the recorded value, net of deferred income of the Multi-Family Notes and "Other Partnership Receivables" relating to the 15 remaining Multi-Family Owning Partnerships whose mortgages are in default was $31.9 million. The Company has established reserves of $10.1 million to address the possibility that these Multi-Family Notes and "Other Partnership Receivables" may not be collected in full. It is possible that the 15 remaining Multi-Family Owning Partnerships which are in default on their mortgages will file Chapter 11 Petitions or take similar actions seeking protection from their creditors. The Company neither owns nor manages these properties, nor is it the general partner of these Multi-Family Owning Partnerships, but, rather, holds the related Multi-Family Notes as receivables. The Company, therefore, would have no liability in connection with any such mortgage defaults or bankruptcy proceedings.

         The Multi-Family Properties were typically built or acquired with the assistance of programs administered by HUD that provide mortgage insurance, favorable financing terms and/or rental assistance payments to the owners. As a condition to the receipt of assistance under these and other HUD programs, the properties must comply with various HUD requirements, including limiting rents on these properties to amounts approved by HUD. Most of the rental assistance payment contracts relating to the Multi-Family Properties will expire over the next few years. HUD has introduced various initiatives to restructure its housing subsidy programs by increasing reliance on prevailing market rents, and by reducing spending on future rental assistance payment contracts by, among other things, not renewing expiring contracts and by restructuring mortgage debt on those properties where a decline in rental revenues is anticipated. Due to uncertainty regarding the final policies that will result from these initiatives and numerous other factors that affect each property which can change over time (including the local real estate market, the provisions of the mortgage debt encumbering the property, prevailing interest rates and the general state of the economy) it is impossible for the Company to determine whether these initiatives will have an impact on the Multi-Family Properties and, if there is an impact, whether the impact will be positive or negative.

         Certain of the Multi-Family Owning Partnerships intend to take advantage of the new HUD initiatives and/or improving market conditions to either refinance their HUD-insured mortgages with conventional mortgage financing or restructure their HUD-insured mortgage debt. In some cases, the Multi-Family Owning Partnerships may make certain improvements to the properties and may not renew rental assistance contracts as part of a strategy to reposition those Multi-Family Properties as market-rate, non-subsidized properties. Four of such Multi-Family Owning Partnerships have received commitments for conventional mortgage financings and a number of others have applications for commitments pending. To the extent that any of these Multi-Family Owning Partnerships complete such actions, the Company believes that the ability of the multi-family Investing Partnerships to make payments to the Company on their respective Multi-Family Notes will be enhanced and accelerated. However, there can be no assurance that the Multi-Family Owning Partnership will be able to refinance their mortgages or will be able to successfully reposition any of the Multi-Family Properties.

         In view of the foregoing, there can be no assurance that other Multi-Family Owning Partnerships will not default on their mortgages, file Chapter 11 Petitions, and/or lose their properties through foreclosure. The Company neither owns nor manages these properties, nor is it the general partner of these Multi-Family Owning Partnerships, but, rather, holds the related Multi-Family Notes as receivables. The Company, therefore, would have no liability in connection with any such mortgage defaults or bankruptcy proceedings. Any such future mortgage defaults could, and any such future filings of Chapter 11 petitions or the loss of any such property through foreclosure would, cause the Company to realize a non-cash loss equal to the recorded value of the applicable Multi-Family Note plus any related advances, net of any deferred income recorded for such Multi-Family Note and any reserves for such note previously established by the Company which would reduce such loss. In addition, the Company could be required to realize such a non-cash loss even in the absence of mortgage defaults, Chapter 11 Petitions or the loss of any such property through foreclosure if, at any time in which the Company's financial statements are issued, such property is considered impaired. Such impairment would be measured under applicable accounting rules.

         As previously described, the Protected Partnerships (and the other defaulting Multi-Family Owning Partnerships) have generated little or no cash flow and, therefore, the related Multi-Family Notes have contributed little or no interest income in the periods covered in the Consolidated Financial Statements of the Company. The Assigned Interests have, prior to their assignment to the Investing Partnerships, generated positive cash flows. To the extent the Assigned Interests continue to generate positive cash flows, the Company will be entitled to receive such amounts as interest income on the related Multi-Family Notes.

         The future growth of the Company will be based upon the continued acquisition of existing adult living communities and the development of newly-constructed adult living communities. The Company anticipates that it will acquire between six and twelve existing adult living communities over the next two years. It is anticipated that acquisitions of existing adult living communities will be financed by a combination of mortgage financing and Syndications. In September and October, 1997, respectively, the Company acquired and Syndicated one adult living community in Albuquerque, New Mexico containing 140 apartment units and one adult living community in Garland, Texas containing 112 apartment units. The Company recently entered into a contract to acquire one adult living community in Adrian, Michigan containing 73 apartment units. The Company intends to construct an addition to this property containing approximately 30 apartment units. The purchase price of this community is approximately $4.5 million and the estimated cost of construction of the addition is approximately $1.4 million. The Company intends to finance approximately $4.1 million of the purchase price and cost of construction for this acquisition through mortgage financing with the remainder of the purchase price financed by a Syndication. The Company regularly obtains such acquisition mortgage financing from three different commercial mortgage lenders and, in view of its ready access to such mortgage financing, has not sought any specific commitments or letters of intent with regard to future, unidentified acquisitions. Similarly, the Company believes that it has sufficient ability to finance its acquisitions of existing adult living communities in part by Syndications. In addition, the Company has acquired two existing adult living communities from existing Owning Partnerships. These acquisitions were financed by utilizing mortgage financing and Resyndications and the communities are now owned by new Owning Partnerships. The Company has recently acquired a third adult living community from an existing Owning Partnership. This acquisition was financed by the assumption of the existing mortgage financing and the Company is in the process of Resyndicating an interest in the community. The Company may engage in other similar transactions.

         In a typical Syndication, limited partners agree to pay their capital contributions over a five-year period, and deliver notes representing the portion of their capital contribution that has not been paid in cash. The Company borrows against the notes delivered by investors to generate cash when needed, including to pursue its plan for the development of new adult living communities and to repay debt. The Company's present Investor Note Debt lenders do not have sufficient lending capacity to meet all of the Company's future requirements. However, the Company currently is negotiating with several new Investor Note Debt lenders which the Company believes will have sufficient lending capacity to meet all of the Company's foreseeable Investor Note Debt borrowing requirements on acceptable terms.

         The Company also has instituted a development plan pursuant to which it has completed construction of one adult living community, is nearing completion of the construction of six additional communities and intends to commence construction of between 30 and 34 additional new adult living communities over the next two years. The Company expects to complete the construction of two of the six communities currently under construction by January 31, 1998 and expects to complete the construction of the remaining four communities currently under construction by the end of the first quarter of fiscal 1998. These six adult living communities, along with the one community already completed pursuant to the development plan, contain an aggregate of approximately 1,000 apartment units and the 30 to 34 additional new communities which the Company intends to commence construction on over the next two years will contain between 4,260 and 4,828 apartment units. The Company estimates that the cost of developing and leasing each new adult living community financed with mortgage financing will be approximately $9.5 million. With respect to four of the six adult living communities currently under construction, the Company has entered into long-term leases to finance these developments. The Company anticipates that the proceeds of this Offering, funds generated by its business operations and construction mortgage financing will provide sufficient fund to pursue its development plan for at least 12 months at the projected rate of development. The Company will use the proceeds of anticipated refinancings of construction financing on, and/or sale-leasebacks of, stabilized, newly constructed communities at higher principal amounts than the original construction financing, additional long-term leases or similar forms of financing which require the investment of little or no capital on the part of the Company, or may use funds raised through the issuance of additional debt or equity securities, to continue with its development plan for more than the next 12 months at its projected rate of development. There can be no assurance that funds generated by these potential sources will be available or sufficient to complete the Company's development plan. In addition, there are a number of circumstances beyond the Company's control and which the Company cannot predict that may result in the Company's financial resources being inadequate to meet its needs. A lack of available funds may require the Company to delay, scale back or eliminate some of the adult living communities that are currently contemplated in its development plan. See "Risk Factors -- Need for Additional Financing" and "Use of Proceeds." The first new communities being constructed pursuant to the Company's development plan are in Texas. The Company completed construction with mortgage financing for up to $7.0 million on an adult living community in Corpus Christi, Texas, and is nearing the completion of construction on sites in Round Rock, and Temple, Texas, with mortgage financing for up to $7.6 million and $7.3 million, respectively. The Company has obtained construction financing for $7.1 million to develop a site it acquired in Tyler, Texas. The Company holds options to acquire three additional sites in Texas and is negotiating with several additional lenders to obtain financing to develop these sites.

         The Company has, and may in the future, utilize long-term lease financing arrangements to develop and operate new communities. The Company has obtained up to $39 million of financing from Capstone for 100% of the development cost of four adult living communities that will be operated by the Company pursuant to long-term leases with Capstone. The Company is nearing completion of construction on these four communities which are located in San Angelo, Wichita Falls, El Paso and Abilene, Texas. Pursuant to this financing arrangement, Capstone acquired the properties and entered into a development agreement and a lease agreement with the Company with respect to each property. Each development agreement required that construction commence within 30 days after the acquisition of the property and be complete within 15 months of commencement. Each lease agreement will have a term of 15 years with three optional five-year renewal periods. The agreement requires a covenant that each community financed by Capstone maintain annualized earnings before certain deductions of at least 1.25 times the rent from the respective adult living community. The obligations under the development agreements are, and the obligations under the leases will be, direct obligations of the Company. The Company will be granted a right of first refusal and an option to purchase the properties. The Company will be required to maintain a net worth in an amount no less than 75% of the net worth of the Company immediately after the closing of this Offering. On a pro forma basis, after giving effect to this Offering, the Company would have had a net worth of $53.7 million at October 31, 1997. Therefore, the Company would be required, pursuant to the Capstone Agreement to maintain a net worth of no less than $40.3 million.

         The Company is actively engaged in negotiations with other mortgage and long-term lease lenders to provide additional construction financing. The Company anticipates that most of the construction mortgage loans it obtains to finance the development and lease-up costs of new adult living communities will contain terms where the lender will fund approximately 80% of such costs, requiring the Company to contribute approximately 20% of such costs. The Company arranged for the sale of limited partnership interests in two partnerships organized to make second mortgage loans to the Company to fund approximately 20% of the costs of developing three new adult living communities.

New Accounting Pronouncements

         The Financial Accounting Standards Board has recently issued several new accounting pronouncements. Statement No. 128, "Earnings per Share" establishes standards for computing and presenting earnings per share, and is effective for financial statements for both interim and annual periods ending after December 15, 1997. Statement No. 129, "Disclosure of Information about Capital Structure" establishes standards for disclosing information about an entity's capital structure, and is effective for financial statements for periods ending after December 15, 1997. Statement No. 130, "Reporting Comprehensive Income" establishes standards for reporting and display of comprehensive income and its components, and is effective for fiscal years beginning after December 15, 1997. Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers, and is effective for financial statements for periods beginning after December 15, 1997. The Company believes that its future adoption of these standards will not have a material effect on the Companys financial position or results of operations.

                                    BUSINESS

General

         The Company is a fully integrated provider of adult living accommodations and services which acquires, finances, develops and manages adult living communities. Although, the Company's revenues have been and are expected to continue to be, primarily derived from Syndications, to the extent the Company implements its new development program, it anticipates that the revenues derived therefrom will increase. The Company manages adult living communities which have been financed utilizing Syndications. The Company is one of the largest operators of adult living communities in the United States, operating communities offering both independent- and assisted-living services. The American Seniors Housing Association ranks the Company as the seventh largest operator of adult living communities as of October, 1997, based upon the number of units under management. The Company currently operates 36 adult living communities containing 5,192 apartment units in 12 states in the Sun Belt and the Midwest. The Company also operates one skilled nursing facility containing 57 beds and one residential apartment complex containing 237 units. One of the adult living communities the Company operates contains 70 skilled nursing beds. At November 21, 1997, the communities operated by the Company had an average occupancy rate of approximately 93.9%. The Company's operating objective is to provide high-quality, personalized living services to senior residents, primarily persons over the age of 75. To the extent that the development plan described below is successfully implemented, the Company anticipates that the percentage of its revenues derived from Syndications would decrease and the percentage of revenues derived from newly constructed communities would increase and, the Company believes, over time, become the primary source of the Company's revenues.

         Historically, the Company has financed the acquisition and development of multi-family and adult living properties by utilizing mortgage financing and Syndications. The Company is the general partner of all but one of the partnerships that owns the adult living communities in the Company's portfolio and the Company manages all of the adult living communities in its portfolio. The Company has a participation in the cash flow, sale proceeds and refinancing proceeds of the Syndicated properties after certain priority payments to the limited partners. The Syndicated adult living communities managed by the Company are not owned by the Company. Future revenues of the Company relating to such communities would primarily arise in the form of (i) deferred income on sales of interests in the Owning Partnerships for such communities, (ii) management fees,
(iii) amounts payable by the Investing Partnerships to the Company in the event of the subsequent sale or refinancing of such communities, and (iv) interest income from Adult Living Notes. The Company intends to continue to finance its future acquisitions of existing adult living communities by utilizing mortgage financing and Syndications, and anticipates acquiring between six and twelve communities during the next two years. The Company does not intend to Syndicate it's newly developed adult living communities, which it will own and operate or operate pursuant to long-term leases.

         Current demographic trends suggest that demand for both independent-living and assisted-living services will continue to grow. According to U.S. Bureau of Census data, the Company's target market, people over age 75, is one of the fastest growing segments of the U.S. population and is projected to increase by more than 24% to 16.3 million between 1990 and 2000. While the population of seniors grows, other demographic trends suggest that an increasing number of them will choose adult living centers as their residences. According to U.S. Bureau of Census data, the median net worth of householders over age 75 has increased to over $75,000. At the same time, the Census shows that the number of seniors living alone has increased, while women, who have been the traditional care-givers, are more likely to be working and unable to provide care in the home. The Company believes that many seniors find that adult living centers provide them with a number of services and features that increasingly they are unable to find at home, including security, good nutritious food and companionship. Furthermore, the National Long Term Care Surveys, a Federal study that regularly surveys close to 20,000 people aged 65 and older, indicate that, despite the growth in the elderly population, the percentage of elderly that are disabled and need assistance with activities of daily living ("ADLs") has decreased substantially and is expected to continue to decrease. This suggests that demand for independent living communities will increase in the future.

         Assisted-living supplements independent-living services with assistance with ADLs in a cost effective manner while maintaining residents' independence, dignity and quality of life. Such assistance consists of personalized support services and health care in a non-institutional setting designed to respond to the individual needs of the elderly who need assistance but who do not need the level of health care provided in a skilled nursing facility.

         The Company has instituted a development plan pursuant to which it has completed construction of one adult living community, is nearing the completion of construction on six additional communites and intends to commence construction of between 30 and 34 additioinal new adult living communities over the next two years. The Company expects to complete the construction of two of the six communities currently under construction by January 31, 1998 and expects to complete the construction of the remaining four communities currently under construction by the end of the first quarter of fiscal 1998. These six adult living communities, along with the one community already completed pursuant to the development plan, contain an aggregate of approximately 1,000 apartment units and the 30 to 34 additional new communities which the Company intends to commence construction on over the next two years will contain between 4,260 and 4,828 apartment units. Each new community to be developed by the Company will offer both independent and assisted-living services. The first communities being constructed pursuant to the Company's development plan are in Texas. The Company has acquired one site on which it expects construction to commence shortly and holds options to acquire three additional sites. The Company generally plans to concentrate on developing projects in only a limited number of states at any given time. The Company believes that this focus will allow it to realize certain efficiencies in the development and management of communities. The Company also plans to expand its portfolio of adult living communities by acquiring between six and twelve communities during the next two years and to finance the acquisitions by utilizing mortgage financing and Syndications. The Company is the managing general partner of the partnerships that own all but one of the 36 Syndicated adult living communities, the nursing home and the residential apartment complex in its current portfolio and will continue to act in this capacity for all future properties which it acquires. All of the 36 Syndicated adult living communities and other properties are managed by the Company pursuant to written management contracts.

         The Company's adult living communities offer personalized assistance, supportive services and selected health care services in a professionally managed group living environment. Residents may receive individualized assistance which is available 24 hours a day, and is designed to meet their scheduled and unscheduled needs. The services for independent-living generally include three restaurant-style meals per day served in a common dining room, weekly housekeeping and flat linen service, social and recreational activities, transportation to shopping and medical appointments, 24-hour security and emergency call systems in each unit. The services for assisted-living residents generally include those provided to independent-living residents, as supplemented by assistance with ADLs including eating, bathing, dressing, grooming, personal hygiene and ambulating; health monitoring; medication management; personal laundry services; and daily housekeeping services.

         The Company focuses exclusively on "private-pay" residents, who pay for housing or related services out of their own funds or through private insurance, rather than relying on the few states that have enacted legislation enabling assisted-living facilities to receive Medicare funding similar to funding generally provided to skilled nursing facilities. The Company intends to continue its "private-pay" focus as it believes this market segment is, and will continue to be, the most profitable. This focus will enable the Company to increase rental revenues as demographic pressure increases demand for adult living communities and avoid potential financial difficulties it might encounter if it were dependent on Medicare or other government reimbursement programs that may suffer from health care reform, budget deficit reduction or other pending or future government initiatives.

Partnership Offerings

         Historically, the Company has financed the acquisition and development of adult living properties by utilizing mortgage financing and Syndications. The Company is the managing general partner of all but one of the Owning Partnerships that own the adult living communities currently included in the Company's portfolio and the Company manages all of the 36 Syndicated adult living communities in its portfolio. The Company is also the general partner of 30 of the 40 adult living Investing Partnerships. As a general partner of such partnerships, the Company has a participation in the cash flow, sale proceeds and refinancing proceeds of the properties after certain priority payments to the limited partners. In a typical Syndication, an Owning Partnership is organized by the Company to acquire a property which the Company has identified and selected based on a broad range of factors. Generally, 99% to 100% of the partnership interests in an Owning Partnership initially are owned by the Company. An Investing Partnership is formed as a limited partnership for the purpose of acquiring all or substantially all of the total partnership interests owned by the Company. Limited partnership interests in the Investing Partnership are sold to investors in exchange for (i) all cash or (ii) a cash down payment and full recourse promissory notes (an "Investor Note"). In the case of an investor that does not purchase a limited partnership interest for all cash, the investor's limited partnership interest (a "Limited Partnership Interest") serves as collateral security for that investor's Investor Note. Under the terms of an agreement (a "Purchase Agreement"), the Investing Partnership purchases from the Company the partnership interests in the Owning Partnership partially with cash raised from the cash down payment made by its investors and the balance by the delivery of the Investing Partnership's promissory note (a "Purchase Note"). The Purchase Notes executed by Investing Partnerships prior to 1986 have balloon payments of principal due on maturity. The Purchase Notes executed since January 1, 1987 are self-liquidating (without balloon payments). The Investing Partnership, as collateral security for its Purchase Note, pledges to the Company the Investor Notes received from its investors, its interest in the Limited Partnership Interests securing the Investor Notes, as well as the entire partnership interest it holds in the Owning Partnership which it purchased from the Company. In addition, each Purchase Agreement provides that the Investing Partnership shall pay the Company an amount equal to a specified percentage of the Investing Partnership's share of the net proceeds from capital transactions (such as the sale or refinancing of the underlying property) in excess of certain amounts.

         The limited partners in Investing Partnerships typically agree to pay their capital contributions over a five-year period. Past offerings have provided, and it is anticipated that future offerings will provide, that the limited partners will receive guaranteed distributions during each of first five years of their investment equal to between 11% to 12% of their then paid-in scheduled capital contributions. Pursuant to the management contracts with the Owning Partnerships, the Company is required to pay the Management Contract Obligations. During Fiscal 1996 and the nine months ended October 31, 1997, the Company paid approximately $5.6 million and $5.2 million, respectively with respect to the Management Contract Obligations. The aggregate amount which the Company will be required to pay with respect to the Management Contract Obligations will depend upon a number of factors, including, among others, the expiration of such obligations for certain partnerships, the cash flow generated by the properties the Company currently operates, the terms of future Syndications and the cash flow to be generated by the related properties. Based upon its estimates of these factors, which estimates may vary materially from actual results, the Company anticipates that for at least the next two years, the Management Contract Obligations with respect to existing and future Investing Partnerships will exceed the cash flow generated by the related properties, which will result in the need to utilize cash generated by the Company to make payments pursuant to the terms of the management contracts. To the extent that the Company must expend funds to meet its Management Contract Obligations, the Company will have fewer funds available to utilize for other business purposes, including funds for application to the new development plan, to meet other liquidity and capital resource commitments and for dividends. The Company intends to structure future Syndications to minimize the likelihood that it will be required to utilize the cash it generates to make payments pursuant to the management contracts.

         The Company's Management Contract Obligations are contractual obligations. In general, the accrual of expenses arising from obligations of the Company, including such Management Contract Obligations, reduces the amount of earnings that might otherwise be available for distribution to stockholders.

         In the past, limited partners have been allowed to prepay capital contributions. Prepayments of capital contributions do not result in the prepayment of the related Purchase Notes. Instead, such amounts are loaned to the Company by the Investing Partnership. Loans made prior to the reorganization of the Company in 1996 were made to J&B Management Company and, as part of the reorganization, were assumed by the Company. The purchase agreements provide that, should any failure to repay any such loan occur, the Company must credit to the Investing Partnership the amounts loaned at the time such amount would be required to be paid by the Investing Partnership to meet its obligations then due under the Purchase Note. As a result of such loans and such provisions of the purchase agreements, the Company records the notes receivable corresponding to the Purchase Notes net of such loans. Therefore, these prepayments act to reduce the recorded value of the Company's notes receivable and reduce interest income received by the Company. Pursuant to the terms of its Syndications, the Company has the option not to accept future prepayments by limited partners of capital contributions. The Company has not determined whether it will continue to accept prepayments by limited partners of capital contributions.

         After the initial five-year period, the limited partners are still entitled to the same specified rate of return on their investment, but only to the extent there are sufficient cash flows from the related adult living communities. To the extent property cash flows are not sufficient to pay the limited partners their specified return, the right to receive this shortfall accrues until proceeds are available from a sale or refinancing of the property. Under the management contracts, during the initial five-year period, the Company is entitled to retain all cash flows in excess of the Management Contract Obligations as an incentive management fee. Thereafter, the Company's incentive management fee is 40% of the excess of cash flow over the amount necessary to make the Management Contract Obligations. The remaining 60% of cash flows are to be distributed by the Owning Partnerships to the Investing Partnerships for distribution to limited partners.

         All of the Syndicated adult living communities, the nursing home and the residential apartment complex operated by the Company are managed by the Company pursuant to written management contracts, which generally have a five year term coterminous with the Company's Management Contract Obligations. These five-year obligations have terminated for seven of the 40 Investing Partnerships. In addition, the five year obligations will terminate on December 31, 1997 for an additional seven Investing Partnerships. After the initial five-year term, the Management Contract Obligations terminate and the management contracts are automatically renewed each year, but are cancelable on 30 to 60 days notice at the election of either the Company or the related Owning Partnership. The termination of any management contracts would result in the loss of fee income, if any, under those contracts. The Company is the managing general partner of 35 of the 36 Owning Partnerships that own the Syndicated adult living communities, the nursing home and the residential apartment complex operated by the Company. The Company also is the general partner of 30 of the 40 adult living Investing Partnerships formed to acquire equity interests in 36 of said Owning Partnerships. In general, under the terms of the Investing Partnerships' partnership agreements, limited partners have only limited rights to take part in the conduct or operation of the partnerships. The partnership agreements for the 30 Investing Partnerships for which the Company is the general partner provide that a majority in ownership interests of the limited partners can remove the Company as the general partner at any time. It is anticipated that all future Investing Partnership agreements will contain the same right to remove the Company as a general partner. In addition, the consent of a majority in ownership interests of limited partners in such Investing Partnerships is required to be obtained in connection with any sale or disposition of the underlying property.

         The Company intends to continue to finance its acquisitions of existing adult living communities by utilizing mortgage financing and Syndications. The Company plans to acquire between six and twelve existing adult living communities over the next two years. However, competition to acquire such communities has intensified, and there can be no assurance that the Company will be able to acquire such communities on terms favorable enough to offset the start-up losses associated with newly developed communities and the costs and cash requirements arising from the Company's overhead and existing debt and Management Contract Obligations. The Company is, and will continue to be, the managing general partner of the partnerships that own acquired communities.

         In addition, the Company arranged for the sale of limited partnership interests in two partnerships organized to make second mortgage loans to the Company to fund approximately 20% of the costs of developing three new adult living communities.

The Long-Term Care Market

         The long-term care services industry encompasses a broad range of accommodations and healthcare services that are provided primarily to seniors. Independent-living communities attract seniors who desire to be freed from the burdens and expense of home ownership, food shopping and meal preparation and who are interested in the companionship and social and recreational opportunities offered by such communities. As a senior's need for assistance increases, the provision of assisted-living services in a community setting is more cost-effective than care in a nursing home. A community which offers its residents assisted-living services can provide assistance with various ADLs (such as bathing, dressing, personal hygiene, grooming, ambulating and eating), support services (such as housekeeping and laundry services) and health-related services (such as medication supervision and health monitoring), while allowing seniors to preserve a high degree of autonomy. Generally, residents of assisted-living communities require higher levels of care than residents of independent-living facilities, but require lower levels of care than residents of skilled-nursing facilities.

Industry Trends

         The Company believes its business benefits from significant trends affecting the long-term care industry. The first is an increase in the demand for elder care resulting from the continued aging of the U.S. population. U.S. Bureau of Census shows that the average age of the Company's residents (83 years old) places them within one of the fastest growing segments of the U.S. population. While increasing numbers of Americans are living longer and healthier lives, many choose community living as a cost-effective method of obtaining the services and life-style they desire. Adult living facilities that offer both independent and assisted-living services give seniors the comfort of knowing that they will be able to "age in place" -- something they are increasingly unable to do at home.

         The primary consumers of long-term care services are persons over the age of 65. This group represents one of the fastest growing segments of the population. According to U.S. Bureau of the Census data, the number of people in the U.S. age 65 and older increased by more than 27% from 1981 to 1994, growing from 26.2 million to 33.2 million. Such census data also shows that the segment of the population over 85 years of age, which comprises the largest percentage of residents at long-term care facilities, is projected to increase by more than 37% between the years 1990 and 2000, growing from 3.0 million to 4.1 million. The Company believes that these trends depicted in the graph below will contribute to continued strong demand for adult living communities.

       Projected Percentage Change in the Elderly Population of the U.S.

               1981       1990       1995     2000     2005     2010
               ----       ----       ----     ----     ----     ----
65-84           0         17.5%      25.2%    26.2%    27.3%    34.6%
85-             0         28.4%      54.3%    76.3%    94.1%   112.7%

                       SOURCE: U.S. BUREAU OF THE CENSUS

         A trend benefiting the Company, and especially its provision of independent-living services, is that as the population of seniors swells, the percentage of seniors that are disabled and need assistance with ADLs has steadily declined. According to the National Long Term Care Surveys, a federal study, disability rates for persons aged 65 and older have declined by 1 to 2 percent each year since 1982, the year the study was commenced. In 1982, approximately 21% of the 65 and over population was disabled and in 1995 only 10% was disabled. This trend suggests that demand for independent living services will increase in the future.

         Other trends benefiting the Company include the increased financial net worth of the elderly population, the changing role of women and the increase in the population of individuals living alone. As the number of elderly in need of assistance has increased, so too has the number of the elderly able to afford residences in communities which offer independent and/or assisted-living services. According to U.S. Bureau of the Census data, the median net worth of householders age 75 or older has increased from $55,178 in 1984 and $61,491 in 1988 to $76,541 in 1991. Furthermore, according to the same source, the percentage of people 65 years and older below the poverty line has decreased from 24.6% in 1970 to 15.7% in 1980 to 12.2% in 1990. Historically, unpaid women (mostly daughters or daughters-in-law) represented a large portion of the care givers of the non-institutionalized elderly. The increased number of women in the labor force, however, has reduced the supply of care givers, and led many seniors to choose adult living communities as an alternative. Since 1970, the population of individuals living alone has increased significantly as a percentage of the total elderly population. This increase has been the result of an aging population in which women outlive men by an average of 6.9 years, rising divorce rates, and an increase in the number of unmarried individuals. The increase in the number of the elderly living alone has also led many seniors to choose to live in adult living communities.

         The increased financial net worth of the elderly population is illustrated by the following chart:


                                      Median Net Worth

                               1990                    1991
                               ----                    ----
                  45-54        57,466                  58,250

                  55-64        80,032                  83,043

                  65-          73,471                  88,192

                       SOURCE: U.S. BUREAU OF THE CENSUS

         Another trend benefiting the Company, and especially its provision of assisted-living services, is the effort by the government, private insurers and managed care organizations to contain health care costs by limiting lengths of stay, services, and reimbursement amounts. This has resulted in hospitals discharging patients earlier and referring them to nursing homes. At the same time, nursing home operators continue to focus on providing services to sub-acute patients requiring significantly higher levels of skilled nursing care. The Company believes that this "push down" effect has and will continue to increase demand for assisted-living facilities that offer the appropriate levels of care in a non-institutional setting in a more cost-effective manner. The Company believes that all of these trends have, and will continue to, result in an increasing demand for adult living facilities which provide both independent and assisted-living services.

Strategy

         Growth. The Company's growth strategy focuses on the development of communities offering both independent and assisted-living apartment units and on continued intensive communities management. The Company believes that there are numerous markets that are not served or are underserved by existing adult living communities and intends to take advantage of these circumstances, plus the present availability of construction financing on favorable terms, to develop new communities of its own design in desirable markets. Historically, the Company has expanded by acquisition of existing communities. The Company has taken advantage of the inexperience and operating inefficiencies of the previous owners of these communities and has improved the financial performance of these properties by implementing its own management and marketing techniques. The Company's sophistication in management and marketing is evidenced by its approximate 93.9% occupancy rate at November 21, 1997 at the existing adult living communities managed by the Company.

         The Company will continue to acquire existing communities and intends to finance these acquisitions, in part, by Syndications. The Company believes that its continuing the practice of financing the acquisition of adult living communities through Syndications will provide additional cash flow to help the Company pursue its development program. Competition to acquire existing adult living communities has intensified, and the Company anticipates that, for at least the next two years, it will not be able to acquire such communities on terms favorable enough to offset the startup losses associated with newly developed communities and the costs and cash requirements arising from the Company's overhead and existing debt and Management Contract Obligations. The Company also believes its established ability to privately place equity and debt securities could enhance its ability to pursue its development plan.

         New Development. While the acquisition of existing adult living communities utilizing Syndications will continue to play a significant role in the Company's expansion program, the primary focus of the expansion program is the development of new adult living communities. The Company's development plan emphasizes a "prototype" adult living community that it has designed. The Company designed the prototype based upon its experience operating its existing portfolio of communities. Because each of its adult living communities has a different design, and due to the Company's experience in operating such communities, the Company believes it has been able to identify certain characteristics of the communities it operates which are beneficial. In addition to incorporating the characteristics which the Company believes are beneficial, the Company has incorporated the following features into the prototype which it believes are innovative and make the prototype a "state of the art" community.

         The prototype contains 142 apartment units and will be located on sites of up to seven acres. The Company believes that its development prototype is larger than many independent-living and most assisted-living communities, which typically range from 40 to 80 units. The Company believes that the greater number of units will allow the Company to achieve economies of scale in operations, resulting in lower operating costs per unit, without sacrificing quality of service. These savings primarily are achieved through lower staffing, maintenance and food preparation costs per unit, without sacrificing quality of service. In that the time and effort required to develop a community (including site selection, land acquisition, zoning approvals, financing, and construction) do not vary materially for a larger community than for a smaller one, developmental economies of scale also are realized in that more apartment units are being produced for each community that is developed.

         Common areas will include recreation areas, dining rooms, a kitchen, administrative offices, an arts and crafts room, a multi-purpose room, laundry rooms for each floor, a beauty salon/barber shop, a library reading area, card rooms, a billiards room, a health center to monitor residents' medical needs and assigned parking. The Company believes that the common areas and amenities offered by its prototype represent the state of the art for independent-living communities and are superior to those offered by smaller independent-living communities or by most communities that offer only assisted living services. The Company believes that such substantial common areas, which would often be unaffordable in smaller communities, will provide the Company's prototype communities with a competitive advantage over smaller communities. The Company believes that these common areas will attract residents and promote continued stable occupancy of its prototype communities. Unit sizes range from 368 square feet for a studio to 871 square feet for a two bedroom/two bath unit. The Company's prototype contains 46 studio apartments, 92 one bedroom/one bathroom apartments and 4 two bedroom/two bathroom apartments, encompassing approximately 108,000 square feet. Each apartment unit will be a full apartment, including a kitchen or kitchenette.

         The Company anticipates that it will rent apartment units in its prototype communities pursuant to annual leases on a strictly "private pay" basis. The Company believes this "private pay" focus will allow it to increase rental revenues as demographic pressure increases demand for adult living communities and avoid potential financial difficulties it might encounter if it were dependent on Medicare or other government reimbursement programs that may suffer from health care reform, budget deficit reduction or other pending or future government initiatives. The prototype community is targeted to the "middle to upper-middle income" segment of the elderly population, which is the broadest segment of the elderly population, and will allow the Company to provide a high-quality level of service.

         Each community will offer residents a choice between independent-living and assisted-living services. As a result, the market for each community will be broader than for communities that offer only either independent-living or assisted-living services. Due to licensing requirements and the expense and difficulty of converting existing independent-living units to assisted-living units, independent-living and assisted-living units in many communities generally are not interchangeable. However, the prototype is designed to allow, at any time, for conversion of units, at minimum expense, for use as either independent-living or assisted-living units. Each community therefore may adjust its mix of independent-living and assisted-living units as the market or existing residents demand. The Company believes that this innovative feature distinguishes its prototype community. The Company believes that part of the appeal of this type of community is that residents will be able to "age in place" with the knowledge that they need not move to another community if they require assistance with ADLs. The Company believes that the ability to retain residents by offering them higher levels of services will result in stable occupancy with enhanced revenue streams.

         The Company's prototype also incorporates two interior courtyards, from which the Company's "Grand Court"(R) name originates. These courtyards allow residents to enjoy the outdoors while remaining in a secure environment. The Company believes that this feature distinguishes its prototype community.

         In summary, the Company believes that the size, design and target markets of its prototype and the convertability of its apartments to either independent or assisted-living units will result in "state of the art" communities that will provide an excellent vehicle for economic growth.

         Market Selection Process. In selecting geographic markets for potential expansion, the Company considers such factors as a potential market's population, demographics and income levels, including the existing and anticipated future population of seniors who may benefit from the Company's services, the number of existing and anticipated long-term care communities in the market area and the income level of the target population. While the Company does not apply its market selection criteria mechanically or inflexibly, it generally seeks to select adult living community locations that are non-urban with populations of no more than 100,000 people and containing 3,000 elderly households within a 20-mile radius with an annual income of at least $35,000, and have a regulatory climate that the Company considers favorable toward development. The Company has found that communities with these characteristics, so-called "secondary markets," generally have a receptive population of seniors who desire and can afford the services offered in the Company's adult living communities. The Company believes that it can obtain zoning and other necessary approvals in secondary markets more quickly and easily than would be the case in primary markets. In focusing on secondary markets, the Company believes it will avoid overdevelopment to which primary markets are prone and obtain the benefit of demographic concentrations that do not exist in yet smaller markets. The Company believes that high-quality, affordable employees are easier to attract and retain in secondary markets than in primary markets.

         Centralized Management. The adult living business is highly management intensive. While the location of a community and its physical layout are extremely important, another key to the success of an adult living community lies in the ability to maximize its financial potential through sophisticated, experienced management. Such success requires the establishment and supervision of programs involving the numerous facets of an adult living community, including menu planning, food and supply purchasing, meal preparation and service, assistance with "activities of daily living," recreational activities, social events, health care services, housekeeping, maintenance and security. The Company's strategy emphasizes centralized management in order to achieve operational efficiencies and ensure consistent quality of services. The Company has established standardized policies and procedures governing, among other things, social activities, maintenance and housekeeping, health care services, and food services. An annual budget is established by the Company for each community against which performance is tested each month.

         Marketing. Marketing is critical to the rent up and continued high occupancy of a community. The Company's marketing strategy focuses on enhancing the reputation of the Company's communities and creating awareness of the Company and its services among potential referral sources. The Company's experience is that satisfied residents and their families are an important source of referrals for the Company. In addition, the Company plans to use its common community design and its "The Grand Court"(R) trademarked name to promote national brand-name recognition. The Company has adopted the trademarked name. Historically, adult living communities have generally been independently owned and operated and there has been little national brand-name recognition. The Company believes that national recognition will be increasingly important in the adult living business. The Company intends to continuously use its trademarked name in its business activities, and the life of this trademark will extend for the duration of its use. The Company considers this trademark to be a valuable intangible intellectual property asset.

Services

         It is important to identify the specific tastes and needs of the residents of an adult living community, which can vary from region to region and from one age group to the next. Residents who are 70 years old have different needs than those who are 85. The Company has retained a gerontologist to insure that programs and activities are suitable for all of the residents in a community and that they are adjusted as these residents "age in place". Both independent and assisted-living services will be offered at all of the Company's newly, developed communities.

         Basic Service and Care Package. The Company provides three levels of service at its adult-living communities:

         Level I, Independent Living, includes three meals per day, weekly housekeeping, activities program, 24-hour security and transportation for shopping and medical appointments.

         Level II, Catered Living, offers all of the amenities of Level I in addition to all utilities, personal laundry and daily housekeeping.

         Level III, Assisted Living, provides three meals per day, daily housekeeping, 24-hour security, all utilities, medication management, activities and nurse's aides to assist the residents with any ADLs which they might require. Rehabilitative services such as physical and speech therapy are also provided by licensed third party home health care providers. Each resident can design a package of services that will be monitored by his or her own physician. Several of the Company's Syndicated communities are designed to meet the needs of assisted living residents who suffer from the early stages of alzheimer's or dementia.

         The Company charges an average fee of $1,400 per month for Level I services, $1,700 per month for Level II services, and $2,000 per month for Level III services, but the fee levels vary from community to community. Residents at the communities which offer services for early stages of Alzheimer's or dementia pay an average of an additional $500 per month for such services. As the residents of the communities managed by the Company continue to age, the Company expects that an increasing number of residents will utilize Level III services. The Company's internal growth plan is focused on increasing revenue by continuing to expand the number and diversity of its tiered additional assisted-living services and the number of residents using these services.

Communities

         The Company currently operates 36 adult living communities containing 5,192 units, one nursing home containing 57 beds and one residential apartment complex containing 237 units. One of the Company's adult living communities contains 70 nursing home beds. The following chart sets forth information regarding the communities operated by the Company:


                                                            Number of               Year              Occupancy % at
Community(1)                           State                Units                Acquired(2)         November 21, 1997
----------------------------------    -------------    ----------------     -------------------    -------------------
The Grand Court Mesa                  Arizona                   174                 1997                      100%

The Grand Court Phoenix               Arizona                   136                 1991                       99%

The Grand Court Fort Myers            Florida                   184                 1989                       97%

The Grand Court Lakeland              Florida                   126                 1996                       79%

The Grand Court Lake Worth            Florida                   170                 1992                       84%

The Grand Court North Miami           Florida                   189                 1995                       73%

The Grand Court Pensacola             Florida                    60                 1993                       98%

The Grand Court I Pompano             Florida                    72                 1994                       95%
Beach(3)

The Grand Court II Pompano            Florida                    42                 1994                       73%(8)
Beach(3)

The Grand Court Tampa                 Florida                   164                 1997                      100%

The Grand Court Tavares               Florida                    94                 1995                       97%

The Grand Court Winterhaven           Florida                   133                 1997                       95%

The Grand Court Belleville            Illinois                   76                 1993                      100%

The Grand Court II Kansas City        Kansas                    127                 1994                      100%

The Grand Court Overland Park         Kansas                    275                 1997                      100%(8)



                                                            Number of               Year              Occupancy % at
Community(1)                           State                Units                Acquired(2)         November 21, 1997
----------------------------------    -------------    ----------------     -------------------    -------------------
The Grand Court Farmington Hills      Michigan                164                   1993                    100%

The Grand Court Novi                  Michigan                114                   1994                    100%

The Grand Court Westland              Michigan                153                   1997                    100%

The Grand Court I Kansas City         Missouri                173                   1989                    100%

The Grand Court III Kansas            Missouri                217                   1989                     83%(8)
City(4)

600 E. 8th St.                        Missouri                237(5)                1990                     97%

The Grand Court Las Vegas             Nevada                  152                   1991                    100%

The Grand Court Albuquerque           New Mexico              140                   1997                     96%

The Grand Court Columbus              Ohio                    120                   1994                     94%

The Grand Court Dayton                Ohio                    185                   1994                    100%

The Grand Court Findlay               Ohio                     73                   1992                     96%

The Grand Court Springfield           Ohio                     77                   1992                     95%

The Grand Court I Chattanooga         Tennessee               143(6)                1995                     86%

The Grand Court II Chattanooga        Tennessee               146                   1995                     99%

The Grand Court Memphis               Tennessee               197                   1992                     97%

The Grand Court Morristown            Tennessee               197                   1996                     73%(8)

The Grand Court Bryan                 Texas                   180                   1992                     96%

The Grand Court Garland               Texas                   112                   1997                     85%(8)

The Grand Court Longview              Texas                   132                   1990                     95%

The Grand Court Lubbock               Texas                   139                   1991                     96%

The Grand Court I San Antonio         Texas                   198                   1993                     98%

The Grand Court II San Antonio        Texas                    57(7)                1995                     77%

The Grand Court Weatherford           Texas                    60                   1996                     94%

The Grand Court Bristol               Virginia                 98                   1995                    100%

------------------
(1) In certain cases, more than one Investing Partnership owns an interest in one Owning Partnership. There are therefore, more Investing Partnerships than there are Owning Partnership. One of the Owning Partnerships owns two adult living communities and another Owning Partnership owns one adult living community and one nursing home. In addition, the Company's communities in Pompano Beach, Florida are adjacent to one another and are counted as one property. As a result, there are 39 properties listed, but only 36 Owning Partnerships. In addition, the Company has entered into a contract to acquire one adult living community in Adrian, Michigan containing 73 apartment units.

(2) Represents year in which the Company or an affiliate of the Company acquired the community.

(3) These are adjacent properties and are counted as one adult living community.

(4) A portion of the units at The Grand Court III Kansas City are rented, from time to time, as residential apartment units.

(5)  600 E. 8th St. is a 237-unit residential apartment complex.

(6)  Grand Court I Chattanooga's unit count includes a 70-bed nursing wing.

(7)  Grand Court II San Antonio is a 57-bed licensed nursing facility.

(8)  Occupancy percentage includes 1-2 units occupied by staff.

         All 36 Syndicated adult living communities, the nursing home and the residential apartment complex are managed by the Company in its capacity as property manager and, for all but one of the related Owning Partnerships, as managing general partner. Because the Company serves as both the managing general partner and the property manager, it receives partnership administration fees and property management fees. As the managing general partner of these partnerships, the Company generally has full authority and power to act for the partnerships as if it were the sole general partner. The Company has fiduciary responsibility for the management and administration of these partnerships and, subject to certain matters requiring the consent of the other partners such as a sale of the related property, may generally, on behalf of the partnerships, borrow money, execute contracts, employ persons and services, compromise and settle claims, determine and pay distributions, prepare and distribute reports, and take such other actions which are necessary or desirable with respect to matters affecting the partnerships or individual partners.

Operations

         Corporate. Over the past ten years the Company has developed extensive policies, procedures and systems for the operation of its adult-living communities. The Company also has adopted a formal quality assurance program. In connection with this program the Company conducts a minimum of two full-day annual quality assurance reviews at each community. The entire regional staff team participates in the review which thoroughly examines all aspects of the long-term care community from the provision of services to the maintenance of the physical buildings. The reports generated from these quality assurance reviews are then implemented by the community administrator. Corporate headquarters also provides human resources services, a licensing facilitator, and in-house accounting and legal support systems.

         Regional. The Company has ten regional administrators: three responsible for nine Florida communities, and one community in Texas; one responsible for three communities in Tennessee; one responsible for two communities in Arizona, and one community in each of Nevada, and New Mexico; one responsible for two communities in Kansas, two communities in Missouri, and three communities in Michigan; one responsible for four communities in Ohio and one communitiy in Illinois and one community in Virginia; one responsible for one community in Tennessee and six communities in Texas, including the nursing home operated by the company; and one responsible for the one residential apartment complex operated by the company. The Company also has a regional administrator and a registered dietician who oversee the food division. Each regional administrator is reported to by the manager of those communities he oversees.

         Community. The management team at each community consists of an administrator, who has overall responsibility for the operation of the community, an activity director, a marketing director and, at certain larger communities, one or two assistant administrators. Each community which offers assisted-living services has a staff responsible for the assisted-living care giving services. This staff consists of a lead resident aide, a medication room aide, certified nurse aides and trained aides, and, in those states which so require, registered nurses. At least one staff member is on duty 24 hours per day to respond to the emergency or scheduled 24-hour assisted-living services available to the residents. Each community has a kitchen staff, a housekeeping staff and a maintenance staff. The average community currently operated by the Company has 40 to 50 full-time employees depending on the size of the community and the extent of services provided in that community. Based upon its experience in operating adult living communities in both primary and secondary markets, the Company believes that its secondary market focus will make it easier for the Company to attract and retain high-quality, affordable staff.

         The Company places emphasis on diet and nutrition, as well as preparing attractively presented healthy meals which can be enjoyed by the residents. The Company's in-house food service program is led by a regional administrator who reviews all menus and recipes for each community. The menus and recipes are reviewed and changed based on consultation with the food director and input from the residents. The Company provides special meals for residents who require special diets.

         Employees. The Company emphasizes maximizing each employee's potential through support and training. The Company's training program is conducted on three levels. Approximately six times per year, corporate headquarters staff conduct training sessions for the management staff in the areas of supervision and management skills, and caring for the needs of an aging population. At the regional level, regional staff train the community staff on issues such as policies, procedures and systems, activities for the elderly, the administration and provision of specific services, food service, maintenance, reporting systems and other operational areas of the business. At the community level, the administrators of each community conduct training sessions on at least a monthly basis relating to various practical areas of care-giving at the community. These monthly sessions cover, on an annual basis, all phases of the community's operations, including special areas such as safety, fire and disaster procedures, resident care, and policies and procedures.

Competition

         The senior housing and health care industries are highly competitive and the Company expects that both the independent-living business, and assisted-living businesses in particular, will become more competitive in the future. The Company will continue to face competition from numerous local, regional and national providers of long-term care whose communities and services are on either end of the senior care continuum. The Company will compete in providing independent-living services with home health care providers and other providers of independent-living services, primarily on the basis of quality and cost of communities and services offered. The Company will compete in providing assisted-living with other providers of assisted-living services, skilled nursing communities and acute care hospitals primarily on the bases of cost, quality of care, array of services provided and physician referrals. The Company also will compete with companies providing home based health care, and even family members, based on those factors as well as the reputation, geographic location, physical appearance of communities and family preferences. In addition, the Company expects that as the provision of long-term care receives increased attention, competition from new market entrants, including, in particular, companies focused on independent and assisted-living, will grow. Some of the Company's competitors operate on a not-for-profit basis or as charitable organizations, while others have, or may obtain, greater financial resources than those of the Company. However, the Company anticipates that its most significant competition will come from other adult living communities within the same geographic area as the Company's communities because management's experience indicates that senior citizens frequently elect to move into communities near their homes.

         Moreover, in the implementation of the Company's expansion program, the Company expects to face competition for the development of adult living communities. Some of the Company's present and potential competitors are significantly larger or have, or may obtain, greater financial resources than those of the Company. Consequently, there can be no assurance that the Company will not encounter increased competition in the future which could limit its ability to attract residents or expand its business and could have a material adverse effect on the Company's financial condition, results of operations and prospects. In addition, if the development of new adult living communities outpaces demand for those communities in certain markets, such markets may become saturated. Such an oversupply of facilities could cause the Company to experience decreased occupancy, depressed margins and lower operating results.

Company History

         In April, 1996, the Principal Stockholders reorganized their businesses by consolidating them into the Company. Pursuant to the reorganization, substantially all of the assets and liabilities of such businesses were transferred to the Company in exchange for shares of the Company's Common Stock. See "Certain Transactions". The primary predecessors of Grand Court Lifestyles, Inc. are J&B Management Company, and Leisure Centers, Inc. J&B Management Company is a private partnership founded in 1969 with a successful history in the development and management of multi-family real estate and adult living communities. J&B is located at the Company's offices in Fort Lee, New Jersey. Prior to the formation of the Company in April, 1996, the Company's property development and management operations were conducted through its affiliate, Leisure Centers, Inc., located in Boca Raton, Florida. Leisure Centers, Inc. was merged with and into the

Company. Grand Court Lifestyles, Inc., its subsidiaries, J&B Management Company and Leisure Centers, Inc. and their affiliates are collectively referred to as the "Company".

         Through the 1970's and early 1980's, the Company's primary focus was on the acquisition, development, finance and management of multi-family properties. Senior management, collectively, has over 80 years of experience in multi-family housing, having had interests in properties containing approximately 20,000 apartment units located in 22 states, primarily in the sun-belt. Beginning in the mid-1980's, the Company's sole focus has been on the acquisition, finance and management of adult living communities building one of the largest operating portfolios of adult living communities in the nation, encompassing the entire spectrum of the long-term care industry, from independent-living to assisted-living, with a limited involvement in nursing homes. Senior management, collectively, has over 40 years of experience in the adult living field. As of October, 1997, the Company was ranked by the American Seniors Housing Association as the seventh largest operator of adult living properties based upon units under management. The Company currently has ownership interests in and manages properties in 12 states including 36 adult living communities containing 5,192 apartment units (including 70 skilled nursing beds), one nursing home containing 57 skilled nursing beds and one residential apartment complex containing 237 apartment units.

Government Regulation

         Regulations applicable to the Company's operations vary among the types of communities operated by the Company and from state to state. Independent-living communities generally do not have any licensing requirements. Assisted-living communities are subject to less regulation than other licensed health care providers but more regulation than independent-living communities. However, the Company anticipates that additional regulations and licensing requirements will likely be imposed by the states and the federal government. Currently, California, New Jersey, Ohio, Massachusetts, Texas and Florida require licenses to provide the assisted-living services provided by the Company. The licensing statutes typically establish physical plant specifications, resident care policies and services, administration and staffing requirements, financial requirements and emergency service procedures. The licensing process can take from two months to one year. New Jersey requires Certificates of Need for assisted-living communities. The Company's communities also must comply with the requirements of the ADA and are subject to various local building codes and other ordinances, including fire safety codes. While the Company relies almost exclusively on private pay residents, the Company operates a nursing home containing 57 beds and one adult living community operated by the Company contains 70 nursing home beds in which some residents rely on Medicare. As a provider of services under the Medicare program, the Company is subject to Medicare regulations designed to limit fraud and abuse, violations of which could result in civil and criminal penalties and exclusion from participation in the Medicare program. Revenues derived from Medicare comprise less than 1% of the revenues of the communities operated by the Company. The Company does not intend to expand its nursing home activities and intends to pursue an exclusively "private-pay" clientele. The Company believes it is in substantial compliance with all applicable regulatory requirements. No actions are pending against the Company for non-compliance with any regulatory requirement.

         Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials, that could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knows of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations, and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or any entity who arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site may also be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. As a result, the presence, with or without the Company's knowledge, of hazardous or toxic substances at any property held or operated by the Company could have an adverse effect on the Company's business, operating results and financial condition. Although the Company has not incurred any material costs for removal or remediation of hazardous or toxic substances, there can be no assurance that this will remain the case in the future.

         Under the ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional federal, state and local laws exist which also may require modifications to existing and planned properties to create access to the properties by disabled persons. While the Company believes that its properties are substantially in compliance with present requirements or are exempt therefrom, if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by the Company. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial.

Employees

         As of the date hereof, the Company employs approximately 1,600 persons, including 38 in the Company's principal executive offices. None of the Company's employees is covered by collective bargaining agreements. The Company believes its employee relations are good.

Legal Proceedings

         J&B Management Company, a predecessor of the Company ("J&B Management Company") that managed certain multi-family properties for which the United States Department of Housing and Urban Development ("HUD") provided mortgage insurance, was the subject of an audit and investigation by HUD during 1990 and 1991. Pending the conclusion of the inquiry, J&B Management Company, its partners and key employees were suspended by HUD from the management of such multi-family properties. On April 10, 1991, HUD and J&B Management Company entered into a Settlement Agreement which provided, among other things, that HUD vacate the suspension retroactively. Certain conditions were imposed in the Settlement Agreement, including that J&B Management Company and such principals and employees not engage in the management of HUD-insured properties for an indefinite period of time. Pursuant to a letter agreement dated January 11, 1994, (i) J & B Management Company agreed to reimburse various properties for certain expenses, aggregating approximately $445,000, deemed not eligible by HUD, (ii) J & B Management Company agreed to pay HUD's costs for the audit, and to reimburse HUD for certain subsidy overpayments, aggregating approximately $861,000, and (iii) all issues relating to the audit and investigation were concluded and fully resolved.

         On November 14, 1997, an investor in a limited partnership (the "First Partnership") which was formed to invest in a second partnership which was formed to develop and own an adult living community (the "Second Partnership"), filed a lawsuit, Palmer v. Country Estates Associates Limited Partnership, et.al., in the United States District Court, District of New Jersey. The Company has never managed the property owned by the Second Partnership and is not a general partner in the Second Partnership or the First Partnership. A predecessor of the Company was a general partner of the Second Partnership. The Company has never been a general partner of the First Partnership. The defendants in the suits are the First Partnership, the general partners of the First Partnership, the Second Partnership, two affiliates of the Company, and the Company (collectively the "Defendants"). The Plaintiff is alleging a breach of the First Partnership's partnership agreement, negligent misrepresentation, fraud, negligence, breach of guarantee and mail fraud. The plaintiff is seeking
(i) the return of his original investment ($100,000), (ii) market interest on such investment for the period 1987-1997 and (iii) unspecified damages. The Company believes the lawsuit is without merit and intends to vigorously contest the case.

         The Company is involved in various lawsuits and other matters arising in the normal course of business, including employment-related claims. In the opinion of management of the Company, although the outcomes of these claims and suits are uncertain, in the aggregate they should not have a material adverse effect on the Company's financial position or results of operations. The Company business entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal claims, many of which seek large amounts and result in significant legal costs. The Company expects that from time to time it may be subject to such suits as a result of the nature of its business. The Company currently maintains insurance policies in amounts and with such coverage and deductibles as it deems appropriate, based on the nature and risks of its business, historical experience and industry standards. There can be no assurance, however, that claims in excess of the Company's insurance coverage or claims not covered by the Company's insurance coverage will not arise. A successful claim against the Company not covered by, or in excess of, the Company's insurance could have a material adverse effect on the Company's operating results and financial condition. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's ability to attract residents or expand its business and would require management to devote time to matters unrelated to the operation of the Company's business. In addition, the Company's insurance policies must be renewed annually, and there can be no assurance that the Company will be able to obtain liability insurance coverage in the future or, if available, that such coverage will be on acceptable terms.

                                   MANAGEMENT

Directors and Executive Officers

         The directors and executive officers of the Company are as follows:


Name                                Age           Position
----                                ---           --------
John Luciani(1)                     65            Chairman of the Board and Chief Executive Officer
Bernard M. Rodin(2)                 67            Chief Operating Officer, President and Director
John W. Luciani III                 45            Executive Vice President and Director
Paul Jawin                          42            General Counsel and Senior Vice President
Dorian Luciani                      42            Senior Vice President - Acquisition and Construction
Deborah Luciani                     41            Vice President - New Business Development and Acquisitions
Catherine V. Merlino                32            Chief Financial Officer and Vice President
Edward J. Glatz                     55            Vice President - Construction
Keith Marlowe                       35            Secretary
Walter Feldesman(1)(2)              80            Director
Leslie E. Goodman(1)(2)             53            Director


(1)    Member of the Compensation Committee
(2)    Member of the Audit Committee

         JOHN LUCIANI, Chief Executive Officer and Chairman of the Board of Directors, founded the earliest predecessor of the Company in 1969 and has been engaged in a number of business activities and investments since 1952. Commencing in 1960, he entered into the real estate development and construction business, concentrating initially on the development, construction and sale of residential high-rise apartment buildings and single-family homes and subsequently on the acquisition and development of multi-family rental housing complexes. Since 1986, he has concentrated on the acquisition, development and financing of adult living communities for the elderly. Mr. Luciani founded the earliest predecessor of the Company with Bernard M. Rodin in 1969. Mr. Luciani was a general partner of three Protected Partnerships, but withdrew as a general partner prior to their filing the respective Chapter 11 Petitions.

         BERNARD M. RODIN, Chief Operating Officer, President and Director, has been engaged, since the formation of the earliest predecessor of the Company in 1969, in the financing of property acquisitions by arranging for the sale of partnership interests and in property management. This activity initially focused on the Company's multi-family housing portfolio and, since 1986, on the Company's adult living communities. Mr. Rodin has a bachelor of science degree from the City University of New York. Mr. Rodin is a certified public accountant and was actively engaged in the practice of public accounting prior to founding the earliest predecessor of the Company with John Luciani in 1969. Mr. Rodin was a general partner of three Protected Partnerships, but withdrew as a general partner prior to their filing the respective Chapter 11 Petitions.

         JOHN W. LUCIANI III, Executive Vice President and Director, a son of John Luciani, joined the Company in 1975 and has since been actively involved in the management and operation of the Company's property portfolios, initially focusing on multi-family housing and later on the Company's adult-living communities. Mr. Luciani graduated from Fairleigh Dickinson University with both a bachelor of science and a master of business administration degree.

         PAUL JAWIN, General Counsel and Senior Vice President, a son-in-law of Bernard M. Rodin, joined the Company in May 1991. His activities primarily involve the various legal and financial aspects of the Company's business including its debt financing and matters involving the Company's equity and debt securities. Mr. Jawin is an attorney and was actively engaged in a real estate/corporate practice prior to joining the Company. Mr. Jawin graduated from Ithaca College with a bachelor of science degree in history and earned a juris doctor degree from Syracuse University School of Law.

         DORIAN LUCIANI, Senior Vice President - Acquisition and Construction, a son of John Luciani, joined the Company in 1977 and was initially involved in the acquisition, development and management of the Company's multi-family housing portfolio. Later, Mr. Luciani focused exclusively on the acquisition and development of the Company's adult living communities. Mr. Luciani graduated from Fairleigh Dickinson University with a bachelor of science degree in business.

         DEBORAH LUCIANI, Vice President - New Business Development and Acquisitions, a daughter of John Luciani, joined the Company in January 1992. Ms. Luciani is primarily involved in new business development, acquisitions, obtaining financing and various marketing responsibilities for the Company's existing and new adult living communities. Prior to joining the Company, Ms. Luciani worked for Prudential Bache Securities as an oil futures trader from November 1988 to December 1991. Ms. Luciani graduated from Boston University with a bachelor of science degree, a master of political science degree and a master of economics degree.

         CATHERINE V. MERLINO, Chief Financial Officer and Vice President, joined the Company in September 1993, and has since been actively involved in the financial reporting and analysis needs of the Company. Prior to joining the Company, Mrs. Merlino was a Senior Accountant from June 1989 through June 1993 and a Supervisor from June 1993 through September 1993 at Feldman Radin & Co., P.C., a public accounting firm located in New York City. Mrs. Merlino graduated from Long Island University in May 1987 with a bachelor of science degree in Accounting and became a certified public accountant in February 1992.

         EDWARD J. GLATZ, Vice President - Construction, joined the Company in September 1992 and has been actively involved in the design, site selection and construction for the new "Grand Court" adult living communities. Additionally, Mr. Glatz supervises the capital improvements of the Company's real estate holdings. Prior to joining the Company, Mr. Glatz performed asset management duties for Kovens Enterprises, a real estate development company, from June 1988 until September 1992.

         KEITH MARLOWE, Secretary of the Company, joined the Company in August 1994. From 1987 through August 1994, Mr. Marlowe, an attorney, was an associate in the tax department at the law firm of Reid & Priest LLP where he was involved in a general transactional tax practice. His activities primarily involve the various legal and financial aspects of the Company's business. Mr. Marlowe graduated from the University of Virginia with a bachelor of science degree in economics. Mr. Marlowe earned a juris doctor degree from University of California Los Angeles School of Law and an LLM in Taxation from New York University School of Law.

         WALTER FELDESMAN, Director, has been Of Counsel to the law firm of Baer Marks & Upham LLP since March 1993 and for more than five years prior thereto was a partner of Summit, Rovins and Feldesman. Mr. Feldesman is currently a Director and Chairman of the Audit Committee of Sterling Bancorp and a Director of its subsidiary, Sterling National Bank & Trust Co. Mr. Feldesman is a member of the Board of Advisors of the National Institute on Financial Services for Elders, the National Academy of Elder Law Attorneys, the American Association of Homes for the Aging, the National Council on the Aging and American Society on Aging. Mr. Feldesman is also special counsel on elderlaw to United Senior Health Cooperative. He has authored an article entitled "Long-Term Care Insurance Helps Preserve an Estate," and a recently published work entitled the Eldercare Primer Series. Mr. Feldesman has also authored a recently published book entitled "Dictionary of Eldercare Terminology". He has written another book "Medicare-Medicaid-Medicap under the Balanced Budget Act of 1997" which is expected to be published in February, 1998. Mr. Feldesman has a bachelor's degree in economics from New York University. Mr. Feldesman earned an LLB from Harvard Law School.

         LESLIE E. GOODMAN, Director, has been the Chairman of CREOL Inc., Commercial Real Estate On-line, which provides information over the Internet to real estate professionals, since January 1997. Until December 1996 Mr. Goodman was the Area President for the North Jersey Region for First Union National Bank and a Senior Executive Vice President of First Union Corporation. From September 1990 through January 1994, he served as President and Chief Executive

Officer of First Fidelity Bank, N.A., New Jersey. From January 1994 to December 1995, Mr. Goodman served as a Senior Executive Vice President and a Director of First Fidelity Bank, National Association until it was merged into First Union. From January 1990 until December 1995, he also served as Senior Executive Vice President, member of the Office of the Chairman and a Director of First Fidelity Bancorporation. Mr. Goodman served as the Chairman of the New Jersey Bankers Association from March 1995 to March 1996. He is a member of the Board of Directors and Chairman of the Audit Committee of Wawa Inc. and a member of the Board of Directors of Tear Drop Golf Company, Inc.

Director Compensation

         The Company will pay each Director who is not an employee of the Company $1,000 per Board meeting attended and $500 per Committee meeting attended. All Directors are reimbursed by the Company for their out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities related to service on, the Board of Directors or any Board Committee.

Audit Committee

         The Board of Directors established an Audit Committee in June 1996. The Audit Committee is currently composed of Messrs. Rodin, Feldesman and Goodman. The Audit Committee's duties include reviewing internal financial information, monitoring cash flow, budget variances and credit arrangements, reviewing the audit program of the Company, reviewing with the Company's independent accountants the results of all audits upon their completion, annually selecting and recommending independent accountants, overseeing the quarterly unaudited reporting process and taking such other action as may be necessary to assure the adequacy and integrity of all financial information distributed by the Company.

Compensation Committee

         The Board of Directors established a Compensation Committee in June 1996. The Compensation Committee is currently composed of Messrs. John Luciani, Feldesman and Goodman. The Compensation Committee recommends compensation levels of senior management and works with senior management on benefit and compensation programs for Company employees.

Executive Compensation

         The following table shows, as to the Chief Executive Officer and each of the four other most highly compensated executive officers information concerning compensation accrued for services to the Company in all capacities during the fiscal years ended January 31, 1996 and 1997, respectively.

                           Summary Compensation Table

                                                                                             Other               All
                                                                                             Annual             Other
Name and Principal Position                          Year      Salary($)      Bonus($)    Compensation($)   Compensation($)
------------------------------------------------  ----------  -----------    -----------   -------------    ---------------
John Luciani, Chairman of the Board and Chief       fiscal
Executive Officer(1).............................    1995               --     --            --             $1,450,000

                                                    fiscal
                                                     1996         $500,000     --            --               $497,000

Bernard M. Rodin, Chief Operating Officer,          fiscal
President and Director(1)........................    1995               --     --            --             $1,450,000

                                                    fiscal
                                                     1996         $500,000     --            --               $497,000


                                                                      Annual Compensation
                                                              --------------------------------------
                                                                                             Other               All
                                                                                             Annual             Other
Name and Principal Position                          Year      Salary($)      Bonus($)    Compensation($)   Compensation($)
------------------------------------------------  ----------  -----------    -----------   -------------    ---------------
John W. Luciani, III, Executive Vice President and  fiscal
Director.........................................    1995         $315,000     --            --                     --

                                                    fiscal
                                                     1996         $350,000     --            --                     --

                                                    fiscal
Dorian Luciani, Senior Vice President............    1995         $315,000     --            --                     --

                                                    fiscal
                                                     1996         $350,000     --            --                     --

                                                    fiscal
Paul Jawin, General Counsel and Senior               1995         $289,050     --            --                     --

                                                    fiscal
Vice President                                       1996         $325,000     --            --                     --

-------------------
(1) Messrs. Luciani and Rodin received dividends and distributions from the Company's predecessors but did not receive salaries. As of April 1, 1996 a salary for each of Messrs. Luciani and Rodin was established at the rate of $600,000 per year. In fiscal 1995 and 1996, such officers also received $850,000 and $397,000 each as a dividend and $100,000 each for the period from February 1, 1996 until April 1, 1996, which was in the form of a dividend but which is classified as officers' compensation for financial statement purposes.

Compensation Committee Interlocks and Insider Participation

         The Board of Directors established a Compensation Committee in June 1996. The Compensation Committee currently consists of Messrs. John Luciani, Feldesman and Goodman. None of the executive officers of the Company currently serves on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions. For a description of transactions between the Company and members of the Compensation Committee or their affiliates, see "Certain Transactions."

Stock Plans

         1996 Stock Option and Performance Award Plan

         The Company has adopted the 1996 Stock Option and Performance Award Plan (the "Plan"), which authorizes the grant to officers, key employees and directors of the Company and any parent or subsidiary of the Company of incentive or non-qualified stock options, stock appreciation rights, performance shares, restricted shares and performance units. Under the Plan, directors who are not employees of the Company may not be granted incentive stock options. The Company plans to reserve 2,500,000 shares of Common Stock for issuance pursuant to the Plan. Shares issued pursuant to the Plan will be subject to the Transfer Restrictions. As of the date hereof, no options had been granted under the Plan.

         The Plan will be administered by the Board of Directors. The Board of Directors will determine the prices and terms at which options may be granted. Options may be exercisable in installments over the option period, but no options may be exercised after ten years from the date of grant. Stock appreciation rights may be granted in tandem with options or separately.

         The exercise price of any incentive stock option granted to an eligible employee may not be less than 100% of the fair market value of the shares underlying such option on the date of grant, unless such employee owns more than 10% of the outstanding Common Stock or stock of any subsidiary or parent of the Company, in which case the exercise price of any incentive stock option may not be less than 110% of such fair market value. No option may be exercisable more than ten years after the date of grant and, in the case of an incentive stock option granted to an eligible employee owning more than 10% of the outstanding Common Stock or stock of any subsidiary or parent of the Company, no more than five years from its date of grant. Incentive stock options are not transferable, except upon the death of the optionee. In general, upon termination of employment of an optionee (other than due to death or disability), all options granted to such person which are not exercisable on the date of such termination immediately expire, and any options that are so exercisable will expire three months following termination of employment in the case of incentive stock options, but not until the date the options otherwise would expire in the case of non-qualified stock options. However, all options will be forfeited immediately upon an optionee's termination of employment for good cause and upon an optionee's voluntary termination of employment without the consent of the Board of Directors.

         Upon an optionee's death or termination of employment due to disability, all options will become 100% vested and will be exercisable (i) in the case of death, by the estate or other beneficiary of the optionee at any time prior to the date the option otherwise would expire and (ii) in the case of the disability of the optionee, by the optionee within one year of the date of such termination of employment in the case of incentive stock options, or at any time prior to the date the option otherwise would expire in the case of non-qualified stock options.

         At the time each grant of restricted shares or performance shares or units or stock appreciation rights is made, the Board of Directors will determine the duration of the performance or restriction period, if any, the performance targets, if any, for earning performance shares or units, and the times at which restrictions placed on restricted shares shall lapse.

                              CERTAIN TRANSACTIONS

         In the first quarter of 1996, the Principal Stockholders reorganized their businesses by consolidating them into the Company. The Principal Stockholders transferred all of the issued and outstanding stock of each of 16 Sub-chapter S corporations along with various other assets and liabilities to the Company in exchange for 3,252,380 shares of the Company's Common Stock. A partnership in which the Principal Stockholders are the sole partners transferred to the Company substantially all of its assets, subject to substantially all of its liabilities, in exchange for 1,626,190 shares of the Company's Common Stock. The partnership distributed the shares received to the Principal Stockholders. Six Sub-chapter S corporations which were wholly-owned by the Principal Stockholders were merged into the Company. Pursuant to the mergers the shares of the six merged companies were converted into an aggregate of 10,121,430 shares of the Company's Common Stock. After the reorganization was complete, the Principal Stockholders owned an aggregate of 15,000,000 shares of the Company's Common Stock.

         Prior to the reorganization discussed above, the business of the Principal Stockholders was conducted through a partnership and various Sub-chapter S corporations. These entities and the Company paid dividends and other distributions to each of the Principal Stockholders of $943,000, $850,000 and $397,000 in Fiscal 1994, 1995 and 1996, respectively, exclusive of amounts reflected as officers' compensation.

         Messrs. Luciani and Rodin, the Chairman of the Board and President of the Company, respectively, and entities controlled by them serve as general partners (with interests ranging between 1% and 2%) of partnerships directly and indirectly owning Multi-Family Properties and on account of such general partner status have personal liability for recourse partnership obligations and own small equity ownership interests in the partnerships. The Company holds (i) notes, aggregating $107.1 million, net of deferred income, as of October 31, 1997, that are secured by the limited partnership interests in such partnerships and (ii) other partnership receivables aggregating $54.8 million from such partnerships at October 31, 1997. Messrs. Luciani and Rodin have provided personal guarantees in certain circumstances to obtain mortgage financing for certain adult living communities operated by the Company and for certain of the Company's Investor Note Debt and Unsecured Debt, and the obligations thereunder may continue. The aggregate amount of such debt personally guaranteed by each of Messrs. Luciani and Rodin is approximately $47.2 million. In addition, Messrs. Luciani and Rodin and certain employees will devote a limited portion of their time to overseeing the third-party managers of Multi-Family Properties and one adult living community in which the Company has financial interests in that it holds the related Multi-Family Notes, but in which Messrs. Luciani and Rodin have equity interests and the Company does not.

         Subsequent to the reorganization, the Principal Stockholders and one of their affiliates transfered the Assigned Interests to the Investing Partnerships that own interests in the Protected Partnerships. The Assigned Interests were owned personally by the Principal Stockholders and their affiliate and provide additional assets at the Investing Partnership level and, as a result, additional security for the related Multi-Family Notes. Two Investing Partnerships related to these Protected Partnerships have agreed to transfer the respective Assigned Interests back to the Principal Stockholders and their affiliate if the applicable Protected Partnership emerges from its bankruptcy proceeding with possession of its real property and improvements which it owned at the time of its Chapter 11 Petition. In that the Principal Stockholders transferred the Assigned Interests in July 1996, the Company recorded a $21.3 million capital contribution in fiscal 1996. The bankruptcy petitions and risk of loss faced by the Protected Partnerships resulted in the Company recording a non-cash loss for fiscal 1996 in the amount of $18.4 million (representing the recorded value of these Multi-Family Notes, net of deferred income and net of any previously established reserves) due to the deemed full impairment of the Multi-Family Notes. Each of the Principal Stockholders was a general partner of three of the Protected Partnerships, but withdrew as a general partner prior to such partnerships' filings of the respective Chapter 11 Petitions.

         During Fiscal 1996 and the nine months ended October 31,1997 the Company paid to Francine Rodin, the wife of Bernard M. Rodin, the Company's Chief Operating Officer, President and a Director, $154,875 and $79,000, respectively, as fees for introducing to the Company broker/dealers that have assisted the Company in its Syndications of partnership interests and in placing other securities offered by the Company. Mrs. Rodin will receive a fee with respect to any future sales through such broker/dealers of such Syndicated partnership interests and other securities offered by the Company, excluding shares of Common Stock offered hereby. During Fiscal 1996, Mrs. Rodin received consulting fees of $49,435 in connection with coordinating the Company's marketing efforts and travel arrangements. Mrs. Rodin has been an employee of the Company for the nine months ended October 31, 1997 and performs similar services.

         Walter Feldesman, a Director of the Company, is Of Counsel to the law firm of Baer Marks & Upham LLP, which acts as counsel to the Company from time to time. In addition, Mr. Feldesman is a director of Sterling National Bank & Trust Co. which has entered into a revolving credit agreement with the Company which permits the Company to borrow up to $8,000,000, of which $4,898,023 was outstanding at October 31, 1997.

         Michele R. Jawin, the daughter of Mr. Rodin and wife of Paul Jawin, the Company's General Counsel and a Senior Vice President, is Of Counsel to Reid & Priest LLP, which acts as securities counsel to the Company, including in connection with this Offering.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The following table sets forth certain information as of October 31, 1997, before and after giving effect to the Offering, regarding the beneficial ownership of the Company's Common Stock by (i) each executive officer and director of the Company, (ii) each stockholder known by the Company to beneficially own 5% or more of such Common Stock, (iii) each Principal Stockholder and (iv) all directors and officers as a group. Except as otherwise indicated, the address of each beneficial holder of 5% or more of such Common Stock is the same as the Company.




                                     Before Offering                            After Offering
                                    -----------------------                -------------------------
                                                                  Shares
Beneficial Owner                         Number         %       Offered(1)        Number         %(1)
----------------                         ------       ----     ----------        ------         ----

John Luciani.......................      7,500,000     50             0        7,500,000        41.67
Bernard M. Rodin...................      7,500,000     50             0        7,500,000        41.67
All directors and officers              15,000,000    100             0       15,000,000        83.34
   as a group......................

------------------------------

(1) Excluding any additional shares of Common Stock sold pursuant to the Over-allotment Option. Each of the Principal Stockholders has granted to the Underwriters an Over-allotment Option exercisable within 45 days after the date of this Prospectus to purchase up to 225,000 shares of Common Stock. Assuming the full exercise of the Over-allotment Option, the Principal Stockholders collectively would beneficially own 14,550,000 shares or 80.83% of the Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's Certificate provides for 40,000,000 authorized shares of Common Stock. The Certificate also provides for 15,000,000 authorized shares of Preferred Stock, par value $.0001 per share (the "Preferred Stock"). Upon completion of the Offering (excluding any Common Stock sold pursuant to the Over-allotment Option or the exercise of the Representative's Warrants or any Common Stock issued pursuant to the Plan), there will be outstanding: (a) 18,000,000 shares of Common Stock, consisting of (i) 15,000,000 shares currently owned by the Principal Stockholders and not offered hereby; and (ii) 3,000,000 shares to be sold by the Company hereby.

         The following summary description relating to the Common Stock, and the Preferred Stock does not purport to be complete. A description of the Company's capital stock is contained in the Certificate, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Reference is made to such exhibit for a detailed description of the provisions thereof summarized below.

Common Stock

         Holders of the Common Stock are entitled to one vote per share and, subject to the rights of the holders of the Preferred Stock (discussed below), to receive dividends when and as declared by the Board of Directors, and to share ratably in the assets of the Company legally available for distribution in the event of the liquidation, dissolution or winding up of the Company. Holders of the Common Stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights. In the event the Company were to elect to sell additional shares of its Common Stock following this Offering, investors in this Offering would have no right to purchase such additional shares. As a result, their percentage equity interest in the Company would be diluted. The shares of Common Stock offered hereby will be, when issued and paid for, fully-paid and not liable for further call or assessment. Holders of the Common Stock do not have cumulative voting rights, which means that the holders of more than half of the outstanding shares of Common Stock (subject to the rights of the holders of the Preferred Stock) can elect all of the Company's directors, if they choose to do so. In such event, the holders of the remaining shares would not be able to elect any directors. The Board is empowered to fill any vacancies on the Board. Except as otherwise required by the Delaware Law, all stockholder action is taken by vote of a majority of the outstanding shares of Common Stock voting as a single class present at a meeting of stockholders at which a quorum (consisting of a majority of the outstanding shares of the Company's Common Stock) is present in person or by proxy.

Preferred Stock

         The Company is authorized by the Certificate to issue a maximum of 15,000,000 shares of Preferred Stock, in one or more series and containing such rights, privileges and limitations, including voting rights, conversion privileges and/or redemption rights, as may, from time to time, be determined by the Board of Directors. Preferred Stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of Preferred Stock shall be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and limitations with respect thereto, shall be filed with the Secretary of State of the State of Delaware. The effect of such Preferred Stock is that the Company's Board of Directors alone, within the bounds and subject to the federal securities laws and the Delaware Law, may be able to authorize the issuance of Preferred Stock which could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

Section 203 of Delaware Law

         Section 203 of the Delaware Law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date, the business combination is approved by the board of directors and by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. Section 203 may have a depressive effect on the market price of the Common Stock.

Anti-Takeover Effects of Provisions of the Company's Certificate of Incorporation and By-Laws

         Certain provisions of the Certificate and By-Laws of the Company summarized in the following paragraphs will become operative immediately prior to closing of this Offering and may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. These provisions may have a depressive effect on the market price of the Common Stock.

         Special Meeting of Stockholders. The Certificate provides that special meetings of stockholders of the Company may be called only by the Board of Directors. This provision will make it more difficult for stockholders to take action opposed by the Board of Directors. This provision of the Certificate may not be amended or repealed by the stockholders of the Company, except with the approval of the holders of two-thirds of the Company's outstanding Common Stock.

         No Stockholder Action by Written Consent. The Certificate provides that no action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, and the power of stockholders of the Company to consent in writing, without a meeting, to the taking of any action is specifically denied. Such provision limits the ability of any stockholders to take action immediately and without prior notice to the Board of Directors. Such a limitation on a majority stockholder's ability to act might impact such person's or entity's decision to purchase voting securities of the Company. This provision of the Certificate may not be amended or repealed by the stockholders of the Company, except with the approval of the holders of two-thirds of the Company's outstanding Common Stock.

         Advance Notice Requirements for Stockholder Proposals and Director Nominations. The By-Laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company (a) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not fewer than 60 days nor more than 90 days prior to such anniversary date and (b) in the case of the annual meeting to be held during the first complete fiscal year following the date of this Prospectus and in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The By-Laws also will specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting. As set forth below, the By-Laws may not be amended or repealed by the stockholders of the Company, except with the approval of holders of two-thirds of the Company's outstanding Common Stock.

         Adjournment of Meetings of Stockholders. The By-Laws provide that when a meeting of stockholders of the Company is convened, the presiding officer, if directed by the Board of Directors, may adjourn the meeting, if no quorum is present for the transaction of business or if the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information the Board of Directors determines has not been made sufficiently or timely available to stockholders or to otherwise effectively exercise their voting rights. This provision will, under certain circumstances, make more difficult or delay actions by the stockholders opposed by the Board of Directors. The effect of such provision could be to delay the timing of a stockholders' meeting, including in cases where stockholders have brought proposals before the stockholders that are in opposition to those brought by the Board of Directors and therefore may provide the Board of Directors with additional flexibility in responding to such stockholder proposals. As set forth below, the By-

Laws may not be amended or repealed by the stockholders of the Company, except with the approval of holders of two-thirds of the Company's outstanding Common Stock.

         Amendment of the By-Laws. The Certificate provides that the By-Laws may be amended or repealed by the Board of Directors and may not be amended or repealed by the stockholders of the Company, except with the consent of holders of two-thirds of the Company's outstanding Common Stock. This provision will make it more difficult for stockholders to make changes to the By-Laws that are opposed by the Board of Directors. This provision of the Certificate may not be amended or repealed by the stockholders of the Company, except with the approval of the holders of two-thirds of the Company's outstanding Common Stock.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for the Common Stock is First Union National Bank.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this Offering, there has been no public market for Common Stock of the Company. No prediction can be made as to the effect, if any, that market sales of Common Stock or the availability of Common Stock for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock of the Company, or the perception that such sales could occur, in the public market after the lapse of the restrictions described below could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future at a time and price it deems appropriate.

         Upon completion of the Offering, the Company will have outstanding 18,000,000 shares of Common Stock. Of these shares, 3,000,000 shares of Common Stock, representing all of the shares sold in the Offering, will be freely tradeable without restriction or limitation under the Securities Act, except for shares, if any, purchased by an "affiliate" of the Company (as defined in the rules and regulations of the Commission under the Securities Act) which shares will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 15,000,000 outstanding shares are "restricted" shares within the meaning of Rule 144 (the "Restricted Shares"). The Restricted Shares outstanding on the date hereof were issued and exchanged by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and may be sold only if they are registered under the Securities Act or unless an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act, is available.

         In general, under Rule 144, as currently in effect, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned Restricted Shares for at least a one-year period (as computed under Rule 144) is entitled to sell within any three-month period a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 180,000 shares after giving effect to the Offering) and (ii) the average weekly trading volume in the Company's Common Stock during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an affiliate of the Company at any time during the 90 days immediately preceding a sale, and who has beneficially owned Restricted Shares for at least a two-year period (as computed under Rule 144), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above.

         The Company, the Principal Stockholders and the Company's officers and directors have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares of Common Stock or securities convertible into Common Stock, whether or not owned, or dispose of any interest therein under Rule 144 or otherwise for a period of 13 months following the date of this Prospectus, and may not do so for an additional six month period without the prior written consent of the Representative (the "Transfer Restrictions"). However, the issuances of shares of Common Stock, whether directly or upon the exercise or conversion of exchangeable or convertible securities (including options granted under the Plan), and the transfers of shares of Common Stock by the Principal Stockholders to effectuate estate planning, are exempted from the Transfer Restrictions to the extent that the recipients of shares of Common Stock in any such transactions agree to be bound by the Transfer Restrictions. Notwithstanding the foregoing, the Transfer Restrictions do not apply to the issuance of the Company's securities in connection with mergers or acquisitions, the sale of Common Stock in connection with the exercise of the Over-allotment Option or shares of Common Stock, or securities convertible or exchangeable for shares of Common Stock, which are publically offered by the Company. The Company intends to register approximately 2,500,000 shares of Common Stock reserved for issuance pursuant to the Plan and has issued the Representative's Warrants which entitles the holders to purchase up to 300,000 shares of Common Stock. The Representative's Warrants are issuable for a period of four years commencing one year from the date of this Prospectus. The sale or issuance, or the potential for sale or issuance, of Common Stock during or after such 13-month or 19-month periods could have an adverse impact on the market price of the Common Stock offered hereby. See "Underwriting".

                                  UNDERWRITING

         The Underwriters named below (the "Underwriters"), for whom Royce Investment Group, Inc. is acting as representative (in such capacity, the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), to purchase from the Company , and the Company has agreed to sell to the Underwriters on a firm commitment basis, the number of shares of Common Stock set forth opposit their names:


                                                              Number of Shares
Underwriters                                                  of Common Stock
Royce Investment Group, Inc.
Total........................................................    3,000,000


         The Underwriters are committed to purchase all the shares of Common Stock offered hereby, if any of such Shares are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein.

         The Company has been advised by the Representative that the Underwriters propose initially to offer the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less concessions not in excess of $ per share of Common Stock. Such dealers may reallow a concession not in excess of $ per share of Common Stock to certain other dealers. After the commencement of the Offering, the public offering price, concession and reallowance may be changed by the Representative. The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent of the Common Stock offered hereby.

         The Company and the Principal Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof. The Company has also agreed to pay to the Representative a non-accountable expense allowance and a consulting fee equal to 3% and 1%, respectively, of the gross proceeds derived from the sale of the Common Stock offered hereby, of which $50,000 has been paid to date. The Principal Stockholders will pay the non-accountable expense allowance and consulting fee with respect to shares sold by them if the Over-allotment Option is exercised. The Company will pay all other expenses relating to the Offering and the Over-allotment Option, if exercised.

         The Principal Stockholders have granted to the Underwriters the Over-allotment Option, exercisable during the 45-day period from the date of this Prospectus, to purchase up to an additional 450,000 shares of Common Stock at the initial public offering price per share offered hereby, less underwriting discounts and commissions set forth on the cover page of this Prospectus. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Common Stock offered hereby. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional shares of Common Stock proportionate to its initial commitment. The Company will not receive any of the proceeds from such sale of shares of Common Stock by the Principal Stockholders.

         In connection with this Offering, the Company has agreed to issue Representative's Warrants to purchase up to 300,000 shares of Common Stock at an exercise price equal to 120% of the initial public offering price. The Representative's Warrants are exercisable for a period of four years, commencing one year from the date of this Prospectus.

         The Company, the Principal Stockholders and the Company's officers and directors have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares of Common Stock or securities convertible into Common Stock, whether or not owned, or dispose of any interest therein under Rule 144 or otherwise for a period of 13 months following the date of this Prospectus, and may not do so for an additional six month period without the prior written consent of the Representative (the "Transfer Restrictions"). However, the issuances of shares of Common Stock, whether directly or upon the exercise or conversion of exchangeable or convertible securities (including options granted under the Plan), and the transfers of shares of Common Stock by the Principal Stockholders to effectuate estate planning, are exempted from the Transfer Restrictions to the extent that the recipients of shares of Common Stock in any such transactions agree to be bound by the Transfer Restrictions. Notwithstanding the foregoing, the Transfer Restrictions do not apply to the issuance of the Company's securities in connection with mergers or acquisitions, the sale of Common Stock in connection with the exercise of the Over-allotment Option or shares of Common Stock, or securities convertible or exchangeable for shares of Common Stock, which are publically offered by the Company. An appropriate legend shall be marked on the face of certificates representing all such securities.

         In connection with this Offering, the Company has agreed to sell to the Representative, at a price of $.0001 per warrant, the Representative's Warrants to purchase from the Company up to 300,000 shares of Common Stock. The Representative's Warrants are initially exercisable at a price of $12.00 per share (120% of the initial public offering price per share of Common Stock) for a period of four years, commencing one year after the date of this Prospectus and are restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the date of this Prospectus, except to officers of the Representative. The Representative's Warrants provide for adjustment in the number of securities issuable upon the exercise thereof as a result of certain subdivisions and combinations of the Common Stock. The Representative's Warrants contain anti-dilution provisions providing for the adjustment of the exercise price and the number of shares of Common Stock issuable upon exercise of the Representative's Warrants upon the occurrence of certain events. The Representative's Warrants grant to the holders thereof certain rights of registration under the Securities Act with respect to the Representative's Warrants and the securities issuable upon exercise thereof.

         Prior to this Offering, there has been no public market for the Common Stock. Consequently, the public offering prices of the Common Stock was determined based upon negotiations between the Company and the Representative and does not necessarily bear any relationship to the Company's asset value, net worth, or other established criteria of value. The factors considered in determining the price include, but were not limited to, the history of, and the prospects for, the Company and the industry in which it competes, its past and present operations, its past and present earnings and the trend of such earnings, the present state of the Company's development, the general condition of the securities markets at the time of this Offering and the recent market prices of publicly traded common stocks of comparable companies. There can be no assurance that the Common Stock can be resold at its offering price, if at all. Purchasers of the Common Stock will be exposed to a substantial risk of a decline in the market prices of the Common Stock after the Offering, if a market develops.

         The Underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Common Stock, including (i) syndicate covering transactions, which consist of the placing of any bid or the effecting of any purchase on behalf of the Underwriters to reduce a short position created in connection with the Offering; (ii) penalty bids, which permit the Representative to reclaim from an Underwriter or selling group member a selling concession accruing to such Underwriter or selling group member in connection with the Offering when securities originally sold by such Underwriter are purchased in syndicate covering transactions; and (iii) short sales, by which the Underwriters sell securities which they do not own at the time that the sale transaction becomes a binding obligation.

         The foregoing is a summary of the principal terms of the Underwriting Agreement described above. Reference is made to a copy of such agreement which is filed as an exhibit to the Registration Statement of which this Prospectus is a part for a more complete description thereof. See "Available Information."

                                  LEGAL MATTERS

         The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by the law firm of Reid & Priest LLP, New York, New York, as counsel to the Company in connection with this Offering. Certain legal matters relating to the sale of the Common Stock will be passed upon for the Underwriters by Greenberg Traurig Hoffman Lipoff Rosen & Quentel New York, New York.

                                     EXPERTS

         The consolidated financial statements of the Company as of January 31, 1996 and 1997 and for each of the three years in the period ended January 31, 1997, included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington D.C., a Registration Statement under the Securities Act with respect to the Securities offered hereby. This prospectus, filed as a part of the Registration Statement, does not contain certain information set forth in or annexed as exhibits to the Registration Statement. For further information regarding the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof, which may be inspected at the office of the Commission without charge or copies of which may be obtained therefrom upon request to the Commission and payment of the prescribed fee. With respect to each contract, agreement or other document referred to in this Prospectus and filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, will file reports and other information with the Commission. Reports, proxy statements and other information filed by the Company, including the Registration Statement and the exhibits filed as a part thereof, can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549, at the following regional offices: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy statements and other information filed electronically by the Company, including the Registration Statement.

                  GRAND COURT LIFESTYLES, INC. and SUBSIDIARIES
                                   ----------



                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                   ----------

Independent Auditors' Report                                                 F-2

Consolidated Balance Sheets as of January 31, 1996 and 1997 and (unaudited)
October 31, 1997                                                             F-3

Consolidated Statements of Operations for the Years Ended January 31, 1995,
1996 and 1997, (unaudited) the Three Months Ended October 31, 1996 and
1997 and (unaudited) the Nine Months Ended October 31, 1996 and 1997         F-4


Consolidated Statements of Changes in Stockholders' Equity for the Years
Ended January 31, 1995, 1996 and 1997 and (unaudited) the Nine Months
Ended October 31, 1997                                                       F-5

Consolidated Statements of Cash Flows for the Years Ended January 31, 1995,
1996 and 1997 and (unaudited) the Nine Months ended October 31, 1996
and 1997.                                                                    F-6

Notes to Consolidated Financial Statements                                   F-7

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Grand Court Lifestyles, Inc.
Boca Raton, Florida

We have audited the accompanying consolidated balance sheets of Grand Court Lifestyles, Inc. and subsidiaries as of January 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended January 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grand Court Lifestyles, Inc. and subsidiaries as of January 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1997 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
New York, New York
April 28, 1997

GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands, except per share data)
--------------------------------------------------------------------------------


                                                                              January 31,                October 31
                                                                    ------------------------------      ------------
                                                                                                        (unaudited)
                                                                       1996                 1997            1997
                                                                     --------            ---------        ---------
Assets
Cash and cash equivalents........................                    $ 17,961             $ 14,111         $ 9,679
Notes and receivables - net......................                     223,736              221,931         238,128
Investments in partnerships......................                       2,607                3,056           3,700
Other assets - net...............................                      15,251               22,095          39,674
                                                                     --------             --------        --------
Total assets.....................................                    $259,555             $261,193        $291,181
                                                                     ========             ========        ========


Liabilities and Stockholders' Equity
Loans and accrued interest payable...............                    $140,094             $142,628        $157,140
Construction loan payable........................                          --                2,750          16,755
Notes and commissions payable....................                       1,684                1,716           4,012
Other liabilities................................                       4,018                4,393           6,685
Deferred income..................................                      79,442               78,171          76,528
                                                                     --------             --------        --------
Total liabilities................................                     225,238              229,658         261,120
                                                                     --------             --------        --------
Commitments and contingencies
Stockholders' equity
Preferred Stock, $.001 par value - authorized,
15,000,000 shares; none issued and
outstanding ....................................                           --                   --             --
Common Stock, $.01 par value - authorized,
40,000,000 shares; issued and outstanding,
15,000,000 shares................................                         150                  150            150

Paid-in capital                                                        34,167               53,853         53,853
Accumulated deficit                                                        --              (22,468)       (23,942)
                                                                     --------             --------        --------
TOTAL STOCKHOLDERS' EQUITY.......................                      34,317               31,535         30,061
                                                                     --------             --------        --------
Total liabilities and stockholders' equity.......                    $259,555             $261,193       $291,181
                                                                     ========             ========       ========



See Notes to Consolidated Financial Statements.

GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except per share data)
--------------------------------------------------------------------------------

                                                                                    Three months ended      Nine months ended
                                                        Years ended                    October 31,             October 31,
                                                        January 31,                    (unaudited)             (unaudited)
                                          -------------------------------------   ---------------------  ----------------------
                                                 1995          1996         1997        1996        1997        1996        1997
                                                ------        ------       ------      ------      ------     ------       ------
Revenues:
  Sales.............................           $22,532       $31,973      $36,021      $6,897     $10,483     $21,524     $31,401
  Syndication fee income............             5,587         8,603        7,690       1,494       1,886       4,976       6,529
  Deferred income earned............             4,399         9,971        5,037         236       3,785         708       4,246
  Interest income...................             9,503        12,689       13,773       3,157       2,467      11,043       8,081
 Property management fees from
  related parties...................             4,351         4,057        2,093         755       2,073       1,604       3,250
  Equity in earnings from
    partnerships....................               276           356          423         136         125         250         357
  Other income......................                --         1,013           --          --         468          --         751
                                               -------        ------     --------     -------     -------    --------     -------
                                                46,648        68,662       65,037      12,675      21,287      40,105      54,615
                                               -------        ------     --------     -------     -------    --------     -------
Cost and Expenses:
  Cost of sales.....................            21,743        27,688       34,019       8,688      10,879      19,468      25,947
  Selling...........................             6,002         7,664        7,176       1,114       1,803       4,603       6,186
  Interest..........................            13,610        15,808       16,394       4,215       5,203      12,017      13,991
  General and administrative........             6,450         7,871        7,796       1,998       2,352       5,687       6,415
  Loss on impairment of
    notes and receivables...........                --            --       18,442       1,589          --      18,442          --
  Officers' compensation............             1,200         1,200        1,200         300         300         900         900
  Depreciation and                                                                                                           ---
    amortization....................             2,290         2,620        3,331         809       1,054       2,539       2,650
                                               -------        ------     --------     -------     -------    --------     -------
                                                51,295        62,851       88,358      18,713      21,591      63,656      56,089
                                               -------        ------     --------     -------     -------    --------     -------
Income (loss) before
  provision (benefit) for
  income taxes......................            (4,647)        5,811      (23,321)     (6,038)       (304)    (23,551)     (1,474)
Provision (benefit) for
  income taxes......................                 --           --           --          --          --          --          --
                                               -------        ------     --------     -------     -------    --------     -------
Net income (loss)...................            (4,647)        5,811      (23,321)     (6,038)       (304)    (23,551)     (1,474)
Pro forma income tax
  provision (benefit)...............            (1,859)        2,324           --          --          --          --          --
                                               -------        ------     --------     -------     -------    --------     -------
Pro forma net income (loss).........           $(2,788)       $3,487     $(23,321)    $(6,038)    $  (304)   $(23,551)    $(1,474)
                                               =======        ======     ========     =======     =======    ========     =======

Pro forma earnings (loss)
  per common share..................           $ (0.19)       $ 0.23     $  (1.55)    $ (0.40)    $ (0.02)   $  (1.57)    $( 0.10)
                                               =======        ======     ========     =======     =======    ========     =======
Pro forma weighted average                      15,000        15,000       15,000      15,000      15,000      15,000      15,000
  common shares used................           =======        ======     ========     =======     =======    ========     =======

See Notes to Consolidated Financial Statements.

GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED JANUARY 31, 1995, 1996 AND 1997 AND (UNAUDITED) NINE MONTHS ENDED OCTOBER 31, 1997
(In Thousands)
--------------------------------------------------------------------------------


Stockholders' equity, February 1, 1994....................      $36,739
  Net loss ...............................................       (4,647)
  Dividends...............................................       (1,886)
                                                                -------
Stockholders' equity, January 31, 1995....................       30,206
  Net income..............................................        5,811
  Dividends...............................................       (1,700)
                                                                -------
Stockholders' equity, January 31, 1996....................       34,317
  Net loss ...............................................      (23,321)
  Capital Contribution ...................................       21,333
  Dividends ..............................................         (794)
                                                                -------
Stockholders' equity, January 31, 1997 ...................       31,535
  Net loss (unaudited)....................................       (1,474)
                                                                -------
Stockholders' equity, October 31, 1997 (unaudited)........      $30,061
                                                                =======


See Notes to Consolidated Financial Statements.

GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
-------------------------------------------------------------------------------


                                                                                                         Nine Months ended
                                                                                                            October 31,
                                                             Years ended January 31,                        (unaudited)
                                                            -----------------------------------         --------------------
                                                              1995          1996         1997            1996             1997
                                                              ----          ----         ----            ----             ----
Cash flows provided (used) from operating activities:
  Net income (loss)............................             $(4,647)      $ 5,811      $(23,321)       $(23,551)        $(1,474)
                                                            -------       -------      --------        --------         -------
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization..............               2,290         2,620         3,331           2,539           2,650
    Loss on impairment of notes and
    receivables................................                  --            --        18,442          18,442              --
    Deferred income earned.....................              (4,399)       (9,971)       (5,037)           (708)         (4,246)
  Adjustment for changes in assets and liabilities:
   Notes and receivables ......................                 174        (2,560)        1,530             118            (234)
    (Increase) decrease in notes and
     receivables...............................               7,223        (1,162)        3,166           2,132         (15,963)
    Increase (decrease) in commissions
     payable...................................                (501)         (244)          211             574             427
    Increase (decrease) in other liabilities...                (506)        2,018           375             346           2,292
    Increase (decrease) in deferred income.....               1,513         4,458         3,766             (70)          2,603
                                                            -------       -------      --------        --------         -------
                                                              5,794        (4,841)       25,784          23,373         (12,471)
                                                            -------       -------      --------        --------         -------
      Net cash provided (used) by operating
        activities.............................               1,147           970         2,463            (178)        (13,945)
                                                            -------       -------      --------        --------         -------
Cash flows from investing activities:
  Increase in investments......................                (591)         (567)         (449)            (36)           (644)
  Increase in Construction in Progress                           --            --        (6,742)         (5,653)        (13,121)
      Net cash used by investing
       activities..............................                (591)         (567)       (7,191)         (5,689)        (13,765)
                                                            -------       -------      --------        --------         -------
Cash flows from financing activities:
  Payments on loans payable....................             (31,311)      (39,326)      (55,340)        (39,450)        (21,778)
  Increase in loans ...........................              44,014        52,065        57,874          38,204          36,290
  Increase in construction loan payable........                  --            --         2,750              --          14,005
  Increase in other assets.....................              (7,180)       (2,790)       (3,433)         (1,070)         (7,108)
  Payments of notes payable....................              (2,578)       (1,641)         (179)           (124)           (131)
  Proceeds from notes payable                                    --            --            --              --           2,000
  Dividends....................................              (1,886)       (1,700)         (794)           (794)             --
                                                            -------       -------      --------        --------         -------
      Net cash provided (used) in financing
       activities..............................               1,059         6,608           878          (3,234)         23,278
                                                            -------       -------      --------        --------         -------

GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES


Increase (decrease) in cash and cash
equivalents....................................               1,615         7,011        (3,850)         (9,101)         (4,432)
Cash and cash equivalents, beginning of period.               9,335        10,950        17,961          17,961          14,111
                                                            -------       -------       -------         -------         -------
Cash and cash equivalents, end of period.......             $10,950       $17,961       $14,111         $ 8,860         $ 9,679
                                                            =======       =======       =======         =======         =======
Supplemental information:
  Interest paid................................             $12,914       $16,922       $16,739         $11,587          $9,015
                                                            =======       =======       =======         =======         =======
  Non cash capital contribution................                  --            --       $21,333         $21,333              --
                                                            =======       =======       =======         =======         =======

See Notes to Consolidated Financial Statements.

GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 1995, 1996, and 1997
(In Thousands)
--------------------------------------------------------------------------------

(Information as of and for the nine months ended October 31, 1997 is unaudited)


1.       ORGANIZATION AND BASIS OF PRESENTATION

         Grand Court Lifestyles, Inc. (the "Company") was formed pursuant to the merger of various Sub-chapter S corporations which were wholly-owned by certain principal stockholders of the Company (the "Principal Stockholders") and the transfer of certain assets by and assumption of certain liabilities of (i) a partnership that was wholly-owned by the Principal Stockholders and (ii) the Principal Stockholders individually. In exchange for the transfer of such stock, assets and liabilities, the Principal Stockholders received shares of the Company's common stock. These transactions are collectively called the "reorganization". All of the assets and liabilities were transferred at historical cost. The reorganization was effective as of April 1, 1996 and accordingly, accumulated deficit represents results of operations subsequent to that date. Prior to the reorganization, the various Sub-chapter S corporations and the partnership, which were wholly-owned by the Principal Stockholders, were historically reported on a combined basis.

         The Company (i) filed a Restated Certificate of Incorporation on March 13, 1997 that provides for, among other things, the authorization of 40,000,000 shares of Common Stock and 15,000,000 shares of Preferred Stock, (ii) on March 13, 1997 effected an approximate 1,626.19-for-1 stock split of the issued and outstanding Common Stock (all shares have been restated for prior periods) and (iii) adopted a Stock Option Plan reserving for issuance up to 2,500,000 shares of Common Stock pursuant to stock options and other stock awards. No stock options have been granted to date.

         Line of Business - The Company, a fully integrated provider of adult living accommodations and services, acquires, finances, develops and manages adult living communities. The Company's revenues have been and are expected to continue to be primarily derived from sales of partnership interests in partnerships it organizes to finance the acquisition of existing adult living communities. As a result of the Company's financing activities, limited partnerships ("Investing Partnerships") are formed whereby the Company retains a 1% to 1.5% general partnership interest. Investing Partnerships generally own a 98.5% to 99% interest in partnerships that own adult living communities ("Owning Partnerships"). The Company also arranges for the mortgage financing of the adult living communities and is involved in the development and management of adult living communities. Another source of income is interest income on notes receivable.

         Unaudited Interim Financial Statements - The results of operations for an interim period have been prepared on the same basis as the year end financial statements and, in the opinion of management contain all adjustments, consisting of only normally recurring adjustments, necessary for a fair presentation of the results for the full year. The results of operations for an interim period may not give a true indication of results for the full year.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Cash and Cash Equivalents - The Company considers cash and cash equivalents to include cash on hand, demand deposits and highly liquid investments with maturities of three months or less.

         Revenue Recognition - Revenue from sales of interests in partnerships, is recognized under the full accrual method of accounting when the profit on the transaction is determinable, that is, the collectibility of the sales price is reasonably assured and the earnings process is virtually complete. The profit recognized has been reduced by the estimated maximum reasonably possible exposure to loss. Revenue from sales of interests in partnerships includes any syndication fees earned by the Company. The Company determines the collectibility of the sales price by evidence supporting the buyers' substantial initial and continuing investment in the adult living communities as well as other factors such as age, location and cash flow of the underlying property.

         The Company has deferred income on sales to Investing Partnerships of interests in Owning Partnerships. The Company has arranged for the private placement of limited partnership interests in Investing Partnerships. Offerings of interests in Investing Partnerships which were formed to acquire controlling interests in Owning Partnerships which own adult living properties ("Adult Living Owning Partnerships") provide that the limited partners will receive guaranteed distributions during each of the first five years of their investment equal to between 11% to 12% of their then paid-in capital contributions. Pursuant to management contracts with the Adult Living Owning Partnerships, for such five-year period, the Company is required to pay to the Adult Living Owning Partnerships, amounts sufficient to fund (i) any operating cash deficiencies and (ii) any part of such guaranteed return not paid from cash flow from the related property (which the Adult Living Owning Partnerships distribute to the Investing Partnerships for distribution to limited partners) (collectively, "Management Contract Obligations"). The amount of deferred income for each property is calculated in a multi-step process. First, based on the property's cash flow in the previous fiscal year, the probable cash flow for the property for the current fiscal year is determined and that amount is initially assumed to be constant for each remaining year of the Management Contract Obligations period (the "Initial Cash Flow"). The Initial Cash Flow is then compared to the Management Contract Obligations for the property for each remaining year of the five-year period. If the Initial Cash Flow exceeds the Management Contract Obligations for any fiscal year, the excess Initial Cash Flow is added to the assumed Initial Cash Flow for the following fiscal year and this adjusted Initial Cash Flow is then compared to the Management Contract Obligations for said following fiscal year. If the Initial Cash Flow is less than the Management Contract Obligations for any fiscal year, a deferred income liability is created in an amount equal to such shortfall and no adjustment is made to the Initial Cash Flow for the following year. Such deferred income liability represents the estimated maximum reasonably possible exposure to loss as discussed above. As this process is performed for each property on a quarterly basis, changes in a property's actual cash flow will result in changes to the assumed Initial Cash Flow utilized in this process and will result in increases or decreases to the deferred income liability for an individual property. Any deferred income liability created in the year the interest in the Owning Partnership is sold reduces revenues relating to the sale. The payment of the Management Contract Obligations, however, will generally not result in the recognition of expense unless the property's actual cash flow for the year is less than the expected Initial Cash Flow for that year, as adjusted, and as a result thereof, the amount paid by the Company in respect of the Management Contract Obligations is greater than the amount assumed in establishing the deferred income liability. Such expense amounted to $229,000, $282,000, $2.5 million and $4.6 million for the years ended January 31, 1995, 1996, 1997 and the nine months ended October 31, 1997, respectively, and such expense is included as a component of cost of sales. If, however, the property's actual cash flow is greater than the Initial Cash Flow for the year, as adjusted, the Company's earnings will be enhanced by the recognition of deferred income earned and, to the extent cash flow exceeds Management Contract Obligations, incentive management fees. The Company recognized such incentive management fees in the amount of $3.9 million, $3.3 million, $1.2 million and $2.6 million for the years ended January 31, 1995, 1996 and 1997 and the nine months ended October 31, 1997, respectively.

         The Company accounted for the sales of interests in Owning Partnerships which own multi-family properties ("Multi-Family Owning Partnerships") under the installment method. Under the installment method the gross profit is determined at the time of sale. The revenue recorded in any given year would equal the cash collections multiplied by the gross profit percentage. At the time of sale, the Company deferred all future income to be recognized on these transactions until cash is received. Losses on these projects were recognized immediately upon sale.

         Allowance on Notes Receivable - In the event that the facts and circumstances indicate that the collectibility of a note may be impaired, an evaluation of recoverability is performed. If an evaluation is performed, the Company compares the recorded value of the note and other partnership receivables, if any, to the value of the underlying property less any encumbrances to determine if an allowance is required for impairment. A significant portion of the interest income on multi-family notes is recognized as cash is collected.

         Accounting Estimates - The preparation of financial statements in accordance with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

         Principles of Consolidation - The consolidated financial statements include those of the Company and its subsidiaries. The effects of all significant intercompany transactions have been eliminated.

         Deferred Loan Costs - Costs incurred in connection with obtaining long-term financing have been deferred and are amortized over the term of the financing.

         Construction in Progress - Costs incurred in connection with the construction and development of adult living communities the Company intends to build are capitalized. Such costs include the capitalization of interest during the construction period. If a project is discontinued or capitalized costs are deemed not recoverable, the applicable capitalized project costs are expensed.

         Investments - The Company accounts for its interests in adult living limited partnerships under the equity method of accounting. The Company uses this method because as the general partner it can exercise significant influence over the operating and financial policies of such partnerships. Under this method the Company records its share of income and loss of the entity as well as any distributions or contributions as an increase or decrease to the investment account. The carrying amount of the investments in limited partnerships differs from the Company's underlying equity interest based upon its stated ownership percentages. Such differences are attributable to the disproportionate amount of money and notes invested in the entities by the Company for its equity interest as compared to the other investors. This difference is being amortized over the estimated life of the underlying partnership.

         Property Management Fees - Property management fees earned for services provided to related parties are recognized as revenue when related services have been performed.

         Pro Forma Income Taxes - Income tax provisions at a combined Federal and state tax rate of 40% have been provided on a pro forma basis. The various Sub-chapter S corporations which were either merged into or acquired by the Company and the partnership which transferred assets to the Company were not required to pay taxes because any taxes were the responsibility of the Principal Stockholders who were the sole shareholders and partners of those entities.

         Earnings per Share - The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" in February 1997. This pronouncement establishes standards for computing and presenting earnings per share and is effective for the Company's Fiscal 1997 year-end financial statements. The Company's management has determined that this standard will not have a significant impact on the Company's computation or presentation of net income per common share.

         New Accounting Pronouncements - The Financial Accounting Standards Board has recently issued several new accounting pronouncements. Statement No. 129, "Disclosure of Information about Capital Structure" establishes standards for disclosing information about an entity's capital structure, and is effective for financial statements for periods ending after December 15, 1997. Statement No. 130, "Reporting Comprehensive Income" establishes standards for reporting and display of comprehensive income and its components, and is effective for fiscal years beginning after December 15, 1997. Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers, and is effective for financial statements for periods beginning after December 15, 1997. The Company believes that its future adoption of these standards will not have a material effect on the Company's financial position or results of operations.

         Reclassification - Certain amounts in prior years have been reclassified to conform with current period presentation.

3.       FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company is unable to determine the fair value of its notes and receivables as such instruments do not have a ready market. Other financial instruments are believed to be stated at approximately their fair value.

4.       NOTES AND RECEIVABLES

         Notes and other receivables are from related parties and consist of the following:

                                                                                 January 31,             October 31,
                                                                   ---------------------------------   ---------------
                                                                        1996                1997             1997
                                                                   ---------------    --------------   ---------------
         Notes receivable-- multi-family (a)(f)..................    $174,025           $174,164           $173,911
         Notes and accrued interest receivable
          -- adult living (b)....................................       3,228              3,906             14,735
         Other partnership receivables (c)(f)....................      52,295             53,154             56,029
         Mortgages (d)...........................................       7,188                 --                 --

         Accrued interest receivable.............................          --                816              3,562
                                                                     --------           --------           --------
                                                                      236,736            232,040            248,237

         Less allowance for uncollectible receivables (e)........      13,000             10,109             10,109
                                                                     --------           --------           --------
                                                                     $223,736           $221,931           $238,128
                                                                     ========           ========           ========

         At January 31, 1996 and 1997 and at October 31, 1997 the carrying value of impaired notes receivable, net of related deferred income, were approximately $48,900, $34,742 and $35,116, respectively. Interest income on impaired notes is recognized on the cash basis. Such income recognized was $2,272, $1,926 and $743 for the years ended January 31, 1996 and 1997 and for the nine months ended October 31, 1997, respectively.

    (a) The Company has notes receivable from the Investing Partnerships which were formed to acquire controlling interests in Owning Partnerships which own multi-family properties. The notes have maturity dates ranging from ten to fifteen years from the date of the acquisition of the respective partnership interests. At October 31, 1997, 51 of the 169 notes (approximate face value $29,600) have reached their final maturity dates and these final maturity dates have been extended by the Company. The underlying property relating to one extended Multi-Family Note was refinanced in Fiscal 1996 and such refinancing generated an approximate $800 payment to the Company under such Multi-Family Note. In addition, the Company anticipates that two more multi-family properties relating to two other extended Multi-Family Notes will be refinanced in the remaining portion of Fiscal 1997. There can be no assurance that such refinancings will actually close. It is the Company's intention to collect the principal and interest payments on the aforementioned notes from the cash flows distributed by the related multi-family properties and the proceeds in the event of a sale or refinancing. The Company expects to extend maturities of other multi-family notes. Interest income on all of the Multi-Family Notes amounted to $6,764, $6,949, and $4,827 for the years ended January 31, 1996 and 1997, and the nine months ended October 31, 1997, respectively.

    (b) The Company has notes receivable from the Investing Partnerships which were formed to acquire controlling interests in Owning Partnerships which own adult living communities. Such notes generally have interest rates ranging from 11% to 13.875% and are due in installments over five years from the date of acquisition of the respective partnership interests. The notes represent senior indebtedness of the related Investing Partnerships, and are collateralized by the respective interests in the Owning Partnerships. Principal and interest payments on each note are also collateralized by the investor notes payable to the Investing Partnerships to which the investors are admitted. Limited Partners are allowed to prepay their capital contributions. These prepayments of capital contributions do not result in the prepayment of the related purchase notes held by the Company. Instead, such amounts are loaned to the Company at a rate of between 11% and 12% by the Investing Partnerships. As a result of such loans and the crediting provisions of the related purchase agreements, the Company records the notes receivable corresponding to the purchase notes net of such loans. Therefore, these prepayments act to reduce the recorded value of the Company's notes receivable.

         (c) Other partnership receivables substantially represent reimbursable expenses and advances made to the multi-family partnerships. These amounts do not bear interest and have no specific repayment date. It is the Company's intention to collect these notes from the excess cash flows distributed by the related multi-family properties and the proceeds in the event of a sale or refinancing.

         (d) The mortgages bore interest at rates ranging from 8% to 9%. The mortgages were generally collateralized by a mortgage lien on the related adult living communities. As of January 31, 1997 all mortgage receivables were paid in full.

         (e)   Allowance of Uncollectible Receivables:


                                                 Balance at          Charged to Costs       Deductions to         Balance at End of
                                            Beginning of Period        and Expenses           Allowance                 Period
                                            -------------------        ------------           ---------                 ------
Year Ended January 31, 1996
Allowance for notes receivable                     $13,000                  ___                   ___                   $13,000
Year Ended January 31, 1997
Allowance for notes receivable                     $13,000                18,442                21,333                  $10,109
Nine Months Ended October 31, 1997
Allowance for notes receivable                     $10,109                  ___                   ___                   $10,109

               The multi-family notes receivable relating to the nine Owning Partnerships that filed petitions under Chapter 11 of the U.S. Bankruptcy Code (the "Chapter 11 Petitions") and the one Owning Partnership which lost its property pursuant to an uncontested foreclosure sale of its property (said ten Owning Partnerships are, collectively, the "Protected Partnerships") were first deemed impaired when the mortgages on their respective properties went into default, which defaults occurred between August 1989 and June 1994. Once in default, the holders of these mortgages assigned them to the United States Department of Housing and Urban Development ("HUD"). The Protected Partnerships then attempted to negotiate, and in some cases obtained, workout agreements with HUD. Although it could temporarily lower or suspend debt service payments during the term of a workout agreement, HUD, unlike a conventional lender, did not have the legal authority to restructure the defaulted mortgages it holds by permanently lowering interest rates or reducing the principal amount of such mortgages. HUD then sold the mortgages (subject to those workout agreements which were in place) at auctions in September 1995 and June 1996. Since the new mortgage holders did not have HUD's legal constraints as to the restructuring of mortgages they hold, the Protected Partnerships began negotiations with the new holders to restructure their mortgages or purchase them at a discount. The Protected Partnerships could not reach an agreement with the new mortgage holders and the new mortgage holders began to threaten and institute foreclosure proceedings. The Principal Stockholders and one of their affiliates transferred the partnership interests they owned personally in various partnerships that own multi-family properties (the "Assigned Interests") to the Investing

               Partnerships that owned interests in the Protected Partnerships in July 1996. Seven of the Protected Partnerships filed Chapter 11 Petitions in August 1996, two of the Protected Partnerships filed Chapter 11 Petitions in February 1997, and one of the Protected Partnerships did not file a Chapter 11 Petition and allowed the holder of the mortgage to foreclose on its property due to the unlikelihood of confirming a plan of reorganization. The Company established appropriate reserves during these time periods to reflect the varying extent of impairment of these Multi-Family Notes in view of the state of facts at such time. In that the Principal Stockholders transferred the Assigned Interests in July 1996, the Company recorded a $21.3 million capital contribution in Fiscal 1996. The bankruptcy petitions and risk of loss faced by the Protected Partnerships resulted in the Company recording a non-cash loss of $18.4 million in the year ending January 31, 1997 (representing the recorded value of the notes receivable relating to the Protected Partnerships, net of deferred income and net of any previously established reserves) due to the deemed full impairment of these notes receivable. Seven of the multi-family bankruptcy proceedings resulted in the respective Protected Partnerships losing their properties through foreclosure or voluntary conveyances of their properties. Pursuant to an agreement between two of the Protected Partnerships and their mortgage holders, the Company anticipates that the remaining two bankruptcy proceedings will result in the respective Protected Partnerships paying off their mortgages at a discount with the proceeds of new mortgage financings, resulting in these properties having current, fully performing mortgages. These two Protected Partnerships have obtained commitments for such new mortgage financings and anticipate closing said financings in January, 1998. The two Investing Partnerships related to these Protected Partnerships have agreed to transfer the respective Assigned Interests back to the Principal Stockholders and their affiliate if the applicable Protected Partnership emerges from its bankruptcy proceeding with possession of its real property improvements which it owned at the time of its Chapter 11 Petition.
         The Company neither owns nor manages these properties, nor is it the general partner of these Owning Partnerships, but, rather, holds the related Multi-Family Notes as receivables. The Company, therefore, has no liability in connection with these mortgage defaults or bankruptcy proceedings. As a result of the transfers by the Principal
         Stockholders and their affiliate of the Assigned Interests and the additional security provided thereby, the Company believes that the outcome of the bankruptcy proceedings will not affect its ability to collect on these Multi-Family Notes.

    (f) The Multi-Family properties were typically built or acquired with the assistance of programs administered by HUD that provide mortgage insurance, favorable financing terms and/or rental assistance payments to the owners. As a condition to the receipt of assistance under these and other HUD programs, the properties must comply with various HUD requirements including limiting rents on these properties to amounts approved by HUD. Various proposals are pending before Congress proposing reorganization of HUD and a restructuring of certain of its housing assistance programs. It is too early in the legislative process to predict which, if any, changes might be implemented. Further, there can be no assurance that changes in federal subsidies will not be more restrictive than those currently proposed or that other changes in policy will not occur. Any such changes could have an adverse effect on the Company's ability to collect its receivables from the partnerships owning multi-family properties.


5.       OTHER ASSETS

         Other assets are comprised as follows:


                                                                 January 31,                  October 31,
                                                           ----------------------------      -------------
                                                                1996            1997             1997
                                                           -------------    -------------    -------------
Deferred loan costs (a)...................................     $ 7,994          $ 7,452          $ 8,311
Investment in cooperative apartment building (b)..........       1,854            1,782            1,782
Unsold subscription units (c).............................         595            1,176            1,530
Deferred registration costs (d)...........................         833            2,357            3,301
Construction in progress (e)..............................          --            6,742           19,863
Other assets..............................................       3,975            2,586            4,887
                                                               -------          -------          -------
                                                               $15,251          $22,095          $39,674
                                                               =======          =======          =======

(a) Financing costs of $3,578, $2,588 and $3,330 were deferred during the years ended January 31, 1996 and 1997 and the nine months ended October 31, 1997, respectively. These costs are being amortized over the term of the related debt using the straight-line method over periods ranging from one to ten years.

(b) The Company owns shares in a cooperative apartment building and owns interests in a second mortgage collateralized by such cooperative apartment building.

(c) The Company has deferred $595, $1,176 and $1,530 of remaining costs associated with the financing of the acquisition of adult living communities by arranging for the sale of partnership interests, which were substantially sold at January 31, 1996 and 1997 and October 31, 1997, respectively. Upon completion of these transactions such costs will be charged to cost of sales.

(d) The Company has capitalized costs relating to the initial public offering. Upon the closing of the public offering, these costs will be charged against additional paid-in capital. However, in the event the public offering does not close these costs will be charged against operations.

(e) The Company has capitalized costs which include interest associated with its construction and development of properties it intends to build. If a project is discontinued, all capitalized project costs are expensed. Such interest capitalized for year ended January 31, 1997 and the nine months ended October 31, 1997 was $1.2 million and $1.6 million, respectively.

6.       LOANS AND ACCRUED INTEREST PAYABLE

         Loans payable consists of the following:

                                                              January 31,                    October 31,
                                                    ------------------------------        ----------------
                                                    1996                    1997              1997
                                                    ----                    ----              ----
Banks (including mortgages) (a) (b) (c).....      $ 41,361                $ 32,044            $ 40,123
Other, principally debentures (d)...........
                                                    98,733                 110,584             117,017
                                                  --------                --------            --------
                                                  $140,094                $142,628            $157,140
                                                  ========                ========            ========



(a) The bank loans bear interest per annum at the banks' prime rate plus 1% to 3%. The bank loans generally have terms of at least one year, but in the event a particular bank elects not to renew or extend the credit, the entire unpaid balance is converted to a term loan which is payable in four to five years. Generally the bank loans are collateralized by the Company's entitlement to the assigned limited partner investor notes which serve as collateral for the respective purchase notes. The prime interest rate at January 31, 1996 and 1997 and October 31, 1997 was 8.5%, 8.25% and 8.5%,
     respectively.

(b) In addition to the aforementioned bank loans, the Company had three additional loans from banks. Each of the loans were collateralized by an assignment of the first mortgage loans payable to the Company. Two of the loans bore interest at rates varying from 8% to 9% per annum and were scheduled to mature on various dates through 1996. In March 1996, the partnerships that own these properties refinanced two of these mortgages, which eliminated them as obligations of the Company. The third loan bore interest at the rate of 9.5% per annum and was scheduled to mature on March 31, 1997. The remaining loan has been paid in full as of January 31, 1997.

(c) The Company's debt obligations contain various covenants and default provisions, including provisions relating to, in the case of certain of such obligations, certain Investing Partnerships, Owning Partnerships or affiliates of the Company. Certain obligations contain provisions requiring the Company to maintain a net worth of, in the most restrictive case, $30,000,000, except that, under the Capstone agreements the Company will be required to maintain a net worth in an amount no less than 75% of the net worth of the Company immediately after the closing of the public offering. Certain obligations of the Company contain covenants requiring the Company to maintain a debt for borrowed money to consolidated net worth ratio of, in the most restrictive case, no more than 6 to 1.

(d) Debentures are collateralized by various purchase notes and investor notes related to multi-family property financing. All loans mature in 1997 through 2004 and bear interest rates of 11% to 15% per annum.

Future annual maturities, excluding interest, over the next five years and thereafter, are as follows:

Year Ending
January 31
----------
1998.............................................     $21,372
1999.............................................      33,602
2000.............................................      20,872
2001.............................................      21,110
2002.............................................      25,612
Thereafter.......................................      19,221
                                                     --------
                                                     $141,789
Accrued interest.................................         839
                                                     --------
                                                     $142,628
                                                     ========

7.       CONSTRUCTION LOAN PAYABLE

         During the nine month period ended October 31, 1997, pursuant to the Company's development program, first mortgage loans were obtained to finance approximately 80% of the costs of developing three new adult living communities. The interest rate on two of the loans equals the 30 day LIBOR plus 2 3/4% per annum. The third loan bears interest at the rate of the prime rate plus 1.5% per annum. These loans mature between November, 1999 and June, 2000. As of October 31, 1997, total funding under such first mortgage loans amounted to $7,505.

         Pursuant to the Company's development program, two limited partnerships have issued limited partnership interests for aggregate capital contributions of $9,250, the net proceeds of which have been used to make second mortgage loans to the Company to fund approximately 20% of the costs of developing three new adult living communities. Such second mortgage loans bear interest at the rate of 13.125% per annum. These second mortgage loans mature between November 2001 and March 2002.

8.       OTHER LIABILITIES

         Other liabilities include unearned income of $963, $1,888 and $3,196 was recorded for the amount of unsubscribed partnership interests in adult living communities financed during the year ended January 31, 1996 and 1997 and October 31, 1997, respectively. Upon full subscription these amounts will be recognized as income.

9.       DEFERRED INCOME

         Deferred income is comprised of:

                                                                     January 31,                  October 31,
                                                          ------------------------------        ----------------
                                                              1996                  1997              1997
                                                            --------              --------         --------
         Multi-family.................................      $ 68,447              $ 67,453         $ 66,763
         Adult living(a)..............................        10,995                10,718            9,765
                                                            --------              --------         --------
                                                            $ 79,442              $ 78,171         $ 76,528
                                                            ========              ========         ========


          a. The aggregate amount of Management Contract Obligations relating solely to guaranteed return obligations for the remaining portion of fiscal 1997 and for each of the fiscal years 1998 through 2002 based on existing management contracts is $3.9 million, $15.4 million, $17.4 million, $16.4 million, $11.2 million and $2.4 million, respectively. Such amounts of Management Contract Obligations are calculated based upon paid-in capital contributions of limited partners as of October 31, 1997 with respect to fiscal 1997 and remaining scheduled capital contributions with respect to fiscal years 1998 through 2002. Actual amounts of Management Contract Obligations in respect of such contracts will vary based upon the timing and amount of such capital contributions. Furthermore, such amounts of Management Contract Obligations are calculated without regard to the cash flow the related properties will generate, which will reduce such obligations.

10.      INCOME TAXES

         The Company became a taxable entity as of April 1, 1996, therefore the prior years tax provisions (benefit) is presented on a pro forma basis at an effective tax rate of approximately 40%. The Company has increased the valuation allowance from $3,214 to $4,540, because it was more likely than not that such deferred tax assets in excess of deferred tax liabilities would be realizable in future years. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income taxes purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:


                                                            January 31,
                                                  ------------------------------

Deferred tax assets:                                  1996                1997
                                                    ------              ------

  Notes and receivables..........................  $ 8,920             $ 8,904
  Accrued expenses and other liabilities.........    1,257                  89
  Investment in partnerships.....................       89               1,337
  Net operating loss carryforward................       --               1,339
                                                    ------              ------
  Total gross deferred tax assets................   10,266              11,669
                                                    ======              ======

  Less valuation allowance.......................  3,214                 4,540
                                                   -----                ------
Deferred tax assets net of valuation allowance...  7,052                 7,129
                                                   -----                ------
Deferred tax liabilities:
  Deferred income................................  4,560                 4,272
  Other assets...................................  2,492                 2,857
                                                   -----                ------
Total gross deferred tax liabilities.............  7,052                 7,129
                                                   -----                ------
Net deferred tax assets (liabilities)............  $  --                $   --
                                                   =====                ======


The net operating loss carry forward as of January 31, 1997 was $8,777. Such loss carryforward expires January 31, 2012.


11.      COMMITMENTS AND CONTINGENCIES

         The Company rents office space under a lease expiring February 1998. Annual base rent under such lease is approximately $197. The Company entered into a ten year lease for additional office space, commencing September 1, 1991. The annual base rent is approximately $150 and will increase 5% each year for ten years.

         The litigation of February 16, 1995 in which the Company was a defendant, due to the alleged actions of a sales representative of a broker/dealer unaffiliated with the Company, has been settled for an immaterial amount. The plaintiffs in such suit had not alleged that the Company, or its officers, directors or employees engaged in any improper practices or made any misrepresentations.

         On November 14, 1997, an investor in a limited partnership (the "First Partnership") which was formed to invest in a second partnership which was formed to develop and own an adult living community (the "Second Partnership"), filed a lawsuit, Palmer v. Country Estates Associates Limited Partnership, et.al., in the United States District Court, District of New Jersey. The Company has never managed the property owned by the Second Partnership and is not a general partner in the Second Partnership or the First Partnership. A predecessor of the Company was a general partner of the Second Partnership. The Company has never been a general partner of the First Partnership. The defendants in the suits are the First Partnership, the general partners of the First Partnership, the Second Partnership, two affiliates of the Company, and the Company (collectively the "Defendants"). The Plaintiff is alleging a breach of the First Partnership's partnership agreement, negligent misrepresentation, fraud, negligence, breach of guarantee and mail fraud. The plaintiff is seeking (i) the return of his original investment ($100,000), (ii) market interest on such investment for the period 1987-1997 and (iii) unspecified damages. The Company believes the lawsuit is without merit and intends to vigorously contest the case. It is anticipated that the outcome of the lawsuit will not have a material effect on the Financial Statements.

         The Company is involved in other legal proceedings which have arisen in the ordinary course of business. The Company intends to vigorously defend itself in these matters and does not believe that the outcome of these matters will have a material effect on its financial statements.

         Pursuant to the Company's development program, the Company has entered into a development agreement with Capstone for 100% of the development cost of four adult living communities. The maximum amount Capstone will fund per such agreement is approximately $37,764 of which $20,208 has been funded as of October 31, 1997. The interest rate during the construction period is 1% above the prime rate.

12.      RELATED PARTY TRANSACTIONS

         The Company has transactions with related parties that are unconsolidated affiliates of the Company. The Company provides management, accounting and bookkeeping services to such affiliates. The Company receives a monthly fee in return for such management services rendered on behalf of its affiliates for each of their adult living communities.

         In addition, the Company has amounts due from unconsolidated affiliates of $248, $262 and $1.2 million as of January 31, 1996 and 1997, and October 31, 1997, respectively.

         The Chairman of the Board and President of the Company and entities controlled by them serve as general partners of partnerships directly and indirectly owning multi-family properties and on account of such general partner status have personal liability for recourse partnership obligations and own small equity ownership interests in the partnerships. The Company held notes receivable, aggregating $107.1 million net of deferred income, at October 31, 1997 that were collateralized by the equity interests in such partnerships. These individuals have provided personal guarantees in certain circumstances to obtain mortgage financing for certain adult living properties operated by the Company and for certain of the Company's Investor Note Debt, and the obligations thereunder may continue. In addition, such officers and certain employees will devote a portion of their time to overseeing the third-party managers of multi-family properties and one adult living community in which the Company has financial interests in that it holds the related Multi-Family Notes, but in which such officers have equity interests and the Company does not. These activities, ownership interests and general partner interests create actual or potential conflicts of interest on the part of these officers.

         The Company is the managing general partner for 35 of the 36 Owning Partnerships which own the 36 adult living communities, one nursing home and one residential apartment complex which the Company operates. The Company also is the general partner for 30 of the 40 adult living Investing Partnerships that own equity interests in these 36 Owning Partnerships. In addition, the Company was the managing agent for all of the 36 adult living communities, one nursing home and one residential apartment complex in the Company's portfolio. The Company has financed the acquisition of adult living communities and other properties through the sales of limited partnership interests in the Investing Partnerships. By serving in all of these capacities, the Company may have conflicts of interest in that it has both a duty to act in the best interests of partners of various partnerships, including the limited partners of the Investing Partnerships, and the desire to maximize earnings for the Company's stockholders in the operation of such adult living communities, nursing home and residential apartment complex.

         During Fiscal 1996 and the nine months ended October 31, 1997, the Company paid to Francine Rodin, the wife of Bernard M. Rodin, the Company's Chief Operating Officer, President and a Director, $154 and $79, respectively, as fees for introducing to the Company broker/dealers that have assisted the Company in its Syndications of partnership interests and in placing other securities offered by the Company. Mrs. Rodin will receive a fee with respect to any future sales through such broker/dealers of such Syndicated partnership interests and other securities offered by the Company, excluding shares of Common Stock offered hereby. During Fiscal 1996, Mrs. Rodin received consulting fees of $49 in connection with coordinating the Company's marketing efforts and travel arrangementss. Mrs. Rodin has been an employee of the Company for the nine months ended October 31, 1997 and performs similar services.

==============================================================

      Until      , 1997 (25 days after the
 commencement of this offering), all dealers effecting
transactions in the registered securities, whether or not
participating in this distribution, may be required to
deliver a Prospectus.  This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or
subscriptions.
                  ------------------------



                      TABLE OF CONTENTS



PROSPECTUS SUMMARY....................................................  1
RISK FACTORS.......................................................... 10
USE OF PROCEEDS....................................................... 24
DIVIDEND POLICY....................................................... 25
CAPITALIZATION........................................................ 27
DILUTION.............................................................. 28
SELECTED CONSOLIDATED FINANCIAL DATA.................................. 29
MANAGEMENT'S DISCUSSION AND ANALYSIS
      OF FINANCIAL CONDITION AND
      RESULTS OF OPERATIONS........................................... 30
BUSINESS.............................................................. 46
MANAGEMENT............................................................ 60
CERTAIN TRANSACTIONS.................................................. 64
PRINCIPAL AND SELLING STOCKHOLDERS.................................... 66
DESCRIPTION OF CAPITAL STOCK.......................................... 67
SHARES ELIGIBLE FOR FUTURE SALE....................................... 69
UNDERWRITING.......................................................... 70
LEGAL MATTERS......................................................... 72
EXPERTS............................................................... 72
AVAILABLE INFORMATION................................................. 72
INDEX TO CONSOLIDATED FINANCIAL
      STATEMENTS..................................................... F-1

                            ------------------------



      No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or any of the Principal Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus, or any sale made pursuant to this Prospectus, create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.
================================================================================

================================================================================

                                  GRAND COURT
                                LIFESTYLES, INC.






                               3,000,000 Shares of
                                  Common Stock










                                   ----------
                                   PROSPECTUS
                                   ----------





                                ROYCE INVESTMENT
                                  GROUP, INC.




                                             , 1997






================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Offering

           The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the Common Stock being registered. All expenses will be borne by the Company, except that the Principal Stockholders will pay a non-accountable expense allowance equal to 3%, and a consulting fee equal to 1%, of the proceeds from their sale of shares pursuant to the Over-allotment Option, if exercised.


                                                                     Amount
                                                                     ------
Securities and Exchange Commission
  registration fee...................................             $   33,405
American Stock Exchange listing fee..................                 50,000
Accounting fees and expenses.........................              1,650,000*
Legal fees and expenses..............................              1,500,000*
Printing and engraving expenses......................                100,000*
Non-accountable expense allowance....................                900,000
Consulting fee.......................................                300,000
Blue Sky fees and expenses...........................                 21,000*
Transfer agent and registrar fees
   and expenses......................................                  3,000*
Miscellaneous........................................                 12,595*
                                                               -------------
      Total..........................................          $4,570,000.00
                                                               =============
------------------------------

* estimated

Item 14.  Indemnification of Directors and Officers

         Article IX of the Company's Restated Certificate of Incorporation will provide that:

                  "The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative, or by or in the right of the Corporation to procure judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, in accordance with and to the full extent permitted by statute. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this section. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under this Restated Certificate of Incorporation or any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

         Article X of the Company's By-Laws provide that:

                  "Any person made or threatened to be made a party to or involved in any action, suit or proceeding, whether civil or criminal, administrative or investigative (hereinafter, "proceeding") by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, loss and liability (including, without limitation, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees), actually and necessarily incurred or suffered by him in connection with the defense of or as a result of such proceeding, or in connection with any appeal therein. The Corporation shall have the power to purchase and maintain insurance for the indemnification of such directors, officers and employees to the full extent permitted under the laws of the State of Delaware from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights of indemnification to which such director, officer or employee may be entitled.

                  The right to indemnification conferred in this By-Law shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which services were or are rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this By-Law or otherwise."

         Statutory

                  Generally, Section 145 of the General Corporation Law of the State of Delaware authorizes Delaware corporations, under certain circumstances, to indemnify their officers and directors against all expenses and liabilities (including attorneys' fees) incurred by them as a result of any suit brought against them in their capacity as a director or an officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may also be indemnified against expenses incurred in connection with a suit by or in the right of the corporation if such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.


Item 15. Recent Sales of Unregistered Securities

                           Since January 31, 1994, the Company issued Debentures
in four series, bonds in two series and notes in four series, with interest rates ranging from 11% to 13.125%, and maturity dates from 1997 to 2004 in an aggregate principal amount of $63,118,502. Each series was issued in reliance on exemptions from the registration requirements under the Securities Act of 1933, as amended (the "1933 Act") under Sections 3(b) and 4(2) of such act and Regulation D promulgated thereunder to accredited investors and up to 35 non-accredited investors. In connection with such issuances, the Company paid commissions to qualified broker dealers.

                  In connection with offerings of limited partnership interests in limited partnerships organized to invest in adult living communities and for which the Company has acted as general partner, the terms of the partnership offerings provide that limited partners will receive distributions during each of the first five years equal to between 11% and 12% of their paid-in capital. Pursuant to the management contracts with the partnerships which own such communities, the Company is required to pay such Owning Partnerships, and the Owning Partnerships distribute to the Investing Partnerships for distribution to limited partners, amounts sufficient to fund any part of such return not paid from cash flow from the related property. Since January 31, 1994, there were 22 such limited partnership offerings for an aggregate of $213,075,000. Each such offering was issued in reliance on exemptions from the registration requirements under the 1933 Act under Sections 3(b) and 4(2) of such act and Regulation D promulgated thereunder to accredited investors and up to 35 non-accredited investors. In connection with such issuances, the Company paid commissions to qualified brokers and dealers.

                  Two limited partnerships for which the Company is general partner have issued limited partnership interests for, in the aggregate, $9,250,000, the net proceeds of which have been used to make second mortgage loans to the Company to fund approximately 20% of the costs of developing three new adult living communities. Each such offering was issued in reliance on exemptions from the registration requirements under the 1933 Act under Sections 3(b) and 4(2) of such act and Regulation D promulgated thereunder to accredited investors and up to 35 non-accredited investors. In connection with such issuances, the Company paid commissions to qualified brokers and dealers.

                  In connection with the reorganization of the Company's businesses, the Company issued 15,000,000 shares of Common Stock to Messrs. Luciani and Rodin in exchange for assets having an aggregate value of $33,273,000. This offering was issued in reliance on exemptions from the registration requirements under the 1933 Act under Section 4(2) of such act.

                  In connection with the Offering contemplated by this Registration Statement, as additional compensation to the Representative, the Company intends to issue warrants to the Representative to purchase from the Company up to 300,000 shares of Common Stock at a price equal to 120% of the per share price to the public of the Common Stock, exercisable over a period of four years commencing one year after the effective date of this Registration Statement. These warrants will be issued in reliance on exemptions from the registration requirements under the 1933 Act under Section 4(2) of such act.

Item 16.          Exhibits and Financial Statement Schedules

                  (a)      Exhibits

     **1.1     -- Form of Underwriting Agreement.
     **1.2     -- Form of Warrant Agreement
     **1.3     -- Form of Agreement Among Underwriters
     **1.4     -- Form of Selected Dealer Agreement
      *2.1     -- Consolidation Agreement dated as of April 1, 1996 among John
                  Luciani, Bernard M. Rodin, J&B Management Company and the Company.
      *2.1(a)  -- First Amendment dated as of April 1, 1996 to Consolidation
                  Agreement dated as of April 1, 1996 among John Luciani, Bernard M. Rodin, J&B Management Company and the Company.
      *2.1(b)  -- Second Amendment dated as of April 1, 1996 to Consolidation
                  Agreement dated as of April 1, 1996 among John Luciani, Bernard M. Rodin, J&B Management Company and the Company.
      *2.1(c)  -- Third Amendment dated as of April 1, 1996 to Consolidation
                  Agreement dated as of April 1, 1996 among John Luciani, Bernard M. Rodin, J&B Management Company and the Company.
      *2.1(d)  -- Fourth Amendment dated as of April 1, 1996 to Consolidation
                  Agreement dated as of April 1, 1996 among John Luciani, Bernard M. Rodin, J&B Management Company and the Company.
      *2.1(e)  -- Fifth Amendment dated as of April 1, 1996 to Consolidation
                  Agreement dated as of April 1, 1996 among John Luciani, Bernard M. Rodin, J&B Management Company and the Company.
      *2.1(f)  -- Sixth Amendment dated as of April 1, 1996 to Consolidation
                  Agreement dated as of April 1, 1996 among John Luciani, Bernard M. Rodin, J&B Management Company and the Company.
      *2.2(a)  -- Merger Agreement dated as of April 1, 1996 between Leisure
                  Centers, Inc. and the Company.
      *2.2(b)  -- Merger Agreement dated as of April 1, 1996 between Leisure
                  Centers Development, Inc. and the Company.
      *2.2(c)  -- Merger Agreement dated as of April 1, 1996 between J&B
                  Management Corp. and the Company.
      *2.2(d)  -- Merger Agreement dated as of April 1, 1996 between Wilmart
                  Development Corp. and the Company.
      *2.2(e)  -- Merger Agreement dated as of April 1, 1996 between Sulgrave
                  Realty Corporation and the Company.
      *2.2(f)  -- Merger Agreement dated as of April 1, 1996 between Riv
                  Development Inc. and the Company.
       3.1     -- Restated Certificate of Incorporation of the Company.
      *3.2     -- By-Laws of the Company.
     **5  (a)  -- Opinion of Reid & Priest LLP.
     *10.1     -- 1996 Stock Option and Performance Award Plan.
     *10.2(a)  -- Loan Agreements dated as of November 25, 1996, by and between
                  Leisure Centers LLC-1 and Bank United relating to financing of the Corpus Christi, Texas property.

     *10.2(b)  -- Guaranty Agreement, dated as of November 25, 1996, between the
                  Company and Bank United relating to financing of the Corpus Christi, Texas property.
     *10.2(c)  -- Loan Agreement, dated as of January 29, 1997, by and between
                  Leisure Centers LLC-1 and Bank United relating to financing of the Temple, Texas property.
     *10.2(d)  -- Guaranty Agreement, dated as of January 29, 1997, between the
                  Company and Bank United relating to the financing of the Temple, Texas property.
     *10.3     -- Master Development Agreement dated September 18, 1996 between
                  Capstone Capital Corp. and the Company.
     *10.4(a)  -- Form of 12% Debenture due June 16, 2000 - Series 1.
     *10.4(b)  -- Form of 12% Debenture due April 15, 1999 - Series 2.
     *10.4(c) -- Form of 11% Debenture due December 31, 1996 - Series 3. *10.4(d) -- Form of 11.5% Debenture due April 15, 2000 - Series 4. *10.4(e) -- Form of 12% Debenture due January 15, 2003 - Series 5. *10.4(f) -- Form of 12% Debenture due April 15, 2003 - Series 6.
     *10.4(g) -- Form of 11% Debenture due January 15, 2002 - Series 7. *10.4(h) -- Form of 11% Debenture due January 15, 2002 - Series 8. *10.4(i) -- Form of 12% Debenture due September 15, 2001 - Series 9. *10.4(j) -- Form of 12% Debenture due January 15, 2004 - Series 10.
      10.4(k)  -- Form of 12% Debenture due June 30, 2004 - Series 11.
     *10.5(a)  -- Bank Agreement dated August 14, 1990 between The Bank of New
                  York and the Company with respect to 12% Debentures, Series 1. *10.5(b) -- First Amendment dated as of August 21, 1992 to Bank Agreement dated August 14, 1990 between The Bank of New York and the Company with respect to 12% Debentures, Series 1.
     *10.5(c)  -- Bank Agreement dated October 11, 1991 between The Bank of New
                  York and the Company with respect to 12% Debentures, Series 2. *10.5(d) -- Bank Agreement dated October 17, 1991 between The Bank of New
                  York and the Company with respect to 11% Debentures, Series 3. *10.5(e) -- Bank Agreement dated April 1, 1992 between The Bank of New
                  York and the Company with respect to 11.5% Debentures,
                  Series 4.
     *10.5(f)  -- Bank Agreement dated October 30, 1992 between The Bank of New
                  York and the Company with respect to 12% Debentures, Series 5. *10.5(g) -- Bank Agreement dated May 24, 1993 between The Bank of New York and the Company with respect to 12% Debentures, Series 6. *10.5(h) -- Bank Agreement dated October 27, 1993 between The Bank of New
                  York and the Company with respect to 11% Debentures, Series 7. *10.5(i) -- First Amendment dated November 29, 1993 to Bank Agreement dated October 27, 1993 between The Bank of New York and the Company with respect to 11% Debentures,Series 7.
     *10.5(j)  -- Bank Agreement dated November 29, 1993 between The Bank of New
                  York and the Company with respect to 11% Debentures, Series 8. *10.5(k) -- Bank Agreement dated September 12, 1994 between The Bank of
                  New York and the Company with respect to 12% Debentures, Series 9.
     *10.5(l)  -- Bank Agreement dated July 12, 1995 between The Bank of New
                  York and the Company with respect to 12% Debentures,
                  Series 10.
      10.5(m)  -- Bank Agreement dated July 25, 1997 between the Bank of New
                  York and the Company with respect to 12% Debentures,
                  Series 11.
     *10.6(a) -- Form of Short-term Step-up Bond due March 15, 2001 - Series 1. *10.6(b) -- Form of 12.375% Bond due April 15, 2003 - Series 2.
     *10.7(a)  -- Bank Agreement between The Bank of New York and the Company with respect to Short-term Step-up Bonds - Series 1.
     *10.7(b)  -- Bank Agreement between The Bank of New York and the Company with respect to 12.375% Bonds - Series 2.
     *10.8     -- Revolving Credit Agreement dated as of May 7, 1985 between
                  Sterling National Bank & Trust Company and the Company.

     *10.9     -- Assumption Agreement dated as of September 10, 1996 among
                  Sterling National Bank & Trust, the Company, Bernard M. Rodin and John Luciani.
     *10.9(a)  -- First Amendment to Assumption Agreement dated as of September
                  10, 1996 among Sterling National Bank & Trust, the Company, Bernard M. Rodin and John Luciani.
      10.9(b)  -- Second Amendment to Assumption Agreement among Sterling
                  National Bank, formerly known as Sterling National Bank & Trust Company, the Company, Bernard M. Rodin and John Luciani
     *10.10(a) -- Form of 13.125% Retirement Financing Notes - III, due October
                  31, 2001.
     *10.10(b) -- Form of 13.125% Retirement Financing Notes - IV, due March 31,
                  2002.
      10.10(c) -- Form of 13.125% Retirement Financing Notes - V, due June 30,
                  2003.
      10.10(d) -- Form of 13.125% Retirement Financing Notes - VI, due April 15,
                  2001.
     *10.11(a) -- Bank Agreement dated as of September 6, 1996 between the Bank of New York and the Company with respect to 13.125% Retirement Financing Notes - III.
     *10.11(b) -- Bank Agreement dated as of October 22, 1996 between the Bank of New York and the Company with respect to 13.125% Retirement Financing Notes - IV.
      10.11(c) -- Bank Agreement dated as of May 14, 1997 between the Bank of
                  New York and the Company with respect to 13.125% Retirement Financing Notes - V.
      10.11(d) -- Bank Agreement dated as of November 6, 1997 between the Bank of New York and the Company with respect to 13.125% Retirmeent Financing Notes - VI.
       21      -- List of Subsidiaries of the Company.
     **23.1    -- Consent of Reid & Priest LLP (included in Exhibit 5(a) and 8 hereto).
       23.2    -- Consent of Deloitte & Touche LLP
       24      -- Power of Attorney is contained on the signature page of this
                  Registration Statement.
       27.1    -- Financial Data Schedule for the periods ended October 31,
                  1997.
---------------
*       Previously filed in Registration Statement No. 333-05955.
**      To be filed by amendment.
                                      II-5

Item 17.  Undertakings

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the estimated maximum offering may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) The undersigned registrant hereby undertakes to provide to the Representative, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Representative to permit prompt delivery to each purchaser.

                  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment and this registration statement each to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Fort Lee, the State of New Jersey, on , 1997.

                  GRAND COURT LIFESTYLES, Inc.


                  By:   /s/  Catherine V. Merlino
                        -----------------------------------------
                        Catherine V. Merlino
                        Chief Financial Officer and Vice President

                  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Catherine V. Merlino and Paul Jawin, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this post-effective amendment and this Registration Statement, as the case may be, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virture hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment and this registration statement each has been signed by the following persons in the capacities and on the dates indicated:


              Signature                                      Title                                   Date
-------------------------------------            -----------------------------            --------------------------


/s/         John Luciani
------------------------------------             Chairman of the Board                         December 24, 1997
            John Luciani                         of Directors and
                                                 Chief Executive Officer
                                                 (Principal Executive
                                                 Officer)
/s/       Bernard M. Rodin
------------------------------------             President and Chief Oper-                     December 24, 1997
          Bernard M. Rodin                       ating Officer and Director
                                                 (Principal Executive Offi
                                                 cer)
/s/     John W. Luciani, III
------------------------------------             Executive Vice President                      December 24, 1997
        John W. Luciani, III                     and Director


/s/     Catherine V. Merlino
------------------------------------             Chief Financial Officer and                   December 24, 1997
        Catherine V. Merlino                     Vice President (Principal
                                                 Financial Officer and Prin
                                                 cipal Accounting Officer)
/s/       Walter Feldesman
------------------------------------             Director                                      December 24, 1997
          Walter Feldesman


/s/       Leslie E. Goodman
------------------------------------             Director                                      December 24, 1997
          Leslie E. Goodman


                        EXHIBIT INDEX

     **1.1     -- Form of Underwriting Agreement.
     **1.2     -- Form of Warrant Agreement
     **1.3     -- Form of Agreement Among Underwriters
     **1.4     -- Form of Selected Dealer Agreement
      *2.1     -- Consolidation Agreement dated as of April 1, 1996 among John
                  Luciani, Bernard M. Rodin, J&B Management Company and the Company.
      *2.1(a)  -- First Amendment dated as of April 1, 1996 to Consolidation
                  Agreement dated as of April 1, 1996 among John Luciani, Bernard M. Rodin, J&B Management Company and the Company.
      *2.1(b)  -- Second Amendment dated as of April 1, 1996 to Consolidation
                  Agreement dated as of April 1, 1996 among John Luciani, Bernard M. Rodin, J&B Management Company and the Company.
      *2.1(c)  -- Third Amendment dated as of April 1, 1996 to Consolidation
                  Agreement dated as of April 1, 1996 among John Luciani, Bernard M. Rodin, J&B Management Company and the Company.
      *2.1(d)  -- Fourth Amendment dated as of April 1, 1996 to Consolidation
                  Agreement dated as of April 1, 1996 among John Luciani, Bernard M. Rodin, J&B Management Company and the Company.
      *2.1(e)  -- Fifth Amendment dated as of April 1, 1996 to Consolidation
                  Agreement dated as of April 1, 1996 among John Luciani, Bernard M. Rodin, J&B Management Company and the Company.
      *2.1(f)  -- Sixth Amendment dated as of April 1, 1996 to Consolidation
                  Agreement dated as of April 1, 1996 among John Luciani, Bernard M. Rodin, J&B Management Company and the Company.
      *2.2(a)  -- Merger Agreement dated as of April 1, 1996 between Leisure
                  Centers, Inc. and the Company.
      *2.2(b)  -- Merger Agreement dated as of April 1, 1996 between Leisure
                  Centers Development, Inc. and the Company.
      *2.2(c)  -- Merger Agreement dated as of April 1, 1996 between J&B
                  Management Corp. and the Company.
      *2.2(d)  -- Merger Agreement dated as of April 1, 1996 between Wilmart
                  Development Corp. and the Company.
      *2.2(e)  -- Merger Agreement dated as of April 1, 1996 between Sulgrave
                  Realty Corporation and the Company.
      *2.2(f)  -- Merger Agreement dated as of April 1, 1996 between Riv
                  Development Inc. and the Company.
       3.1     -- Restated Certificate of Incorporation of the Company.
      *3.2     -- By-Laws of the Company.
       **5(a)  -- Opinion of Reid & Priest LLP.
     *10.1     -- 1996 Stock Option and Performance Award Plan.
     *10.2(a)  -- Loan Agreements dated as of November 25, 1996, by and between
                  Leisure Centers LLC-1 and Bank United relating to financing of the Corpus Christi, Texas property.

     *10.2(b)  -- Guaranty Agreement, dated as of November 25, 1996, between the
                  Company and Bank United relating to financing of the Corpus Christi, Texas property.
     *10.2(c)  -- Loan Agreement, dated as of January 29, 1997, by and between
                  Leisure Centers LLC-1 and Bank United relating to financing of the Temple, Texas property.
     *10.2(d)  -- Guaranty Agreement, dated as of January 29, 1997, between the
                  Company and Bank United relating to the financing of the Temple, Texas property.
     *10.3     -- Master Development Agreement dated September 18, 1996 between
                  Capstone Capital Corp. and the Company.
     *10.4(a)  -- Form of 12% Debenture due June 16, 2000 - Series 1.
     *10.4(b)  -- Form of 12% Debenture due April 15, 1999 - Series 2.
     *10.4(c) -- Form of 11% Debenture due December 31, 1996 - Series 3. *10.4(d) -- Form of 11.5% Debenture due April 15, 2000 - Series 4. *10.4(e) -- Form of 12% Debenture due January 15, 2003 - Series 5. *10.4(f) -- Form of 12% Debenture due April 15, 2003 - Series 6.
     *10.4(g) -- Form of 11% Debenture due January 15, 2002 - Series 7. *10.4(h) -- Form of 11% Debenture due January 15, 2002 - Series 8. *10.4(i) -- Form of 12% Debenture due September 15, 2001 - Series 9. *10.4(j) -- Form of 12% Debenture due January 15, 2004 - Series 10.
      10.4(k)  -- Form of 12% Debenture due June 30, 2004 - Series 11.
     *10.5(a)  -- Bank Agreement dated August 14, 1990 between The Bank of New
                  York and the Company with respect to 12% Debentures, Series 1. *10.5(b) -- First Amendment dated as of August 21, 1992 to Bank Agreement dated August 14, 1990 between The Bank of New York and the Company with respect to 12% Debentures, Series 1.
     *10.5(c)  -- Bank Agreement dated October 11, 1991 between The Bank of New
                  York and the Company with respect to 12% Debentures, Series 2. *10.5(d) -- Bank Agreement dated October 17, 1991 between The Bank of New
                  York and the Company with respect to 11% Debentures, Series 3. *10.5(e) -- Bank Agreement dated April 1, 1992 between The Bank of New
                  York and the Company with respect to 11.5% Debentures,
                  Series 4.
     *10.5(f)  -- Bank Agreement dated October 30, 1992 between The Bank of New
                  York and the Company with respect to 12% Debentures, Series 5. *10.5(g) -- Bank Agreement dated May 24, 1993 between The Bank of New York and the Company with respect to 12% Debentures, Series 6. *10.5(h) -- Bank Agreement dated October 27, 1993 between The Bank of New
                  York and the Company with respect to 11% Debentures, Series 7. *10.5(i) -- First Amendment dated November 29, 1993 to Bank Agreement dated October 27, 1993 between The Bank of New York and the Company with respect to 11% Debentures,Series 7.
     *10.5(j)  -- Bank Agreement dated November 29, 1993 between The Bank of New
                  York and the Company with respect to 11% Debentures, Series 8. *10.5(k) -- Bank Agreement dated September 12, 1994 between The Bank of
                  New York and the Company with respect to 12% Debentures, Series 9.
     *10.5(l)  -- Bank Agreement dated July 12, 1995 between The Bank of New
                  York and the Company with respect to 12% Debentures,
                  Series 10.
      10.5(m)  -- Bank Agreement dated July 25, 1997 between the Bank of New
                  York and the Company with respect to 12% Debentures,
                  Series 11.
     *10.6(a) -- Form of Short-term Step-up Bond due March 15, 2001 - Series 1. *10.6(b) -- Form of 12.375% Bond due April 15, 2003 - Series 2.
     *10.7(a)  -- Bank Agreement between The Bank of New York and the Company with respect to Short-term Step-up Bonds - Series 1.
     *10.7(b)  -- Bank Agreement between The Bank of New York and the Company with respect to 12.375% Bonds - Series 2.
     *10.8     -- Revolving Credit Agreement dated as of May 7, 1985 between
                  Sterling National Bank & Trust Company and the Company.

     *10.9     -- Assumption Agreement dated as of September 10, 1996 among
                  Sterling National Bank & Trust, the Company, Bernard M. Rodin and John Luciani.
     *10.9(a)  -- First Amendment to Assumption Agreement dated as of September
                  10, 1996 among Sterling National Bank & Trust, the Company, Bernard M. Rodin and John Luciani.
      10.9(b)  -- Second Amendment to Assumption Agreement among Sterling
                  National Bank, formerly known as Sterling National Bank & Trust Company, the Company, Bernard M. Rodin and John Luciani
     *10.10(a) -- Form of 13.125% Retirement Financing Notes - III, due October
                  31, 2001.
     *10.10(b) -- Form of 13.125% Retirement Financing Notes - IV, due March 31,
                  2002.
      10.10(c) -- Form of 13.125% Retirement Financing Notes - V, due June 30,
                  2003.
      10.10(d) -- Form of 13.125% Retirement Financing Notes - VI, due April 15,
                  2001.
     *10.11(a) -- Bank Agreement dated as of September 6, 1996 between the Bank of New York and the Company with respect to 13.125% Retirement Financing Notes - III.
     *10.11(b) -- Bank Agreement dated as of October 22, 1996 between the Bank of New York and the Company with respect to 13.125% Retirement Financing Notes - IV.
      10.11(c) -- Bank Agreement dated as of May 14, 1997 between the Bank of
                  New York and the Company with respect to 13.125% Retirement Financing Notes - V.
      10.11(d) -- Bank Agreement dated as of November 6, 1997 between the Bank of New York and the Company with respect to 13.125% Retirmeent Financing Notes - VI.
       21      -- List of Subsidiaries of the Company.
     **23.1    -- Consent of Reid & Priest LLP (included in Exhibit 5(a) and 8 hereto).
       23.2    -- Consent of Deloitte & Touche LLP
       24      -- Power of Attorney is contained on the signature page of this
                  Registration Statement.
       27.1    -- Financial Data Schedule for the periods ended October 31,
                  1997.
---------------
*       Previously filed in Registration Statment No. 333-05955.
**      To be filed by amendment.